Exhibit 10.1

EXECUTION COPY

$100,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 24, 2017

among

FIVE STAR QUALITY CARE, INC.,

as Borrower,

THE GUARANTORS NAMED HEREIN,

as Guarantors,

THE INITIAL LENDERS, INITIAL ISSUING BANK AND SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Swing Line Bank,

and

CITIBANK, N.A.

as Administrative Agent and as Collateral Agent,

with

RBC CAPITAL MARKETS*

as Syndication Agent,

and

CITIGROUP GLOBAL MARKETS INC. AND RBC CAPITAL MARKETS*

as Joint Lead Arrangers and Joint Book Running Managers

*                                         RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Borrowing Base Assets
Schedule 4.01(f)	-	Material Litigation

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Opinion of Sullivan & Worcester LLP
Exhibit E-2	-	Form of Opinion of Local Counsel for the Loan Parties with respect to Real Estate Matters
Exhibit E-3	-	Form of Corporate Formalities Opinion of Corporate Formalities Counsel
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Borrowing Base Certificate
Exhibit I-1	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	-	Form of Compliance Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 24, 2017 (this “Agreement”) among FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Borrower”), the entities listed on the signature pages hereof as the subsidiary guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j) or 7.05, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), the Swing Line Bank (as hereinafter defined), CITIBANK, N.A., as the initial issuer of Letters of Credit (as hereinafter defined) (the “Initial Issuing Bank”), CITIBANK, N.A. (“Citibank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), and Citibank, as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”; each an “Agent”) for the Secured Parties (as hereinafter defined), with RBC CAPITAL MARKETS* (“RBCCM”), as syndication agent, and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and RBCCM, as joint lead arrangers and joint book running managers (the “Arrangers”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of April 13, 2012 among the Borrower, the guarantors party thereto, the lenders party thereto, the Administrative Agent and the Collateral Agent (as amended or modified to date, the “Existing Agreement”), the lenders party thereto agreed to extend certain commitments to make certain extensions of credit available to the Borrower; and

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the lenders party to the Existing Agreement desire to amend and restate the Existing Agreement to make certain amendments thereto;

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereby agree to amend and restate the Existing Agreement to read in its entirety as herein set forth.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01                                 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABP Stockholders” means ABP Trust, a Maryland statutory trust (“ABP Trust”) and any of ABP Trust’s Affiliates, including The RMR Group LLC, a Maryland limited liability company (“RMR LLC”) and any entity to which RMR LLC provides management services.

“ABP Transaction” has the meaning specified in the definition of Change of Control.

“ABP Trust” has the meaning specified in the definition of ABP Stockholders.

“Acceding Lender” has the meaning specified in Section 2.19(d).

*                                         RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Accession Agreement” has the meaning specified in Section 2.19(d).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted EBITDA” means (a) EBITDA for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, less (b) the Capital Expenditure Reserve for all Assets for such four fiscal quarters.

“Adjusted Net Operating Income” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset less (b) the Capital Expenditure Reserve for such Borrowing Base Asset, less (c) the Management Fee Adjustment for such Borrowing Base Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03 (b) or (c), as the case may be.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A., at its office at 1615 Brett Road OPS III, New Castle, DE 19720, ABA No. 021000089, Account No. 36852248, Account Name:  Agency/Medium Term Finance, Reference:  Five Star Quality Care, Attention:  Global Loans/Agency, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.  For purposes of this Agreement, the Borrower and its Subsidiaries shall not be deemed to be Affiliates of SNH and its Subsidiaries so long as each of the board of directors of the Borrower and the board of trustees of SNH has at least one independent member who does not serve as both a director of the Borrower and a trustee of SNH.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the above-described Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above-described Master Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Kickback Statute” has the meaning specified in Section 4.01(y).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) 2.50% per annum with respect to each Eurodollar Rate Advance and (b) 1.50% per annum with respect to each Base Rate Advance.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser selected by the Administrative Agent in consultation with the Borrower, and otherwise in scope, form and substance satisfactory to the Collateral Agent.  A true and correct copy of each Appraisal delivered to the Administrative Agent shall, promptly after Administrative Agent’s review thereof, be provided by the Administrative Agent to each Lender Party.

“Appraised Value” means, for any Borrowing Base Asset, the “as-is” fair market value of such Borrowing Base Asset (determined free and clear of all liens and encumbrances), as set forth in the Appraisal of such Borrowing Base Asset delivered prior to the Closing Date or the date such Asset is added as a Borrowing Base Asset.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Section 5.03; provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06 (a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Manager” means with respect to any Healthcare Asset (i) an Affiliate of the Borrower, or (ii) a nationally recognized manager of Healthcare Assets (a) with (or controlled by a Person or Persons with) at least ten years of experience in the Healthcare Asset management industry, (b) that is engaged pursuant to a written management agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent and (c) that has entered into a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent confirms that as of the Closing Date the existing managers of the Healthcare Assets shown on Part III of Schedule 4.01 (q) to the Disclosure Letter are satisfactory to the Administrative Agent.  For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Healthcare Assets, Development Assets and Joint Venture Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Healthcare Asset, the Appraised Value of such Asset, (b) in the case of any Development Asset, the gross book value of such Development Asset as determined in accordance with GAAP, (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Healthcare Asset under the definition thereof, the JV Pro Rata Share of the Appraised Value of such Asset and (d) in the case of any other Joint Venture Asset, the JV Pro Rata Share of the gross book value of such Joint Venture Asset as determined in accordance with GAAP.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate, (b) ½ of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum; provided, however, that in no circumstance shall the Base Rate be less than 0% per annum.  Citibank’s base rate is a rate set by Citibank based upon various factors, including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such base rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BBA Proposal Package” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:  (a) a description of such Asset in detail satisfactory to the Administrative Agent, (b) a projected cash flow analysis of such Asset, (c) a statement of operating expenses for such Asset for the immediately preceding 36 consecutive calendar months, (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months, and (e) if such Asset is then the subject of an acquisition transaction, a copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Wells Fargo Bank, N.A, at its office at 420 Montgomery Street, San Francisco, CA 94104, ABA No. 121000248, Account No. 4100135359, Account Name:  Five Star Quality Care Inc., or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders or a Swing Line Borrowing.

“Borrowing Base Assets” means, unless and until such Healthcare Assets have been designated non-Borrowing Base Assets pursuant to Section 5.02(e)(iii), (a) those Healthcare Assets for which the applicable conditions (as may be determined by the Administrative Agent in its sole discretion) in Section 3.01 and, if applicable, Section 5.01(k) have been satisfied and as the Administrative Agent and the Required Lenders, in their sole discretion, shall have elected to treat as Borrowing Base Assets for purposes of this Agreement, and (b) the Healthcare Assets listed on Schedule II hereto, including Pending Borrowing Base Assets; provided, however, that each Pending Borrowing Base Asset shall cease to be a Borrowing Base Asset in the event that the Collateral Deliverables relating to such Pending Borrowing Base Asset is not received by Administrative Agent by May 24, 2017.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit H hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower.

“Borrowing Base Conditions” means, with respect to any Borrowing Base Asset or Proposed Borrowing Base Asset, that such Borrowing Base Asset or Proposed Borrowing Base Asset (a) is a Healthcare Asset located in one of the 48 contiguous states of the United States of America or the District of Columbia; (b) is wholly-owned directly or indirectly by the Borrower either in fee simple absolute or subject to a Qualifying Ground Lease; (c) is fully operating, properly licensed, in compliance with all applicable Healthcare Requirements, and not under significant development or redevelopment; (d) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset; (e) is operated by an Approved Manager or any other property manager approved by the Administrative Agent; (f) is not subject to mezzanine Debt financing; (g) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; and (h) is 100% owned by a single-purpose entity that is a direct or indirect Subsidiary of the Borrower; provided that FVE EC LLC may own the Transfer Healthcare Asset known as New Seasons at Voorhees, located at 501 Laurel Oak Road, Voorhees, NJ 08043, and/or hold the applicable Healthcare License with respect to such Transfer Healthcare Asset for a period of no longer than 180 days following the Closing Date; provided further that any leases to which FVE EC LLC is a party with respect to such Transfer Healthcare Assets shall be terminated on or prior to the last day of such 180 day period; provided still further that neither FVE MW LLC nor FVE EC LLC shall incur any mezzanine or mortgage debt with respect to the Transfer Healthcare Assets and (1) none of the Borrower’s direct or indirect Equity Interests in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge and (2)(x) on or prior to the date such Asset is added to the Collateral, such Subsidiary shall have become a Guarantor hereunder, and (y) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (i) to create Liens on such Asset and on the Equity Interests in such Subsidiary as security for Debt of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset.

“Borrowing Base Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for all Borrowing Base Assets to (b) the annual debt service payments that would have been required to be made for the same consecutive four fiscal quarter period on an assumed Debt in an aggregate principal amount equal to the Facility Exposure applying a 30-year amortization schedule with a coupon equal to the greatest of (x) the one-month Eurodollar Rate plus 2.50% per annum, (y) the rate per annum on 10 year United States Treasury Securities plus 2.50% per annum, or (z) 7.50% per annum.

“Borrowing Base Value” means, with respect to any Borrowing Base Asset, an amount equal to 65% of the Asset Value of such Borrowing Base Asset.

“Building” means a building or structure with at least two walls and a roof or any such building or structure in the course of construction.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditure Reserve” means, with respect to any owned Asset at any date of determination, $350.00 times the total number of units comprising such Asset.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means the interest-bearing account of the Borrower maintained with the Collateral Agent, in each case in the name of the Collateral Agent and under the sole control and dominion of the Collateral Agent and subject to terms of this Agreement.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in U.S. Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any Person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) commercial paper issued by any Person incorporated in the United States rated at least A 1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P 1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such Person, and (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act), directly or indirectly, of Voting Interests of the Borrower or any Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Borrower or such Guarantor; provided, however, that this clause (a) shall not include the acquisition by the ABP Stockholders (or any of them) of up to an aggregate of 50% of the combined voting power of all such Voting Interests (such acquisition being an “ABP Transaction”); or (b) there is a change in the composition of the Borrower’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or (c) any Person or two or more Persons acting in concert (other than as a result of an ABP Transaction) shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Borrower or any Guarantor; or (d) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Civil Monetary Penalty Law” has the meaning specified in Section 4.01(y).

“Closing Date” means February 24, 2017.

“Collateral” means all “Collateral” and all “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties and includes, without limitation, all Borrowing Base Assets.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Deliverables” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i)                                     A certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower, dated the date of the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset, confirming that (A) the Proposed Borrowing Base Asset satisfies all Borrowing Base Conditions, (B) no Default or Event of Default has occurred or is continuing, and the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset shall not cause or result in a Default or Event of Default, (C) the representations and warranties contained in the Loan Documents are true and correct on and as of such date, (D) the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after the addition of such Proposed Borrowing Base Property as a Borrowing Base Asset), together with supporting information demonstrating such compliance; and (E) on the date of the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to include such Proposed Borrowing Base Asset) shall not be less than 1.50:1.00, together with supporting information demonstrating such compliance;

(ii)                                  A Borrowing Base Certificate demonstrating that the Facility Available Amount (calculated on a pro forma basis after giving effect to the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset and to any Advances made at the time thereof) will be greater than or equal to the Facility Exposure;

(iii)                               Each of the items set forth in Sections 3.01(a)(ii), (iii), (xi), (xii), (xiii), (xiv) and (xvii) and, to the extent applicable, 5.01(j)(i), mutatis mutandis, in each case in respect of such Proposed Borrowing Base Asset;

(iv)                              An Appraisal of such Proposed Borrowing Base Asset;

(v)                                 Reports supplementing Schedule II hereto and Schedules 4.01(b), 4.01(q) Part III and 4.01(r) to the Disclosure Letter, including descriptions of such changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower, provided that for purposes of the definition of the term Borrowing Base Assets, the supplement to Schedule II hereto shall become effective only upon (A) delivery of all Collateral Deliverables and approval thereof by the Administrative Agent, and (B) approval of the Proposed Borrowing Base Asset as a Borrowing Base Asset pursuant to the definition of “Borrowing Base Assets”;

(vi)                              Copies of all necessary Healthcare Licenses for such Proposed Borrowing Base Asset;

(vii)                           All Healthcare Deliverables for such Proposed Borrowing Base Asset (provided, however, that this requirement shall not apply to those Borrowing Base Assets listed on Schedule II hereto as of the Closing Date); and

(viii)                        Such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

“Collateral Documents” means the Security Agreement, the Mortgages and any other agreement entered into by a Loan Party that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.19(b).

“Commitment Increase” has the meaning specified in Section 2.19(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Compliance Certificate” means a certificate in substantially the form of Exhibit J hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower.

“Conditional Approval Notice” has the meaning specified in Section 5.01(k).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (valued, in the case of any such Debt as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Debt that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets); provided, however, that in the case of the Borrower and its Subsidiaries, “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Borrower and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Borrower or any of its Subsidiaries during the consecutive four fiscal quarters of the Borrower most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Borrower or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.17(f), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to the Issuing Bank in respect of a Letter of Credit Advance, make a payment to the Swing Line Bank in respect of a Swing Line Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower, the Issuing Bank or the Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, provided that in each case, neither the reallocation of funding obligations provided for in Section 2.17(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent demonstrable error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.17(f)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swing Line Bank and the Lenders.

“Departing Lender” has the meaning specified in Section 2.18.

“Development Assets” means all Real Property acquired for development into Healthcare Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Disclosure Letter” means that certain Disclosure Letter, dated as of the date hereof, executed by the Loan Parties.

“Dollars” and the “$” each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, at any date of determination, the sum of the following items, in each for the four consecutive fiscal quarters of the Borrower most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be:  (a) net income (or loss) for such period determined for the Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (or loss) for such period):  (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense, (iv) extraordinary or non-recurring gains and losses, and (v) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of:  (a) net income (or loss) for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (or loss) for such period):  (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense, (iv) extraordinary or non-recurring gains and losses, and (v) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Borrower or any of its Subsidiaries during such four fiscal quarter period, EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual EBITDA (computed as if such Asset was owned by the Borrower or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Borrower or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the Asset so disposed of during such four fiscal quarter period.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions set forth in Article III shall be satisfied.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; or (iii) any other Person approved by the Administrative Agent, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that in no circumstances shall any Loan Party, any Affiliate of a Loan Party, any natural person or any Defaulting Lender qualify as an Eligible Assignee under this definition absent the prior consent of all Lenders (other than Defaulting Lenders).

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health or safety from exposure to Hazardous Materials or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation relating to pollution or protection of the environment, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of  Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001 (a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Screen Rate determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, or, if for any reason the Screen Rate is not available at such time, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch (or other Citibank branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period; provided, however, that in no circumstance shall the Eurodollar Rate be less than 0% per annum.  For purposes of determining the Base Rate, the one-month Eurodollar Rate shall be calculated as set forth in this paragraph utilizing the Screen Rate for a one-month period determined as of approximately 11:00 A.M. (London time) on the applicable date of determination (or on the previous Business Day if such date of determination is not a Business Day).

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18 or Section 9.01(b)) or (ii) such Lender changes its lending office except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with

Section 2.12(f) and Section 2.12(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Borrowing Base Assets” means those Healthcare Assets identified on Schedule II hereto as “Existing Borrowing Base Assets”.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the Effective Date.

“Existing Issuing Bank” means Citibank.

“Extension Fee” has the meaning specified in Section 2.08(d).

“Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Facility Assigned Rights and Obligations” has the meaning specified in Section 2.20(a).

“Facility Available Amount” means, at any date of determination, the maximum total amount available under the Facility, which shall at all times be the least of (i) the total Revolving Credit Commitments on such date, (ii) the Total Borrowing Base Value, (iii) an amount that would result in a Borrowing Base Debt Service Coverage Ratio equal to 1.50 to 1.00 and (iv) the aggregate amount of title insurance under the then-existing Mortgage Policies with respect to the then-existing Borrowing Base Assets.

“Facility Exposure” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) the amount (not less than zero) equal to the Available Amount under all outstanding Letters of Credit less all amounts then on deposit in the L/C Cash Collateral Account.

“Facility Purchasing Bank” has the meaning specified in Section 2.20(a).

“Facility Selling Bank” has the meaning specified in Section 2.20(a).

“False Claims Act” has the meaning specified in Section 4.01(y).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretation or application thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, an analogous rate determined by the Administrative Agent with reference to another commercially available source or sources designated by the Administrative Agent; provided, however, that in no circumstance shall the Federal Funds Rate be less than 0% per annum.

“Fee Letter” means any separate letter agreement executed and delivered by the Borrower and to which the Administrative Agent is a party, as the same may be amended from time to time.

“FEMA” means the Federal Emergency Management Agency.

“First Extension Date” has the meaning specified in Section 2.16.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest) payable on, all Debt for Borrowed Money plus (ii) principal amounts of all Debt for Borrowed Money payable (excluding maturities) plus (iii) cash dividends payable on any Preferred Interests, in each case, of or by the Borrower and its Subsidiaries for the consecutive four fiscal quarters of the Borrower most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Flood Compliance Event” means the occurrence of any of the following:  (a) a Flood Redesignation with respect to any Borrowing Base Asset, (b) any extension of the Termination Date pursuant to Section 2.16, (c) any Commitment Increase pursuant to Section 2.19, and (d) the addition of any Flood Hazard Property as Collateral pursuant to Section 5.01 (k).

“Flood Hazard Determination” means a “Life-of-Loan” FEMA Standard Flood Hazard Determination obtained by the Administrative Agent.

“Flood Hazard Property” means any Borrowing Base Asset that on the relevant date of determination includes a Building and, as shown on a Flood Hazard Determination, such Building is located in a Special Flood Hazard Area.

“Flood Insurance” means (a) federally-backed flood insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program or (b) to the extent permitted by the Flood Laws, a private flood insurance policy from a financially sound and reputable insurance company that is not an Affiliate of the Borrower.

“Flood Insurance Documents” means (a) evidence as to whether each Borrowing Base Asset is a Flood Hazard Property pursuant to a Flood Hazard Determination, and (b) if such Borrowing Base Asset is a Flood Hazard Property, (i) evidence as to whether the community in which such Borrowing Base Asset is located is participating in the National Flood Insurance Program, (ii) the applicable Guarantor’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Borrowing Base Asset is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) copies of the applicable Guarantor’s application for a Flood Insurance policy plus proof of premium payment, a declaration page confirming that Flood Insurance has been issued, or such other evidence of Flood Insurance, in an amount equal to at least the amount required by the Flood Laws and naming the Collateral Agent as sole loss payee and mortgagee on behalf of the Secured Parties, and otherwise including terms satisfactory to the Collateral Agent.

“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.

“Flood Redesignation” means the designation of any Borrowing Base Asset as a Flood Hazard Property where such property was not a Flood Hazard Property previous to such designation.

“Foreign Lender Party” has the meaning specified in Section 2.12(g)(ii).

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which:  (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any Federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, contractor, intermediary, carrier, court, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Purchasing Organization” or “GPO” means any Subsidiary of the Borrower that provides purchasing for the long-term care industry or other institutional providers.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Healthcare Asset” means any facility (including, without limitation, each skilled nursing facility, assisted living facility, memory care or independent living facility) which provides independent living or any level of geriatric care, nursing care, home care, medical care (including sub-acute care), assisted living, rehabilitative services or assistance with activities of daily living, whether or not licensed as a skilled-nursing facility, intermediate care facility, assisted living facility, personal care facility, outpatient clinic or hospital (including any long term acute care hospital), owned by the Borrower or any of its Subsidiaries.

“Healthcare Deliverables” means copies of the following, in each case provided at such time as to permit the Lenders’ reasonable review with respect to any Borrowing Base Asset or Proposed Borrowing Base Asset, and which content and/or matters disclosed therein are reasonably acceptable to Lenders:  (a) all investigations, surveys, subpoenas, proceedings or audit reports pertaining to Healthcare Licenses, Healthcare Assets and Healthcare Services for the past year and any related correspondence and responses thereto (not including any materials protected by attorney-client privilege or constituting attorney-client work product); and (b) settlement agreements, consent agreements, consent orders, corporate integrity agreements or certification of compliance agreements currently in effect and entered into with any Governmental Authority.

“Healthcare Licenses” means all certificates of need (or similar documents, including but not limited to certificates of completion), certifications, licenses, permits, accreditations, reimbursement approvals, regulatory agreements, participation agreements or other material agreements, state skilled-nursing facility or assisted-living facility licenses, and any other license, permit, agreement, approval or requirement required by a Governmental Authority for the establishment, construction, ownership, operation, use, management of a Healthcare Asset or any part thereof or for the provision of services by each Healthcare Service.

“Healthcare Requirements” means each Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree, procedure, plan, reimbursement requirement, provider manual, or judicial or agency interpretation, policy or guidance pertaining to or concerned with:  (a) the establishment, construction, ownership, operation, use, management or occupancy of a Healthcare Asset or any part thereof as a skilled-nursing facility, assisted-living facility or other facility or provider type; and (b) the provision of services therein.

“Healthcare Service” means any service that may be paid for by Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program, including, without limitation, nursing care, hospice, home health care, speech therapy, occupational therapy, and physical therapy services, and that is furnished by the Borrower or any of its Subsidiaries.

“Healthcare Staffing Company” means any Subsidiary of the Borrower that provides staffing and/or recruitment services for healthcare providers, including, without limitation, placement of nurses and physical, occupational and/or speech therapists.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“HHS” has the meaning specified in Section 4.01(y)(viii).

“HIPAA” means the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, and the regulations promulgated thereunder, and as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Public Law 111-005, and the regulations promulgated thereunder.

“ICC” has the meaning specified in Section 2.03(f).

“ICC Rule” has the meaning specified in Section 2.03(f).

“ICE LIBOR” has the meaning specified in the definition of “Screen Rate”.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means the information memorandum dated January 19, 2017 used by the Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the first to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be seven days, one, two, three or six months (or twelve months if available from all Lenders), as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)                                 the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(b)                                 Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)                                  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)                                 whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” means, for the relevant Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which results from interpolating on a linear basis between:

(a)                                 the applicable Published Screen Rate for the longest period (for which that Published Screen Rate is available) which is less than the relevant Interest Period; and

(b)                                 the applicable Published Screen Rate for the shortest period (for which that Published Screen Rate is available) which exceeds the relevant Interest Period.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of any Person, and (b) the purchase or other acquisition of any Healthcare Asset or other real property.

“ISP” has the meaning specified in Section 2.03(f).

“Issuing Bank” means the Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Venture” means any joint venture or other entity (a) in which the Borrower or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Borrower or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Borrower.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total gross book value of all Equity Interests in such Joint Venture held by the Borrower and any of its Subsidiaries by (b) the total gross book value of all outstanding Equity Interests in such Joint Venture at such time.

“L/C Cash Collateral Account” means an account of the Borrower to be maintained with the Administrative Agent, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).

“Lender Insolvency Event” means that, other than in connection with an Undisclosed Administration, (a) the Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) such Lender or its Parent Company has become the subject of a Bail-In Action.  Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity

Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Party” means any Lender, the Swing Line Bank or any Issuing Bank.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.19 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit Advance that have not yet been reimbursed at such time.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Leverage Ratio” means, at any date of determination, the ratio of (a) Total Debt minus Unrestricted Cash, in each case as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, to (b) EBITDA.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement, (f) the Collateral Documents and (g) each other agreement or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, in each case, as amended.

“Loan Parties” means the Borrower and the Guarantors (each, a “Loan Party”).

“Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.01(q) to the Disclosure Letter (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of a Borrowing Base Asset entered into after the Closing Date in compliance with Section 5.01(p).

“Management Fee Adjustment” means, with respect to any Asset for any fiscal period, the greater of (i) an amount equal to 5.0% of the total revenues generated from the operation of such Asset for such fiscal period and (ii) all actual management fees payable in respect of such Asset during such fiscal period.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party or (d) the value, use, operation or ability to sell or refinance any Borrowing Base Asset.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $5,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.  Without limitation of the foregoing, the Management Agreements shall be deemed to comprise Material Contracts hereunder.

“Material Debt” means (a) any Non-Recourse Debt of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $20,000,000 or more or (b) any Recourse Debt of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $10,000,000 or more, in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Debt outstanding under this Agreement.  For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Litigation” has the meaning specified in Section 3.01(e).

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Medicaid” means collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, policies, procedures, orders, guidelines or requirements pertaining to such program including:  (a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes, regulations and plans for medical assistance enacted in connection with such program and Federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, policies, procedures, orders, guidelines or requirements pertaining to such program including:  (a) all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).

“Mortgage Receivable” means a promissory note secured by a mortgage of which the Borrower or a Subsidiary thereof is the holder and retains the rights of collection of all payments thereunder.

“Mortgages” has the meaning specified in Section 3.01(a)(iii).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“National Flood Insurance Program” means the program created pursuant to the Flood Laws.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person.

“Net Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, (a) the total rental and other revenue from the operation of such Borrowing Base Asset for such period (“Operating Revenue”), minus (b) all expenses and other proper charges incurred in connection with the operation and maintenance of such Borrowing Base Asset for such period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses (“Operating Expenses”), all as determined in accordance with GAAP and in each case for consecutive four fiscal quarters of the Borrower most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“New Borrowing Base Assets” means those Healthcare Assets identified on Schedule II hereto as “New Borrowing Base Assets”.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Borrower or any Subsidiary of the Borrower for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party; provided, however, that in no event shall the Obligations of the Loan Parties under the Loan Documents include any Excluded Swap Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 4.01(z).

“OIG” has the meaning specified in Section 4.01(y)(viii).

“Operating Expenses” has the meaning specified in the definition of Net Operating Income.

“Operating Revenue” has the meaning specified in the definition of Net Operating Income.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed any Obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or pledged or assigned or granted an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recordation, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an  assignment (other than an assignment made pursuant to Section 2.18 or Section 9.01(b)).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 2.03(c)(i).

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” has the meaning specified in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pending Borrowing Base Assets” means those Healthcare Assets identified on Schedule II hereto as “Pending Borrowing Base Assets”.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable or, if due and payable, not yet delinquent, or subject to a Good Faith Contest; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are either not overdue for a period of more than 30 days or are subject to a Good Faith Contest and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases; (f) Permitted Encumbrances (as defined in each of the Mortgages); (g) deposits to secure trade contracts (other than for debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (h) (as to any Pending Borrowing Base Asset, but only until such time as the Guarantor owner of such Pending Borrowing Base Asset receives all Healthcare Licenses necessary to operate such Asset) a lease by such Guarantor, as landlord, to the holder (which shall remain an Affiliate of the Borrower) of the Healthcare Licenses for such Asset existing on the date hereof, as lessee.

“Person” means an individual, partnership, corporation (including a business trust or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender/Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) any Lender that has notified, or whose Parent Company or a Subsidiary thereof has notified, the Administrative Agent, the Borrower, the Issuing Bank or the Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has been downgraded after the Closing Date to a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent demonstrable error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.17(f)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swing Line Bank and the Lenders.

“Published Screen Rate” has the meaning specified in the definition of “Screen Rate”.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Private Pay” means any payment, reimbursement or refund in connection with healthcare services, products or supplies that does not derive or is unavailable from Medicare, Medicaid, Tricare, Veteran’s Administration or any other healthcare reimbursement program administered by a Governmental Authority.

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Increased Commitment” has the meaning specified in Section 2.19(b).

“Proposed Borrowing Base Asset” has the meaning specified in Section 5.01(k).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Purchasing Lender” has the meaning specified in Section 2.19(e).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualifying Ground Lease” means a ground lease of Real Property containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Healthcare Asset becomes a Borrowing Base Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property within the scope of the definition of Mortgaged Property (as defined in the Form of Mortgage attached hereto as Exhibit G) in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recipient” means (a) the Administrative Agent or (b) any Lender Party.

“Recourse Debt” means Debt for which the Borrower or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, and provided that no claim shall have been made under such Customary Carve-Out Agreements.

“Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Borrowing Base Assets, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Debt shall not exceed the principal amount of the Debt being extended, refunded or refinanced plus the amount of any applicable premium and expenses, and (c) the other material terms, taken as a whole, of any such Debt are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Debt being extended, refunded or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Replacement Lender” has the meaning specified in Section 2.18.

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused

Revolving Credit Commitments at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Revolving Credit Advances.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“RMR LLC” has the meaning specified in the definition of ABP Stockholders.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Borrower or such Subsidiary, as the case may be, to such Person.

“Sanctions” has the meaning set forth in Section 4.01(z).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Screen Rate” means, for any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest Period as published by Reuters or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time in place of Reuters (the “Published Screen Rate”); provided, however, that if the Published Screen Rate is not available for a period corresponding to the relevant Interest Period but is available for other periods, then “Screen Rate” shall mean the Interpolated Rate; provided further that in no circumstances shall the Screen Rate be less than 0% per annum.

“Second Extension Date” has the meaning specified in Section 2.16.

“Secured Obligations” means, collectively, the “Secured Obligations” as defined in the Security Agreement and the “Obligations” as defined in the Mortgages, in each case exclusive of all Excluded Swap Obligations.

“Secured Parties” means the Agents and the Lender Parties.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Selling Lender” has the meaning specified in Section 2.19(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SNH” means Senior Housing Properties Trust, a Maryland real estate investment trust.

“Social Security Act” means 42 U.S.C. §301 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood or mud slide hazards.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Stark Law” has the meaning specified in Section 4.01(y).

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Collateral Agent” has the meaning specified in Section 8.01(b).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after the Closing Date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Citibank, in its capacity as the Lender of Swing Line Advances, and its successors and permitted assigns in such capacity.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(c), as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Swing Line Advances.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of any Healthcare Asset or other Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Termination Date” means the earlier of (a) the third anniversary of the Closing Date, subject to the extension thereof pursuant to Section 2.16 and (b) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.

“Test Date” means (a) the last day of each fiscal quarter of the Borrower for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, (c) the date of the addition of any Proposed Borrowing Base Asset to the Collateral pursuant to Section 5.01(k), (d) the effective date of any merger permitted under Section 5.02(d), (e) the effective date of any Transfer permitted under Section 5.02(e)(iii), (f) with respect to an extension of the Termination Date pursuant to

Section 2.16, the date of delivery of financial statements of the Borrower thereunder, and (g) the date on which any new Material Debt is incurred.

“Total Asset Value” means, at any date of determination, the sum of the Asset Values for all Assets at such date.

“Total Borrowing Base Value” means an amount equal to the sum of the Borrowing Base Values of all Borrowing Base Assets; provided, however, that the value of any Pending Borrowing Base Asset shall be deemed to be zero ($0.00) until such time as all Collateral Deliverables relating to such Asset have been received by the Administrative Agent; and provided further that the following asset concentration restrictions shall apply to the calculation of Total Borrowing Base Value:  (i) the number of Borrowing Base Assets shall not be less than 5 at any time or the Total Borrowing Base Value shall be deemed to be zero ($0.00), (ii) the aggregate Asset Values of all Borrowing Base Assets shall not be less than $100,000,000 at any time or the Total Borrowing Base Value shall be deemed to be zero ($0.00), (iii) the Adjusted Net Operating Income of any individual Borrowing Base Asset shall not account for more than 25% of the aggregate Adjusted Net Operating Income of all Borrowing Base Assets at any time (provided, that to the extent such percentage is exceeded, the Borrowing Base Value of such Asset for the purposes of the calculation of the Total Borrowing Base Value shall be reduced by multiplying the Borrowing Base Value of such Asset by a fraction, (A) the numerator of which is 25% and (B) the denominator of which is the percentage obtained by dividing the Adjusted Net Operating Income of such Asset by the Adjusted Net Operating Income of all Borrowing Base Assets), and (iv) the aggregate Operating Revenue of the Borrowing Base Assets attributable to Private Pay shall not account for less than 75% of the aggregate Operating Revenue of all Borrowing Base Assets (provided, that to the extent such percentage is not met, the Total Borrowing Base Value shall be reduced by multiplying the Total Borrowing Base Value by a fraction, (A) the numerator of which is the percentage obtained by dividing the aggregate Operating Revenue of the Borrowing Base Assets attributable to Private Pay by the aggregate Operating Revenue of all Borrowing Base Assets and (B) the denominator of which is 75%).

“Total Debt” means, at any date of determination, all Consolidated Debt of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transfer” has the meaning specified in Section 5.02(e).

“Transfer Healthcare Assets” means all Healthcare Assets and Healthcare Licenses associated with Clearwater Commons, located at 4519 E. 82nd Street, Indianapolis, IN 46250 and New Seasons at Voorhees, located at 501 Laurel Oak Road, Voorhees, NJ 08043.

“Tricare” means the health care program administered by the Department of Defense that provides health care benefits to members of the military, military retirees, certain members of the military reserve, and their dependents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCP” has the meaning specified in Section 2.03(f).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trust,

custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means an amount (if greater than zero) equal to (a) cash and Cash Equivalents of the Borrower and its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depositary bank where such cash is maintained), minus (b) the sum of amounts included in the foregoing clause (a) that are with a Person other than the Borrower and its Subsidiaries as escrows, deposits or security for contractual obligations, minus (c) insurance and condemnation proceeds received by Borrower to be reinvested under Section 5.01(s).

“Unsecured Debt” means Debt for Borrowed Money not secured in any manner by any Lien.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g)(ii)(C).

“Veteran’s Administration” means, collectively, the healthcare programs administered by the U.S. Department of Veteran’s Affairs, Veteran’s Health Administration and established by Title 38 Chapter 17 of the United States Code and any statutes succeeding thereto.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) any Loan Party or (b) the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02                                 Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03                                 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”); provided that if at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Responsible Officer of the Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 5.04) that would have resulted if such financial statements had been prepared without giving effect to such change.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01                                 The Advances and the Letters of Credit.  (a)  The Revolving Credit Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time.  Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b)                                 Letters of Credit.  Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit denominated in U.S. Dollars (such letters of credit, together with the Existing Letters of Credit, the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the Termination Date and (A) in the case of a Standby Letter of Credit one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a

Trade Letter of Credit, 60 days after the date of issuance thereof; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than the Termination Date.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01 (b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

(c)                                  Swing Line Advances.  The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $25,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $250,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

SECTION 2.02                                 Making the Advances.  (a)  Except as otherwise provided in Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 1:00 P.M. (New York City time) on the date one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)                                 Each Swing Line Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the seventh day after the requested date of such Borrowing and (B) the Termination Date).  The Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender.  The Borrower hereby agrees to each such sale and assignment.  Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)                                  Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than five separate Interest Periods in effect hereunder at any time.

(d)                                 Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)                                  Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)                                   The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03                                 Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail or by means of the Approved Electronic Platform.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)                                 Letter of Credit Reports.  Each Issuing Bank shall furnish (i) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c)                                  Letter of Credit Participations; Drawing and Reimbursement.  (i)  Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed, and with respect to the Existing Letters of Credit, the Existing Issuing Bank shall be deemed upon the date hereof, to have sold and transferred to each Lender, and each Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Credit Commitments or the Lenders’ respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Lenders, as the case may be.

(ii)                                  In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation with respect to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for the Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(iii)                               The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.  In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(c), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. dollars and in same day funds.  Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.  If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.

(iv)                              Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(d)                                 Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e)                                  Independence.  The Borrower acknowledges that the rights and obligations of the Issuing Bank under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between the Issuing Bank and the Borrower and between the Borrower and the beneficiary of such Letter of Credit.

(f)                                   Governing Rules.  The Borrower agrees that each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) or, at the Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for such Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at the Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”).  The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

(g)                                  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04                                 Repayment of Advances.  (a)  Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b)                                 Swing Line Advances.  The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Lender that has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swing Line Borrowing) and the Termination Date.

(c)                                  Letter of Credit Advances.  (i)  The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)                                  The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)                               any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)                               any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)                               the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)                               any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)                                payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F)                                 any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)                               any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

SECTION 2.05                                 Termination or Reduction of the Commitments.  (a)  Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 (or, in the case of the Swing Line Facility, $250,000) or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

(b)                                 Mandatory.  (i)  The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)                                  The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06                                 Prepayments.  (a)  Optional.  The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b)                                 Mandatory.  (i)  The Borrower shall, if applicable, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the

Swing Line Advances and the Letter of Credit Advances to cause (A) the Facility Exposure not to exceed the Revolving Credit Facility on such Business Day, and (B) the Facility Exposure not to exceed the Total Borrowing Base Value as set forth in Section 5.04(b)(i) on such Business Day.  If all Advances have been prepaid and are not sufficient to cause Borrower to comply with each of (A), and (B), the Borrower shall make a deposit in the L/C Cash Collateral Account in an amount sufficient to do the same.

(ii)                                  The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.  To the extent the funds on deposit in the L/C Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, the Administrative Agent shall, promptly upon request by the Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to the Borrower.

(iii)                               Prepayments of the Revolving Credit Facility made pursuant to clauses (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to Cash Collateralize 100% of the Available Amount of the Letters of Credit then outstanding.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable.

(iv)                              All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07                                 Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)                                  Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

(d)                                 Interest Rate Determination.  If the Screen Rate is unavailable and the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances, as provided in the definition of “Eurodollar Rate” herein,

(i)                                     the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii)                                  each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)                               the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08                                 Fees.  (a)  Unused Fee.  The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2017, and on the Termination Date.  The Unused Fee payable for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Lender during such period at the rate of 0.35% per annum.

(b)                                 Letter of Credit Fees, Etc.  (i)  The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears, (a) quarterly on the last day of each March, June, September and December commencing March 31, 2017, (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time for the applicable period at the rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time.

(ii)                                  The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)                                  Agents’ Fees.  The Borrower shall pay to each Agent for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and such Agent.

(d)                                 Extension Fees.  The Borrower shall pay to the Administrative Agent on the First Extension Date and the Second Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 0.20% of each Lender’s Revolving Credit Commitment then outstanding (each, an “Extension Fee”).

(e)                                  Defaulting Lender.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.08(a), Section 2.08(b) and Section 2.08(d) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the Letter of Credit Exposure or the Swing Line Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.17(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such Letter of Credit Exposure or Swing Line Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Swing Line Bank, as applicable (and the pro rata payment provisions of Section 2.11(f) will automatically be deemed adjusted to reflect the provisions of this Section).

SECTION 2.09                                 Conversion of Advances.  (a)  Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                                 Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon the Borrower will be deemed to have elected to continue such Eurodollar Rate Advances as Eurodollar Rate Advances with a one-month Interest Period.

(iii)                               Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10                                 Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation or application of any law or regulation which change or interpretation is enacted, adopted or issued after the date hereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority adopted, issued or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Connection Income Taxes (as to which Section 2.12 shall govern), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority enacted, adopted, issued or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, in each case regardless of the date enacted, adopted, implemented or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, or the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel Supervision known as Basel III and regardless of the date enacted, adopted, implemented or issued, shall be deemed an introduction or change of the type referred to in Section 2.10(a) and this Section 2.10(b).

(c)                                  If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)                                 Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or application of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)                                  Failure or delay on the part of any Lender Party or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s or Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender Party or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender Party or Issuing Bank, as the case may be, notifies the Borrower of the introduction or change of the type referred to in clause (a) above giving rise to such increased costs or reductions, and of such Lender Party’s or Issuing Bank’s intention to claim compensation therefor (except that, if such introduction or change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11                                 Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.19 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c)                                  All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)                                   Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i)                                     first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)                                  second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(iii)                               third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv)                              fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v)                                 fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08 (a), (b)(i) and (d) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi)                              sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii)                           seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii)                        eighth, to the payment of any other accrued and unpaid interest comprising Obligations under the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(ix)                              ninth, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the L/C Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(x)                                 tenth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

SECTION 2.12                                 Taxes.  (a)  Any and all payments by or on account of any Obligation of any Loan Party or any Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient, or required to be deducted or withheld from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender Party (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.  This indemnification shall be made within ten days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)                                 Each Lender Party shall severally indemnify the Agents, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Agents for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender Party, in each case that are payable or paid by the Agents in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender Party by an Agent shall be conclusive absent manifest error.  Each Lender Party hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by such Agent to such Lender Party from any other source against any amount due to such Agent under this Section 2.12(d).

(e)                                  As soon as practicable after, but in any case within 30 days after, the date of any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a U.S. Person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (e) and (g) of this Section 2.12, the term “United States” shall have the meaning specified in Section 7701(a)(9) of the Internal Revenue Code.

(f)                                   Any Lender Party that is entitled to an exemption from, or reduction of, withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(i), (ii) and  (iv) below) shall not be required if in the applicable Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.

(g)                                  Without limiting the generality of Section 2.12(f),

(i)                                     each Lender Party that is a U.S. Person shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide the Administrative Agent and the Borrower with executed originals of Internal Revenue Service Form W-9 certifying that such Lender Party is exempt from U.S. federal backup withholding tax;

(ii)                                  each Lender Party that is not a U.S. Person (a “Foreign Lender Party”) shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide the Administrative Agent and the Borrower with whichever of the following is applicable:

(A)                               in the case of a Foreign Lender Party that is eligible to claim the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                               executed originals of Internal Revenue Service Form W-8ECI;

(C)                               in the case of a Foreign Lender Party that is eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code (x) a certificate substantially in the form of Exhibit I-1 hereto to the effect that such Foreign Lender Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or

(D)                               to the extent that the Foreign Lender Party is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner eligible to provide such forms or documentation; provided, however, that if the Foreign Lender Party is a partnership and one or more direct or indirect partners of such Foreign Lender Party are claiming the portfolio interest exemption, such Foreign Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(iii)                               any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)                              if a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  For purposes of determining withholding Taxes under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(v)                                 Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect (including, for the avoidance of doubt, upon a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certification or other document originally was required to be provided), it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), or the relevant portion thereof, in the event that such indemnified party is required to repay such refund, or a portion of such refund, to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) if such payment would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.  No party shall have any obligation to pursue, or any right to assert, any refund of Indemnified Taxes that may be paid by another party.

(i)                                     For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described in subsection (f) or subsection (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or subsection (g) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(j)                                    Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(k)                                 In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(l)                                     Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of any Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 2.13                                 Sharing of Payments, Etc.  Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14                                 Use of Proceeds.  The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for (i) general corporate purposes of the Borrower and its Subsidiaries, (ii) the acquisition or development of new, and the renovation or expansion of existing, Healthcare Assets and the acquisition of such other assets and the making of such other Investments as are permitted by this Agreement, (iii) capital expenditures relating to Healthcare Assets, (iv) the repayment (or refinancing) of Debt, and (v) the payment of fees and expenses related to the Facilities and the other transactions contemplated by the Loan Documents.  The Borrower will not directly or indirectly use the Letters of Credit or the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

SECTION 2.15                                 Evidence of Debt.  (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.  To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)                                 The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)                                  Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16                                 Extensions of Termination Date.  (a)  At least 30 days but not more than 90 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single one-year extension of the initial Termination Date.  The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the “First Extension Date”), be extended for an additional one year period, provided that the Borrower shall have paid the Extension Fee as described in Section 2.08(d) and on the First Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the First Extension Date, stating that:  (i) the representations and warranties contained in Section 4.01 are true and correct on and as of the First Extension Date (except those that expressly relate to prior periods, which shall remain true as of the prior date), (ii) no Default or Event of Default has occurred and is continuing or would result from such extension, and (iii) the Loan Parties are in compliance with the covenants contained in Section 5.04 immediately before and, on a pro forma basis, immediately after the extension, together with supporting information demonstrating such compliance.  In the event that an extension is effected pursuant to this Section 2.16(a) (but subject to the provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended.  As of the First Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

(b)                                 Provided that the initial Termination Date has been extended in accordance with Section 2.16(a), at least 30 days but not more than 90 days prior to the Termination Date as extended in accordance with Section 2.16(a), the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single one-year extension of such Termination Date.  The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at such Termination Date (the “Second Extension Date”), be extended for an additional one year period, provided that the Borrower shall have paid the Extension Fees as described in Section 2.08(d) and on the Second Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the Second Extension Date, stating that:  (i) the representations and warranties contained in Section 4.01 are true and correct on and as of the Second Extension Date (except those that expressly relate to prior periods, which shall remain true as of the prior date), (ii) no Default or Event of Default has occurred and is continuing or would result from such extension, and (iii) the Loan Parties are in compliance with the covenants contained in Section 5.04 immediately before and, on a pro forma basis, immediately after the extension, together with supporting information demonstrating such compliance.  In the event that an extension is effected pursuant to this Section 2.16(b) (but subject to the provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended.  As of the Second Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

SECTION 2.17                                 Defaulting Lenders.  (a)  If a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swing Line Advance is at the time outstanding, the Issuing Bank and the Swing Line Bank, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.17(b)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swing Line Bank in respect of such Letter of Credit or Swing Line Advance in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b)                                 If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swing Line Exposure of such Defaulting Lender:

(i)                                     the Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swing Line Exposure and total Letter of Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)                                  to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swing Line Bank, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swing Line Bank in respect of such Letter of Credit Exposure or Swing Line Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure or Swing Line Exposure, or (b) in the case of such Swing Line Exposure, prepay (subject to clause (c) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)                               any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.17(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swing Line Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit Advances then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)                                  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swing Line Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an outstanding Letter of Credit Disbursement, (ii) repay an outstanding Swing Line Advance, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swing Line Advances in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swing Line Advance.

(d)                                 Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that a Person serving as an Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.01) may by notice to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a replacement Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date thirty (30) days after the giving of such notice by the Required Lenders (regardless of whether a replacement Agent has been appointed).

(e)                                  The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than thirty (30) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.17(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not  be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Bank or any Lender may have against such Defaulting Lender.

(f)                                   If the Borrower, the Administrative Agent, the Issuing Bank and the Swing Line Bank agree in writing, in their reasonable discretion, that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.17(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure, Letter of Credit Exposure and Swing Line Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

SECTION 2.18                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (a “Departing Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 9.01(b) and 9.07, as applicable, in each case except to the extent provided in this Section 2.18)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.12) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (a “Replacement Lender”); provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(b)                                 such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the applicable Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable law; and

(e)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Departing Lender required to make an assignment pursuant to this Section 2.18 shall promptly execute and deliver an Assignment and Acceptance with the applicable Replacement Lender.  If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Departing Lender receives all payments described in clause (b) of this Section 2.18, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

SECTION 2.19                                 Increase in the Aggregate Commitments.

(a)                                 The Borrower may, at any time (but no more than once in any consecutive 12-month period), by written notice to the Administrative Agent, request an increase in the aggregate amount of the Revolving Credit Commitments by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $200,000,000, (ii) in no event shall the Borrower submit more than four separate requests for a Commitment Increase hereunder, and (iii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b)                                 The Administrative Agent shall promptly notify the Lenders and such other Eligible Assignees as are designated by the Borrower and are reasonably acceptable to the Administrative Agent of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders and such other Eligible Assignees wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments or to establish their Commitments, as applicable (the

“Commitment Date”).  Each Lender or other Eligible Assignee that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase or establish, as applicable, its Commitment (the “Proposed Increased Commitment”).  If the Lenders and such other Eligible Assignees notify the Administrative Agent that they are willing to increase (or establish, as applicable) the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated to each Lender and each such other Eligible Assignee willing to participate therein in amounts determined by the Administrative Agent and the Borrower.  In no event, however, shall any Lender be required to participate in a Commitment Increase.

(c)                                  Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders and other Eligible Assignees are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders and such Eligible Assignees are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more additional Eligible Assignees satisfactory to the Administrative Agent to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)                                 On each Increase Date, (x) each Eligible Assignee (other than a Lender) that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (an “Acceding Lender”) shall become a Lender party to this Agreement as of such Increase Date and such Acceding Lender’s Commitment shall be governed by the terms and provisions of this Agreement and (y) the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the penultimate sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:

(i)                                     an accession agreement from each Acceding Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(ii)                                  confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower;

(iii)                               upon the request of the Administrative Agent, an “additional advance” or 108.8 endorsement to one or more of the Mortgage Policies in form and substance and in amount reasonably satisfactory to the Administrative Agent;

(iv)                              if reasonably requested by the Administrative Agent, endorsements or new title policies increasing the aggregate amount of the title insurance policies with respect to the Borrowing Base Assets; and

(v)                                 such certificates or other information as may be required pursuant to Section 3.02.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M. (New York City time), by posting such notice on an Approved Electronic Platform in accordance with Section 9.02(c), of the occurrence of the Commitment

Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e)                                  On the Increase Date, to the extent the Advances then outstanding and owed to any Lender immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase) of all Advances then outstanding and owed to all Lenders (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each Lender that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Lender shall equal such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Advances then outstanding and owed to all Lenders.  The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date.  Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date.  The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office.  If in connection with the transactions described in this Section 2.19 any Lender shall incur any losses, costs or expenses of the type described in Section 9.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

SECTION 2.20                                 Reallocation of Lender Pro Rata Shares; No Novation.  On the Closing Date, the Advances made under the Existing Agreement shall be deemed to have been made under this Agreement, without the execution by the Borrower or the Lender Parties of any other documentation, and all such Advances currently outstanding shall be deemed to have been simultaneously reallocated among the Lenders as follows:

(a)                                 On the Effective Date, each Lender that will have a greater Pro Rata Share of the Facility upon the Effective Date than its Pro Rata Share (under and as defined in the Existing Agreement) of the Facility (under and as defined in the Existing Agreement) immediately prior to the Effective Date (each, a “Facility Purchasing Bank”), without executing an Assignment and Acceptance, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Pro Rata Share of the Facility upon the Effective Date than its Pro Rata Share (under and as defined in the Existing Agreement) of the Facility (under and as defined in the Existing Agreement) immediately prior to the Effective Date (each, a “Facility Selling Bank”) in all such Facility Selling Bank’s rights and obligations under this Agreement and the other Loan Documents as a Lender (collectively, the “Facility Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitment as set forth in Schedule I hereto and a corresponding Pro Rata Share of all Advances then outstanding under the Facility.  Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each Facility Selling Bank shall be deemed to represent and warrant to each Facility Purchasing Bank that the Facility Assigned Rights and Obligations of such Facility Selling Bank are not subject to any Liens created by that Facility Selling Bank.  For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Revolving Advances outstanding at any time exceed its Commitment as set forth in Schedule I hereto.

(b)                                 The Borrower shall, upon written demand by any Lender Party (with a copy of such demand to the Administrative Agent), promptly compensate such Lender Party for and hold such Lender Party harmless from any loss, cost or expense incurred by it as a result of the reallocations set forth in Section 2.20(a) above in respect of Eurodollar Rate Advances to the extent such reallocations take place on a day other than the last day of the Interest Period for such Eurodollar Rate Advances.

The Borrower shall also, upon written demand by any Facility Selling Bank that is transferring all of its rights and obligations under this Agreement (with a copy of such demand to the Administrative Agent), promptly compensate such Facility Selling Bank for and hold such Facility Selling Bank harmless from any loss, cost or expense incurred by it as a result of such reallocations to the extent such reallocations take place on a day other than the last day of the Interest Period for such Eurodollar Rate Advances.  Each such Facility Selling Bank shall be a third party beneficiary of this Section 2.20(b).

(c)                                  The Administrative Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Effective Date.  Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Effective Date.  The Administrative Agent shall distribute on the Effective Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule I hereto or at such other address as such Lender may request in writing to the Administrative Agent.

(d)                                 Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Agreement or any instruments securing the same, which Obligations shall remain outstanding under this Agreement after the date hereof as “Revolving Credit Advances” except as expressly modified hereby or by instruments executed concurrently with this Agreement.

ARTICLE III
CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01                                 Conditions Precedent to Initial Extension of Credit.  The obligation of each Lender to make an Advance or of any Issuing Bank to issue or continue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)                                 The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

(i)                                     A Note duly executed by the Borrower and payable to the order of each Lender which has requested one.

(ii)                                  An amended and restated security agreement in substantially the form of Exhibit F hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01 (j), in each case as amended, the “Security Agreement”), duly executed by each Loan Party that owns Borrowing Base Assets, together with:

(A)                               (I) with respect to each Guarantor that is not a Guarantor (as defined in the Existing Agreement), acknowledgment copies of proper UCC-1 financing statements and (II) with respect to each other Guarantor, acknowledgment copies of proper UCC-3 continuation financing statements, in each case, duly filed on or before the day of the Initial Extension of Credit under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect, protect and continue (if applicable) the first priority liens and security interests created under the Collateral Documents, covering the Collateral described therein,

(B)                               completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above and in such other jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements,

(C)                               evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

(D)                               certified copies of the Management Agreements and all amendments thereto entered into on or before the Closing Date with respect to each Borrowing Base Asset;

(E)                                a subordination agreement executed and delivered by the property manager of each Borrowing Base Asset, and

(F)                                 evidence that all other action that the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii)                               (A) With respect to each New Borrowing Base Asset, deeds of trust, trust deeds and mortgages in substantially the form of Exhibit G hereto and (B) with respect to each Existing Borrowing Base Asset, an amendment and restatement of the applicable Mortgage (as defined in the Existing Agreement) previously delivered for such Existing Borrowing Base Asset (in each case, with such changes as may be required to account for local law matters and otherwise satisfactory in form and substance to the Administrative Agent) (together with each other deed of trust, trust deed and mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), in each case duly executed by the appropriate Loan Party, together with:

(A)                               evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered on or before the day of the Initial Extension of Credit and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities,

(B)                               (I) with respect to each New Borrowing Base Asset, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies and (II) with respect to each Existing Borrowing Base Asset, either fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or endorsements (including date down endorsements) to the Mortgage Policies (as defined in the Existing Agreement) (collectively, the “Mortgage Policies”), in each case in form and substance, with (if applicable) endorsements (including zoning endorsements where available) and in amount acceptable to the Administrative Agent, issued by a title insurer acceptable to the Administrative

Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable,

(C)                               American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees have been paid, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Collateral Agent, showing, as to the Borrowing Base Assets, all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Collateral Agent, or existing surveys in lieu thereof so long as each such survey is accompanied by an affidavit of no-change, satisfactory to the Collateral Agent and sufficient for the applicable title insurer to eliminate all standard survey-related exceptions to the applicable Mortgage Policy,

(D)                               engineering, soils, seismic, environmental and other similar reports as to the Borrowing Base Assets, in form and substance and from professional firms acceptable to the Administrative Agent,

(E)                                estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of any Borrowing Base Assets subject to a Qualifying Ground Lease, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected Borrowing Base Asset, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(F)                                 an Appraisal of each Borrowing Base Asset described in the Mortgages,

(G)                               copies of all material licenses, permits and approvals, including, without limitation, all Healthcare Licenses relating to each Borrowing Base Asset and, if available, the certificate of occupancy for each Borrowing Base Asset,

(H)                              a zoning report for each Borrowing Base Asset issued by Planning and Zoning Resources Corp. or another professional firm acceptable to the Administrative Agent,

(I)                                   copies of each Management Agreement, Qualifying Ground Lease, and all amendments thereto, entered into with respect to each of the Borrowing Base Assets,

(J)                                   copies of all leases (including, without limitation, all leases with Affiliates, but excluding all Tenancy Leases) and Material Contracts relating to each of the Borrowing Base Assets,

(K)                               copies of all Liens on each of the Borrowing Base Assets, including, without limitation, any reciprocal easement agreements, easements and other items of record, and

(L)                                such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable and evidence that all other action that the Collateral Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(iv)                              This Agreement duly executed by the Loan Parties and the other parties thereto.

(v)                                 Certified copies of the resolutions of the Board of Directors of the Borrower on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(vi)                              A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vii)                           A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(viii)                        A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President or a Vice President (or other Responsible Officer) and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.  Notwithstanding the foregoing, items (D) and (E) in the previous sentence may be certified in a separate officer’s certificate by the Treasurer and Chief Financial Officer of each Loan Party, or general partner or managing member (if any) of each Loan Party.

(ix)                              A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(x)                                 Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested.

(xi)                              Evidence of insurance (which may consist of binders or certificates of insurance) naming the Administrative Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties, including, without limitation, the insurance required by the terms of the Security Agreement and the Mortgages.

(xii)                           An opinion of Sullivan & Worcester LLP, New York counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii)                        An opinion of local counsel for the Loan Parties (A) in the states in which the Borrowing Base Assets are located, in substantially the form of Exhibit E-2 hereto, and (B) in the states in which the Loan Parties are organized or formed, in substantially the form of Exhibit E-3 hereto, in each case covering such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiv)                       An opinion of Venable LLP, Maryland counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xv)                          An opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(xvi)                       A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit and dated and delivered to the Administrative Agent at least three Business Days prior to the Closing Date.

(xvii)                    A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit, the Borrower shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(xviii)                 The Flood Insurance Documents.

(b)                                 The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c)                                  The Lender Parties shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

(d)                                 Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no Material Adverse Change since December 31, 2015.

(e)                                  There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(f)                                   All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g)                                  The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all reasonable, out-of-pocket expenses of the Agents (including the reasonable fees and expenses of counsel to the Administrative Agent).

For avoidance of doubt, to the extent that with respect to the Pending Borrowing Base Assets the Borrower shall elect to satisfy any of the foregoing conditions precedent (in each case which are susceptible of being so satisfied) by delivering Collateral Deliverables with respect thereto to the

Agents within 90 days after the Closing Date pursuant to the definition of Borrowing Base Assets, then notwithstanding anything to the contrary contained in this Section 3.01, the Borrower shall not be required to satisfy such conditions before or concurrently with the Initial Extension of Credit pursuant to this Section 3.01.

SECTION 3.02                                 Conditions Precedent to Each Borrowing, Issuance, Renewal, Increase and Extension.  (a)  The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16, a Commitment Increase pursuant to Section 2.19 and the right of the Borrower to request a Swing Line Borrowing shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, issuance, renewal or extension or such Increase Date (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, the Swing Line Bank or such Issuing Bank (w) a Notice of Borrowing, Notice of Issuance or notice requesting a Commitment Increase, as applicable, and a Borrowing Base Certificate, in each case dated the date of such Borrowing, issuance, renewal or extension or such Increase Date and, in the case of the Borrowing Base Certificate, demonstrating that the Facility Available Amount as of such date (calculated on a pro forma basis after giving effect to such Borrowing, issuance or Commitment Increase) will be greater than or equal to the Facility Exposure, (x) all Collateral Deliverables and all items described in the definition of “BBA Proposal Package” herein (to the extent not previously delivered with respect to each Borrowing Base Asset pursuant to Section 3.01, Section 5.01(k) or this Section 3.02), (y) in the case of an addition of any Person as an Additional Guarantor, all Guarantor Deliverables (to the extent not previously delivered pursuant to Section 3.01, Section 5.01(k) or this Section 3.02), and (z) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, issuance, renewal or extension or such Increase Date, stating that:

(i)                                     the representations and warranties contained in each Loan Document are true and correct on and as of such date (except that those that expressly relate to a prior date shall be true as though made on and as of such prior date), before and after giving effect to (A) such Borrowing, issuance, renewal or extension or Commitment Increase and (B) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom;

(ii)                                  no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance, renewal or extension or Commitment Increase or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(iii)                               for each Revolving Credit Advance, or Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit or Commitment Increase, (A) the Facility Available Amount equals or exceeds the Facility Exposure that will be outstanding after giving effect to such Advance, issuance or renewal or Commitment Increase, respectively, and (B) before and after giving effect to such Advance, issuance or renewal or Commitment Increase, the Borrower shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

(b)                                 In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit and the Swing Line Bank will not be required to make any Swing Line Advance, unless the Issuing Bank or the Swing Line Bank, as the case may be, is satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination satisfactory to the Issuing Bank or Swing Line Bank of the following:

(i)                                     in the case of a Defaulting Lender, the Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swing Line Advances, to the Non-Defaulting Lenders as provided in clause (i) of Section 2.17(b);

(ii)                                  in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.17(a), the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit or Swing Line Advance in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swing Line Advance, or makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; and

(iii)                               in the case of a Defaulting Lender or a Potential Defaulting Lender, then in the case of a proposed issuance of a Letter of Credit or making of a Swing Line Advance, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to the Issuing Bank and the Swing Line Bank, as the case may be, the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swing Line Advance will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or Swing Line Advance will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.11(f) will be deemed adjusted to reflect this provision;

provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swing Line Exposure and total Letter of Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

SECTION 3.03                                 Determinations Under Section 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit (in the case of Section 3.01) or the applicable Borrowing, issuance, renewal, extension or increase (in the case of Section 3.02) specifying its objection thereto and, in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01                                 Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants as follows:

(a)                                 Organization and Powers; Qualifications and Good Standing.  Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.

(b)                                 Subsidiaries.  Set forth on Schedule 4.01(b) to the Disclosure Letter is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party.  As of the date hereof, there are no outstanding options, warrants, rights of conversion or purchase and similar rights with respect to the shares of any Subsidiary of any Loan Party.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, are owned by such Loan Party or Subsidiaries free and clear of all Liens.

(c)                                  Due Authorization; No Conflict.  The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder, and the consummation of the transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)                                 Authorizations and Consents.  Except for those filings and/or other actions listed on Schedule 4.01(d) to the Disclosure Letter, and the approval of any federal or state licensing agencies or permitting boards that may be required in connection with any change of ownership or other state or federal review process triggered by an exercise of certain remedies available to the Administrative Agent or the Secured Parties under this Agreement, the Guaranty or the other Loan Documents, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party (or the general partner or managing member of such Loan Party) of the Liens granted by it pursuant to the Collateral

Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent, the Collateral Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) prior to the date on which all Collateral Deliverables in respect of a Pending Borrowing Base Asset are delivered as contemplated in the definition of Borrowing Base Assets, any authorizations, approvals, actions, notices and filings in respect of such Pending Borrowing Base Asset.

(e)                                  Binding Obligation.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(f)                                   Litigation.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated by the Loan Documents, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(g)                                  Financial Condition.  The Consolidated balance sheets of the Borrower as at December 31, 2015 and the related Consolidated statements of income and Consolidated statements of cash flows of the Borrower for the fiscal year then ended, accompanied by unqualified opinions of RSM US LLP, and the Consolidated balance sheets of the Borrower as at December 31, 2015, and the related Consolidated statements of income and Consolidated statements of cash flows of the Borrower for the 12 months then ended, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Borrower as at such dates and the Consolidated results of operations of the Borrower for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.  Since December 31, 2015, there has been no Material Adverse Change.

(h)                                 Forecasts.  The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts.

(i)                                     Full Disclosure.  Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents (in each case, as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission), taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, each Loan Party only represents that such information was prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such information.  The Loan Parties have disclosed to the Administrative Agent, in writing furnished by or on behalf of any Loan Party or in information publicly available in periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, any and all existing facts that the Loan Parties believe have or are reasonably likely to have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect (including the likelihood of material reductions in the rates of reimbursement currently payable to the Borrower and its Subsidiaries by the Medicare and/or Medicaid programs).

(j)                                    Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)                                 Certain Governmental Regulations.  Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable:  (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)                                     Materially Adverse Agreements.  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)                             Perfection and Priority of Security Interests.  Upon the completion of all filings and other actions contemplated by this Agreement, all filings, recordings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents will have been duly made or taken and will be in full force and effect, and the Collateral Documents will create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings, recordings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings, recordings and other actions necessary to perfect and protect such security interest will have been duly taken.  The Guarantors are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens and the liens and security interests created under the Loan Documents.

(n)                                 Existing Debt.  Set forth on Schedule 4.01(n) to the Disclosure Letter is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder immediately prior to the Closing Date.

(o)                                 Surviving Debt.  Set forth on Schedule 4.01(o) to the Disclosure Letter is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor, the principal amount outstanding thereunder (as of January 31, 2017), the maturity date thereof and the amortization schedule therefor.

(p)                                 Liens.  Set forth on Part I of Schedule 4.01(p) to the Disclosure Letter is a complete and accurate list of all Liens on the property or assets of any Loan Party that directly or indirectly owns any Borrowing Base Asset.  Set forth on Part II of Schedule 4.01(p) to the Disclosure Letter is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries in excess of $1,000,000.00 securing Debt for Borrowed Money, in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby (as of January 31, 2017) and the property or assets of such Loan Party or such Subsidiary subject thereto.  Easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) shall not be listed on Schedule 4.01(p) to the Disclosure Letter.

(q)                                 Real Property.  (i)  Set forth on Part I of Schedule 4.01(q) to the Disclosure Letter is a complete and accurate list of all real property having a fair market value reasonably estimated by the applicable Loan Party to be in excess of $1,000,000, owned in fee by any Loan Party or any of its Subsidiaries as of the date hereof showing the street address, state, record owner and gross book value thereof (as of December 31, 2016).  Each such Loan Party or Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens except for Liens permitted by Section 5.02(a).

(ii)                                  Set forth on Part II of Schedule 4.01(q) to the Disclosure Letter is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee as of the date hereof showing the street address, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iii)                               Each Borrowing Base Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part III of Schedule 4.01(q) to the Disclosure Letter.

(iv)                              Each Borrowing Base Asset satisfies all Borrowing Base Conditions, other than the Pending Borrowing Base Assets for which the Borrower shall have up to 90 days after the Closing Date to satisfy the Borrowing Base Conditions, provided, that failure to satisfy the Borrowing Base Conditions with respect to any Pending Borrowing Base Asset within such 90 day period shall not constitute a violation of this Section 4.01(q) so long as the Collateral Deliverables for such Pending Borrowing Base Asset have not been received by the Administrative Agent and the Borrowing Base Value for such Pending Borrowing Base Asset remains $0.00 in accordance with the proviso in the definition of “Total Borrowing Base Value”; in the event the Collateral Deliverables for a Pending Borrowing Base Asset are not received within such 90 day period, each such Pending Borrowing Base Asset shall cease to be a Borrowing Base Asset under this Agreement upon the expiration of such 90 day period.

(r)                                    Environmental Matters.  (i)  Except as otherwise set forth on Part I of Schedule 4.01(r) to the Disclosure Letter, or as could not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs.  To the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property that is a Borrowing Base Asset to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)                                  Except as otherwise set forth on Part II of Schedule 4.01(r) to the Disclosure Letter or as could not reasonably be expected to have a Material Adverse Effect; to the knowledge of the Loan Parties none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or  proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; to the knowledge of the Loan Parties, there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries other than in compliance with applicable law; to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan (if required by Environmental Law) and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)                               Except as otherwise set forth on Part III of Schedule 4.01(r) to the Disclosure Letter, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law, which in any such case could reasonably be expected to have a Material Adverse Effect; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(s)                                   Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(t)                                    Force Majeure.  Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty

(whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(u)                                 Loan Parties’ Credit Decisions.  Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(v)                                 Solvency.  Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(w)                               Sarbanes-Oxley.  No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(x)                                 ERISA Matters.  (i)  Set forth on Schedule 4.01(x) to the Disclosure Letter is a complete and accurate list of all Plans and Welfare Plans.

(ii)                                  No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii)                               Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Department of Labor and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)                              Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v)                                 Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(y)                                 Healthcare Matters.  (i)  Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, each Subsidiary thereof, each Healthcare Asset and each Healthcare Service has obtained and maintains in full force and effect all Healthcare Licenses, that it or they, as the case may be, are required to obtain by any Healthcare Requirement.

(ii)                                  Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, each Healthcare Asset and Healthcare Service is duly licensed as a skilled-nursing facility, assisted living facility, independent living facility, hospice, or home health agency, as applicable, as and if required by any Healthcare Requirements.

(iii)                               Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Subsidiaries has applied to reduce the number of licensed or certified beds of any Borrowing Base Asset, including beds authorized for use in Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third-party payor arrangement, plan or program, or to move or transfer the right to any and all of the licensed or certified beds of any Borrowing Base Asset to any other location or to amend or otherwise change any Borrowing Base Asset and/or the number of beds approved by the applicable Governmental Authority or if beds are not required to be licensed or certified, to reduce the number of available beds, and, to the knowledge of the Borrower and the other Loan Parties, there are no proceedings or actions pending or contemplated to reduce the number of licensed or certified beds or, if not required to be licensed or certified, to reduce the number of available beds of any Borrowing Base Asset.  The existing number of licensed, certified and/or available bed capacity of each Borrowing Base Asset as of the Closing Date is listed on Schedule II hereto.

(iv)                              Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, each Healthcare License with respect to a Borrowing Base Asset (A) has not been and will not be transferred to any new location, (B) is held free from restrictions or known conflicts that would materially impair the use or operation of the applicable Borrowing Base Asset as intended, and (C) is not provisional, probationary, or restricted in any way.

(v)                                 Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary thereof has taken any action to rescind, withdraw, revoke, materially amend, modify, supplement or otherwise materially alter the nature, tenor or scope of any Healthcare License with respect to any Borrowing Base Asset.  No Loan Party has, other than in the normal course of business, changed the terms of its participation in any third party payor arrangements, plans or programs, including, without limitation, Medicare or Medicaid, or its normal billing payment or reimbursement policies and related procedures, including the amount and timing of finance charges, fees and write-offs with respect to any Borrowing Base Asset.

(vi)                              Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries (and the operation of each Healthcare Asset, each Healthcare Service, Healthcare Staffing Company and Group Purchasing Organization) are and have been within all applicable statutes of limitation in material compliance with all applicable Healthcare Requirements, including, without limitation (A) those relating to staffing requirements, (B) those relating to staff licensure and training, (C) health and fire safety codes, including quality and safety standards, accepted professional standards and principles that apply to professionals providing services at each Healthcare Asset and each Healthcare Service, (D) to the knowledge of any Responsible Officer of Borrower or its Subsidiaries, or any administrator, manager or director of any Healthcare Asset, Healthcare Service, Healthcare Staffing Company or Group Purchasing Organization, 31 U.S.C. §3729 et seq. (the “False Claims Act”), 42 U.S.C. §1320a-7b(b) (the “Anti-Kickback Statute”), and 42 U.S.C. §1395nn and the regulations promulgated thereunder (the “Stark Law”) and all other Federal, state and local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse and has not committed any act for which it would be prosecuted under 42 U.S.C. §1320a-7a (the “Civil Monetary Penalty Law”), (E) those relating to insurance, reimbursement and cost reporting, (F) government payment program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities, including without limitation, those relating to physical structure and environment, licensing, quality and adequacy of care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services, and fee splitting, and

(H) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by the Borrower or its Subsidiaries with respect to any Healthcare Asset, Healthcare Service, Healthcare Staffing Company or Group Purchasing Organization.

(vii)                           Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary of the Borrower, with respect to each Healthcare Asset and each Healthcare Service (A) as applicable, is and has been within all applicable statutes of limitation in material compliance with the requirements for participation in the Medicare, Medicaid, Tricare, Veteran’s Administration, or any other Federal or state healthcare reimbursement program with respect to each Healthcare Asset and each Healthcare Service that currently participates in such programs, (B) as applicable, if it participates in such programs, has a current provider agreement under Medicare, Medicaid or any other Federal or state healthcare reimbursement program, which is in full force and effect, and (C) has no knowledge of any fact which would prevent any third party from assuming or accepting assignment of any Loan Party’s or Borrowing Base Asset’s participation in Medicare, Medicaid or any other Federal or state healthcare reimbursement program, in each case as permitted by and in accordance with applicable law.

(viii)                        Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary thereof is or has been within all applicable statutes of limitation, a named target of, or named participant in, any action, proceeding, suit, audit (other than an audit in the ordinary course of business), subpoena, survey, investigation, sanction or arbitration, at law or equity, or before, by or on behalf of any Governmental Authority or any other administrative, accreditation or investigative body or entity or any other third-party payor or any patient, resident or qui tam relator (including, without limitation, any suit brought pursuant to False Claims Act, the Anti-Kickback Statute, the Stark Law, Civil Monetary Penalty Law, any similar law or any other Federal or state fraud and abuse law), which has resulted or may result, directly or indirectly or with the passage of time, in the imposition of a fine, remedy, penalty, alternative, interim or final sanction, a lower rate certification, a denial of payment, ban on admissions, termination, delicensure, decertification, debarment, recoupment, recovery, suspension or discontinuance of all or part of reimbursement or exclusion from any Governmental Authority, third-party payor, insurance carrier or private payor, a lower reimbursement rate for services rendered to eligible patients or residents, or any other civil or criminal remedy, or which could result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a Healthcare License or affect the Borrower’s, any Subsidiary’s, any Healthcare Asset’s or and Healthcare Service’s  participation in Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third-party payor arrangement, plan or program, as applicable, or any successor program thereto, at current rate certification, nor to its knowledge has any such action, proceeding, suit, investigation, sanction, arbitration or audit been threatened.  An audit, investigation, or written inquiry by a State Medicaid Fraud Control Unit or State Attorney General, by the United States Department of Justice, or by the Office of Inspector General (“OIG”) of the United States Department of Health and Human Services (“HHS”) shall not be considered “in the ordinary course of business”.

(ix)                              To the knowledge of the Borrower and the other Loan Parties, except as would not reasonably be expected to have a Material Adverse Effect, there are no agreements with patients or residents of any Healthcare Asset or Healthcare Service or with any other Persons that deviate in any adverse respect from, or which conflict with, any Healthcare Requirements.

(x)                                 To the knowledge of the Borrower and the other Loan Parties, except as would not reasonably be expected to have a Material Adverse Effect, all patient and/or resident records at each Healthcare Asset and the records of individuals that receive services at a Healthcare Asset or from a Healthcare Service, including, without limitation, patient and/or resident accounts records, are true, complete, and correct in all material respects and are and have been within all applicable statutes of limitation maintained in all material respects in accordance with applicable law and Healthcare Requirements.

(xi)                              Except as would not cause any Loan Party or any Subsidiary thereof to fail to be in material compliance with any applicable Healthcare Requirements, or as would not reasonably be expected to have a Material Adverse Effect, all claims submitted to Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program by each Healthcare Asset and each Healthcare Service are for items and services actually rendered and in material compliance with Healthcare Requirements, and, all items and services are properly coded and all claims were submitted in material compliance with all Healthcare Requirements regarding billing and claims submission and are supported by adequate and appropriate documentation.

(xii)                           None of the execution and delivery of this Agreement or any other Loan Document, the performance hereunder or thereunder by any Loan Party or, to the knowledge of the Borrower, any other party thereto, will, on the Closing Date, (A) adversely affect, in any material respect, the right of the Borrower or any Subsidiary to receive Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program payments or reimbursements, (B) delay or materially reduce the Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program payments or reimbursements that the Borrower or any Subsidiary is receiving as of the date hereof, (C) materially adversely affect any of the Healthcare Licenses; or (D) violate any of the Healthcare Requirements in any material respect.

(xiii)                        Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary thereof has received written notice, or is aware, of any violation of applicable antitrust laws.

(xiv)                       To the knowledge of the Loan Parties, the Healthcare Licenses and Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program accounts receivable with respect to each Borrowing Base Asset are free of any Liens (other than the Liens created under the Loan Documents and Liens permitted by Section 5.02(a)), and neither the Borrower nor any Subsidiary has pledged any of its receivables as collateral security for any Debt (other than the Obligations of the Loan Parties under the Loan Documents and pledges permitted by Section 5.02(a)).

(xv)                          Schedule 4.01(y) to the Disclosure Letter sets forth the collective bargaining agreements and other labor contracts applicable to all persons employed by it at any Borrowing Base Asset as of the Closing Date.

(xvi)                       Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have instituted, and each Healthcare Asset and Healthcare Service is operated in compliance with a compliance plan addressing fraud and abuse laws, and the compliance plan for each Healthcare Asset or Healthcare Service complies in all material respects with the compliance guidance issued by the OIG.

(xvii)                    Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries, the Healthcare Assets and Healthcare Services are and have been within all applicable statutes of limitation in compliance with HIPAA and each Healthcare Asset and each Healthcare Service has in place a HIPAA compliance program and is in material compliance with its HIPAA compliance program.

(xviii)                 Except as would not reasonably be expected to have a Material Adverse Effect, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, reimbursement recoupment, sanction, penalty or nonrenewal affecting the Borrower, any Subsidiary thereof or any Healthcare Asset, Healthcare Service, or provider agreement with Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program.

(xix)                       Except as would not cause any Loan Party to fail to be in compliance with any Healthcare Requirement in such a manner as would reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 4.01(y) to the Disclosure Letter, all Medicare, Medicaid and any other  applicable third party payor arrangement, plan or program cost reports and other financial reports required to be submitted by or on behalf of each Healthcare Asset and Healthcare Service has been timely filed, and each cost report and other financial report is accurate and complete in all material respects and not misleading in any material respect.

(xx)                          Except as set forth on Schedule 4.01(y) to the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, (A) there are no cost report years that are subject to audits and no cost reports that remain “open” or unsettled, and (B) there are no current or pending Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third-party payor arrangement, plan or program recoupment efforts against any Healthcare Asset or Healthcare Service.

(xxi)                       Except as would not reasonably be expected to have a Material Adverse Effect, each Healthcare Asset and the use thereof complies with all applicable material local, state, and Federal building codes, fire codes, healthcare, nursing facility, and other similar regulatory requirements and no material waivers of such physical plant standards exist at any of the Healthcare Assets.

(xxii)                    Except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrower, any Subsidiary thereof, any Healthcare Asset or any Healthcare Service is excluded from participation in any Federal or state healthcare program nor as a result of a judicial or administrative proceeding is any of them subject to mandatory or permissive exclusion by the OIG.  Except as would not reasonably be expected to have a Material Adverse Effect, no officers, directors, managers, employees or contractors of the Borrower, any Subsidiary thereof, any Healthcare Asset or any Healthcare Service are excluded from participation in any Federal or state healthcare program, or as a result of a judicial or administrative proceeding subject to mandatory or permissive exclusion by the OIG, or have failed to obtain or maintain any licenses or permits required for the provision of healthcare or related services by such officers, directors, managers, employees or contractors; provided, however, that this Section 4.01(y)(xxii) shall only apply to contractors to the extent any Responsible Officer of Borrower or its Subsidiaries, or any administrator, manager, director, or employee involved in the hiring of such contractor has knowledge of such condition.

(xxiii)                 Except as would not reasonably be expected to result in a Material Adverse Effect (A) each Group Purchasing Organization and each Healthcare Staffing Company is operated and has been within all applicable statutes of limitation in material compliance with the Anti-Kickback Statute, the False Claims Act and all other Healthcare Requirements, (B) each GPO meets the GPO safe harbor under the Anti-Kickback Statute and (C) all personnel placed by each Healthcare Staffing Company are appropriately licensed.

(z)                                  OFAC.  None of the Loan Parties or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is a Person that is, or is owned or controlled by Persons that are:  (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(aa)                          Anti-Corruption Laws.  None of the Borrower, any Guarantor, or any of their respective Subsidiaries or, to the knowledge the Borrower and the Guarantors, any director, officer, employee, agent or Affiliate thereof, is in violation of any Anti-Corruption Laws.

(bb)                          Special Flood Properties.  Either (i) no Borrowing Base Asset is a Flood Hazard Property or (ii) if a Borrowing Base Asset is a Flood Hazard Property, the Borrower or the applicable Loan Party has delivered to the Administrative Agent the Flood Insurance Documents with respect to such Borrowing Base Asset.

(cc)                            EEA Financial Institution.  Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an EEA Financial Institution.

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01                                 Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970; provided, however, that the failure to comply with the provisions of this Section 5.01(a) shall not constitute a default hereunder so long as such non-compliance is the subject of a Good Faith Contest.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)                                  Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest or where the failure to undertake any such cleanup, removal, remedial or other action could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Maintenance of Insurance.

(i)                                     Maintain, and cause each of its Subsidiaries to maintain, insurance (including, with respect to the Borrowing Base Assets, the insurance required by the terms of the Mortgages) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate, but in no event shall such amounts with respect to the Borrowing Base Assets be lower or coverages be less comprehensive than the respective insurance amounts and coverages set forth on Schedule 5.01 (d) to the Disclosure Letter; provided, however, that professional liability insurance coverage shall be required only to the extent that such coverage is available at commercially reasonable rates.

(ii)                                  If any Borrowing Base Asset is at any time a Flood Hazard Property, then the Borrower shall, or shall cause each applicable Loan Party, to provide to the Administrative Agent the Flood Insurance Documents with respect to such Borrowing Base Asset.  The Administrative Agent shall provide to the Secured Parties copies of the Flood Insurance Documents (including any Flood Insurance Documents delivered in connection with a Flood Compliance Event), to the extent received from the Borrower.  The Administrative Agent agrees to request such Flood Insurance Documents at the request of any Secured Party.  Unless the Borrower provides the Administrative Agent with the Flood Insurance Documents, the Administrative Agent may purchase Flood Insurance meeting the requirements of clause (iii) of the definition of “Flood Insurance Documents” at the Borrower’s expense to protect the interests of the Administrative Agent and the Secured Parties.  The Borrower and each Loan Party shall cooperate with the Administrative Agent in connection with compliance with the Flood Laws, including by providing any information reasonably required by the Administrative Agent (or by any Secured Party through the Administrative Agent) in order to confirm compliance with the Flood Laws.

(iii)                               If a Flood Redesignation shall occur with respect to any Borrowing Base Asset, the Administrative Agent shall obtain a completed Flood Hazard Determination with respect to the applicable Borrowing Base Asset, and the Borrower shall provide to the Administrative Agent the Flood Insurance Documents with respect to such Borrowing Base Asset by not later 45 days after the date of the Flood Redesignation or any earlier date required by the Flood Laws.

(iv)                              The Borrower shall give to the Administrative Agent written notice of any Flood Compliance Event (other than a Flood Redesignation) not less than 30 days prior to such Flood Compliance Event.  The Administrative Agent shall provide a copy of such notice to the Secured Parties and shall obtain a completed Flood Hazard Determination.  For avoidance of doubt, the Borrower shall provide, or re-provide, as the case may be, to the Administrative Agent the Flood Insurance Documents by not later than the date of the Flood Compliance Event and as a condition precedent to the occurrence of such Flood Compliance Event.

(e)                                  Preservation of Partnership or Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve such rights or franchises could not reasonably be expected to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(c) or (d) below).

(f)                                   Visitation Rights.  At any reasonable time and from time to time, permit any of the Agents or Lender Parties, or any agent or representatives thereof, upon reasonable prior notice and during regular business hours, to examine and make copies of and abstracts from the records and books of account of, and visit the Borrowing Base Assets, and to discuss the affairs, finances and accounts of any Loan Party with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g)                                  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof, except in each case where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)                                     Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors or other direct or indirect wholly-owned Subsidiaries) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j)                                    Covenant to Guarantee Obligations and Give Additional Security.  (i) Concurrently with the delivery of Collateral Deliverables pursuant to Section 5.01(k) with respect to a Proposed Borrowing Base Asset owned or leased by a Subsidiary of a Loan Party or (ii) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party that directly owns or leases a Borrowing Base Asset, cause each such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (x) a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents and (y) a security agreement supplement in form and substance reasonably satisfactory to the Administrative Agent.

(k)                                 Borrowing Base Additions.  With the Borrower’s written request to the Administrative Agent that any Asset (a “Proposed Borrowing Base Asset”) be added as a Borrowing Base Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, a BBA Proposal Package with respect to such Proposed Borrowing Base Asset.  Within ten (10) Business Days after receipt of a complete BBA Proposal Package, the Administrative Agent shall give notice to the Borrower of whether the Administrative Agent and the Required Lenders have approved such Proposed Borrowing Base Asset as a Borrowing Base Asset subject to the delivery of all applicable Collateral Deliverables and Guarantor Deliverables pursuant to the following sentence (any such notice comprising an approval, a “Conditional Approval Notice”).  Within 45 days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the discretion of the Administrative Agent, at the Borrower’s request, for an additional 30 days without the approval of the Required Lenders), the Borrower shall, at its expense, deliver (or cause to be delivered) to the Administrative Agent all applicable Collateral Deliverables and Guarantor Deliverables, and the Administrative Agent will promptly make copies of the applicable Collateral Deliverables and Guarantor Deliverables available for inspection by the Lenders, which may be via the Approved Electronic Platform.  Notwithstanding the foregoing, the failure of any Proposed Borrowing Base Asset to comply with one or more of the Borrowing Base Conditions shall not preclude the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset so long as the Administrative Agent and the Required Lenders shall have expressly consented to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset notwithstanding the failure to satisfy such conditions.

(l)                                     Further Assurances.  (i)  Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)                                  Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, account control agreements, mortgages, deeds of trust, trust deeds, assignments of leases and rents, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, to subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.  Without limitation of the foregoing provisions of this Section 5.01(l), in the event that the Borrower changes its name following the Closing Date, the Borrower will, promptly upon request by the Administrative Agent, deliver a ratification of the Loan Documents and replacement Notes reflecting the Borrower’s new name.

(m)                             Performance of Material Contracts.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, in each case with respect to any Borrowing Base Asset, and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract with respect to a Borrowing Base Asset, such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

(n)                                 Compliance with Leases.  Except where, in each case, the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its

Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease of a Borrowing Base Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), (b) notify the Administrative Agent of any material default by any party with respect to such leases and (c) cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(o)                                 Qualifying Ground Leases.  With respect to any Qualifying Ground Lease related to any Borrowing Base Asset:

(i)                                     pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(ii)                                  timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(iii)                               do all things necessary to preserve and keep unimpaired such Qualifying Ground Lease and its rights thereunder;

(iv)                              diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(v)                                 deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Qualifying Ground Lease;

(vi)                              upon the Administrative Agent’s reasonable written request and at reasonable intervals, unless an Event of Default shall have occurred and be continuing, in which case, upon written request at any time, provide to the Administrative Agent any information or materials relating to such Qualifying Ground Lease and evidencing the applicable Guarantor’s due observance and performance of its material obligations thereunder;

(vii)                           execute and deliver (to the extent permitted to do so under such Qualifying Ground Lease), upon the request of the Administrative Agent, any documents, instruments or agreements as may be required to permit the Administrative Agent to cure any default of the Loan Party under such Qualifying Ground Lease;

(viii)                        provide to the Collateral Agent written notice of its intention to exercise any option or renewal or extension rights with respect to such Qualifying Ground Lease at least thirty (30) days prior to the expiration of the time to exercise such right or option and, upon the direction of the Administrative Agent, duly exercise any renewal or extension option with respect to such Qualifying Ground Lease (provided that each Loan Party hereby appoints the Collateral Agent its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew such Qualifying Ground Lease);

(ix)                              in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Qualifying Ground Lease within the applicable time period therefore in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(x)                                 provide to the Administrative Agent not less than thirty (30) days prior written notice of the date on which the applicable Guarantor shall apply to any court or other Governmental Authority for authority or permission to reject the applicable Qualifying Ground Lease in the event that there shall be filed by or against any Guarantor any petition, action or proceeding under Bankruptcy Law or any similar federal or state law; provided, however, that the Administrative Agent shall have the right, but not the obligation, to serve upon the applicable Guarantor within such thirty (30) day period a notice stating that (1) the Administrative Agent demands that such Guarantor assume and then assign the relevant Qualifying Ground Lease to the Administrative Agent subject to and in accordance with Bankruptcy Law and (2) the Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Administrative Agent and of future performance under the applicable Qualifying Ground Lease; provided further that if the Administrative Agent serves such notice upon the applicable Guarantor, such Guarantor shall not seek to reject the applicable Qualifying Ground Lease and shall promptly comply with such demand;

(xi)                              permit the Collateral Agent (at its option), during the continuance of any Event of Default, to (1) perform and comply with all obligations under the applicable Qualifying Ground Lease; (2) do and take such action as the Collateral Agent reasonably deems necessary or desirable to prevent or cure any default by such Guarantor under such Qualifying Ground Lease and (3) enter in and upon the applicable premises related to such Qualifying Ground Lease to the extent and as often as the Administrative Agent reasonably deems necessary or desirable in order to prevent or cure any default under the applicable Qualifying Ground Lease;

(xii)                           if such event could reasonably be expected to result in a Material Adverse Effect, in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such Qualifying Ground Lease, permit the Administrative Agent (at its option) to exercise all right, title and interest of the applicable Guarantor in connection with such proceedings, provided that (i) each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise such right, interest and title and (ii) the Loan Parties shall bear all costs, fees and expenses related to such proceedings; provided further that each Loan Party hereby further agrees that the Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the Qualifying Ground Lease referenced above by the relevant ground lessor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding); and

(xiii)                        at reasonable times and at reasonable intervals, deliver to the Collateral Agent (or, subject to the requirements of the subject Qualifying Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent), an estoppel certificate and consent agreement in relation to such Qualifying Ground Lease in form and substance reasonably acceptable to the Collateral Agent, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualifying Ground Lease (if applicable); (ii) that such Qualifying Ground Lease is in full force and effect and has not been modified except to the extent the Collateral Agent has received notice of such modification; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualifying Ground Lease, provided that each Loan Party hereby agrees to execute and deliver to the Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

(p)                                 Management Agreements.  At all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager that has (i) entered into a management agreement with respect to such Asset in form and substance reasonably satisfactory to the Administrative Agent, and (ii) executed and delivered a management agreement subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.  Lender Parties acknowledge that the Management Agreements in effect as of the date hereof are satisfactory.

(q)                                 Exchange Listing.  In the case of the Borrower, at all times cause its common shares to be, and remain, duly listed on The NASDAQ Stock Market LLC, the New York Stock Exchange or any other national securities exchange.

(r)                                    Sarbanes-Oxley.  Comply at all times in all material respects with all applicable provisions of Section 402 (a) of Sarbanes-Oxley, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(s)                                   Insurance Proceeds and Condemnation Awards.  (i)  In the event of any loss or damage to any portion of any Borrowing Base Asset due to fire or other casualty, or any taking of any portion of any Borrowing Base Asset by condemnation or under power of eminent domain and provided that the Borrower does not designate the Borrowing Base Asset suffering such loss as a non-Borrowing Base Asset in accordance with Section 5.02(e), the Collateral Agent shall have the right, but not the obligation, after the occurrence and during the continuation of an Event of Default, to settle insurance claims and condemnation claims or awards, unless the loss or damage is less than $5,000,000.  If (A) the loss or damage is less than $5,000,000 or (B) if the Collateral Agent elects not to settle such claim or award, then the applicable Loan Party shall have the right to settle such claim or award without the consent of the Collateral Agent, provided that (1) such Loan Party shall use the proceeds of any claim or award to rebuild or restore the applicable Borrowing Base Asset substantially to its condition prior to the casualty or condemnation to the extent permitted by applicable law and (2) such Loan Party shall provide the Collateral Agent with notice of the casualty or condemnation.  In all other cases, the applicable Loan Party shall not settle such claim or award without the prior or concurrent written consent of the Collateral Agent.  So long as such Borrowing Base Asset remains a Borrowing Base Asset, failure to use the insurance proceeds received directly from the insurance company to rebuild and restore the Borrowing Base Asset shall constitute an Event of Default.  The Collateral Agent shall have the right (but not the obligation) to collect, retain and apply to the Obligations all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including reasonable attorney and adjusters’ fees and expenses) in the event that an Event of Default exists under this Agreement or the other Loan Documents or the Borrowing Base Asset no longer meets the Borrowing Base Conditions (other than as a result of such loss or damage).  Otherwise, all proceeds shall be delivered to the Borrower.  Any proceeds remaining after application to the Obligations shall be paid by the Collateral Agent to the Borrower or the party then entitled thereto.

(ii)                                  Provided that the Borrower has not designated the affected asset as a non-Borrowing Base Asset in accordance with Section 5.02(e), if the Collateral Agent does not elect to or is not entitled to apply casualty proceeds or condemnation awards to the Obligations and if the Loan Parties are not entitled to settle such claims, all as provided under the foregoing subsection (i), the Collateral Agent shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all reasonable expenses of collection and settlement, including reasonable attorney and adjusters’ fees and expenses, to release the same to the applicable Loan Party periodically, provided that such Loan Party shall:

(A)                               expeditiously repair and restore all damage to the portion of the Borrowing Base Asset in question resulting from such casualty or condemnation, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Borrowing Base Asset continues to qualify as a Borrowing Base Asset following such construction; and

(B)                               if the casualty proceeds or condemnation awards are, in the Collateral Agent’s reasonable judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Borrowing Base Asset as aforesaid, then the Loan Parties shall promptly deposit with the Collateral Agent the amount of such deficiency.

Any request by a Loan Party for a disbursement by the Collateral Agent of casualty proceeds or condemnation awards by the Borrower pursuant to this Section 5.01(s) and the disbursement thereof shall be conditioned upon the Loan Parties’ compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the affected Borrowing Base Asset, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

(t)                                    Healthcare Requirements.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, cause the operations conducted or to be conducted at each Healthcare Asset and each Healthcare Service, at a minimum, to be conducted in a manner consistent in all material respects with all applicable Healthcare Requirements and, in connection therewith, the Borrower and the Loan Parties further covenant that (in each case, except to the extent that the same would not reasonably be expected to have a Material Adverse Effect):

(i)                                     the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases, and medical waste, of any kind and in any form, will be maintained in material compliance with all Healthcare Requirements;

(ii)                                  each Healthcare Asset and each Healthcare Service will be operated in material compliance with applicable Healthcare Requirements relating thereto, reimbursement or care contracts, and any other agreements necessary for the certification, licensure or operation of such Healthcare Asset or Healthcare Service as may be necessary for participation in Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor arrangement, plan or program, to the extent applicable;

(iii)                               each Healthcare Asset that is a Borrowing Base Asset will remain in effect without material reduction in the number of licensed beds or certified beds;

(iv)                              all deposits relating to Healthcare Requirements, including deposits relating to residents or residency agreements will be maintained in material compliance with all applicable regulatory requirements.  If such deposits are in cash, the Borrower and its Subsidiaries shall deposit and hold such deposits in accordance with applicable law;

(v)                                 the Borrower and its Subsidiaries shall file all required Medicare or Medicaid cost reports on or prior to the date such reports are due and make available to the Administrative Agent, if requested (within 90 days of the date of such request), a complete and accurate copy of the annual Medicare or Medicaid cost report for the Borrower and its Subsidiaries with respect to the Borrowing Base Assets and subject to privacy limitations under applicable law, which will be prepared by the Borrower or applicable Subsidiary and accompanied by a certificate from a Responsible Officer of the Borrower certifying as of the date thereof that such report is accurate, complete and not misleading, and promptly furnish the Administrative Agent any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports; and

(vi)                              the Borrower shall cause all residency and other agreements with residents of the Healthcare Assets to comply with all legal requirements and Healthcare Requirements.

SECTION 5.02                                 Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)                                 Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any Borrowing Base Asset of any character (including, without limitation, accounts), except:

(i)                                     Liens created under the Loan Documents;

(ii)                                  Permitted Liens;

(iii)                               Liens described on Schedule 4.01(p) to the Disclosure Letter;

(iv)                              purchase money Liens upon or in equipment acquired or held by any Guarantor in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii);

(v)                                 Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv), provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

(vi)                              any other Liens, provided, that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to the incurrence of such Liens.

(b)                                 Debt.  With respect to the Guarantors only, create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)                                     Debt under the Loan Documents;

(ii)                                  Debt owed to any other Loan Party or any wholly-owned Subsidiary of any Loan Party, provided that, in each case, such Debt (y) shall be on terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;

(iii)                               Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $5,000,000 at any time outstanding,

(iv)                              Capitalized Leases not to exceed in the aggregate $5,000,000 at any time outstanding,

(v)                                 the Surviving Debt described on Schedule 4.01(o) to the Disclosure Letter and any Refinancing Debt extending, refunding or refinancing such Surviving Debt,

(vi)                              Debt represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts,

(vii)                           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and

(viii)                        any other Debt, provided, that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to the incurrence of such Debt.

(c)                                  Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents).

(d)                                 Mergers, Etc.  Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02 (e)), lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Borrower (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower, which shall always be the surviving entity) such other Person is the surviving party and shall promptly become a Loan Party, provided, in each case, that (A) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (B) the Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating that the Facility Available Amount (calculated on a pro forma basis after giving effect to such merger) will be greater than or equal to the Facility Exposure.  Notwithstanding any other provision of this Agreement, (x) any Subsidiary of a Loan Party that is not itself a Loan Party may merge or consolidate with or into, or convey all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, so long as such transaction, to the extent resulting in a direct or indirect Transfer of assets, complies with Section 5.02(e), mutatis mutandis, the Borrower determines in good faith that such proposed transaction is in the best interests of the Borrower, and no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, (y) any Subsidiary of a Loan Party that is not itself a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a wholly-owned Subsidiary of Borrower, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower) that owns such Assets so long as Section 5.02(e)

would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests.  Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Guarantor from the Guaranty and the Collateral Documents.

(e)                                  Sales, Etc. of Assets.  Sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire (each such action described in this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), in each case other than (x) the Transfer of any asset with a gross book value equal to $1,000,000 or less in the ordinary course of business on arm’s length terms, and (y) the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(i)                                     the Transfer of any assets that are not Borrowing Base Assets or direct or indirect Equity Interests in Borrowing Base Assets to any Person (including, without limitation, the Transfer of any Transfer Healthcare Asset), provided, that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer;

(ii)                                  the lease or sublease of assets, as lessor or sublessor (as the case may be), in the ordinary course of business,

(iii)                               the Transfer of any Borrowing Base Asset or Borrowing Base Assets to any Person, or the designation of a Borrowing Base Asset or Borrowing Base Assets as a non-Borrowing Base Asset or non-Borrowing Base Assets, in each case with the intention that such Borrowing Base Asset or Borrowing Base Assets, upon consummation of such Transfer or designation, shall no longer constitute a Borrowing Base Asset or Borrowing Base Assets, provided that:

(A)                               immediately after giving effect to such Transfer or designation, as the case may be, the remaining Borrowing Base Assets shall continue to satisfy the requirements set forth in clauses (a) through (h) of the definition of Borrowing Base Conditions,

(B)                               immediately after giving effect to such Transfer or designation, as the case may be, the Borrowing Base Debt Service Coverage Ratio of all remaining Borrowing Base Assets (measured on a pro forma basis as of the date immediately following such Transfer) shall not be less than 1.50:1.00,

(C)                               the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer or designation,

(D)                               on or prior to the date of such Transfer or designation, as the case may be, the Borrower shall have delivered to the Administrative Agent (A) a Borrowing Base Certificate demonstrating that the Facility Available Amount (calculated on a pro forma basis after giving effect to such Transfer and to any repayment of Advances made at the time thereof) will be greater than or equal to the Facility Exposure, and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (A) through (D) and confirming that no Default or Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, and

(E)                                the Administrative Agent and the Required Lenders shall have consented in writing to such Transfer or designation prior to the consummation thereof (except in the case of the Transfer or designation of up to five Borrowing Base Assets in the aggregate during the term of the Facility that the Borrower or any other Loan Party may elect to Transfer or designate without the consent of the Administrative Agent and the Required Lenders), it being agreed that the Administrative Agent shall give notice to the Borrower of whether the Administrative Agent and the Required Lenders have consented to such Transfer or designation within ten (10) Business Days after receipt of request therefor from the Borrower together with such supporting information in reasonable detail consistent with the requirements of clauses (A) through (D) above as the Administrative Agent shall reasonably request,

(iv)                              the Transfer of inventory in the ordinary course of business, and

(v)                                 the sale, transfer or disposal of assets in transactions solely among one or more of the Borrower and its Subsidiaries (other than the Transfer of any Borrowing Base Asset or Borrowing Base Assets or any direct or indirect Equity Interests therein, except to the extent permitted by Section 5.02(e)(iii)).

Following (I) a Transfer of a portion or all Borrowing Base Assets owned and leased by a Guarantor in accordance with Section 5.02(e)(iii) or (II) the designation by a Guarantor of a portion or all Borrowing Base Assets owned or leased by it as non-Borrowing Base Assets pursuant to Section 5.02(e)(iii), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release any mortgages, deeds of trust, security agreement, and UCC financing statements from such transferred Borrower Base Assets or assets designated as non-Borrowing Base Assets.  Further, following (x) a Transfer of all Borrowing Base Assets owned or leased by a Guarantor in accordance with Section 5.02(e)(iii) or (y) the designation by a Guarantor of all Borrowing Base Assets owned or leased by it as non-Borrowing Base Assets pursuant to Section 5.02(e)(iii), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Guarantor from the Guaranty and the Security Agreement.

(f)                                   Investments.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment, or otherwise own the following items such that the aggregate value of such Investments of such Persons exceeds at any time the specified percentages of Total Asset Value set forth below:

(i)                                     Investments in Healthcare Assets (including by asset or Equity Interest acquisitions or investments in Joint Ventures, in each case subject, where applicable, to the limitations set forth below in this Section 5.02(f));

(ii)                                  Investments in Joint Ventures such that the aggregate value of such Investments (determined in a manner consistent with the definition of Total Asset Value or, if not contemplated under the definition of Total Asset Value, as determined in accordance with GAAP) exceeds 20% of Total Asset Value at any time;

(iii)                               Investments in Development Assets such that the aggregate Construction Budget for all such Development Assets exceeds 15% of Total Asset Value at any time.  For purposes of this clause:  (x) “Construction Budget” means the fully budgeted costs for the acquisition and construction of a given piece of real property (including, without limitation, the cost of acquiring such piece of real property (except to the extent any portion thereof is unimproved land included in clause (iv) below), reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs), as reasonably determined by the Borrower in good faith and (y) real property under construction to be (but not yet) acquired by the Borrower or a Subsidiary thereof upon completion of construction pursuant to a contract in which the seller of such real property is required to complete construction prior to, and as a condition precedent to, such acquisition, shall be subject to this clause (ii);

(iv)                              Investments in Mortgage Receivables such that the aggregate book value of such Mortgage Receivables exceeds 10% of Total Asset Value at any time;

(v)                                 Investments in unimproved land such that the aggregate book value of all such unimproved land exceeds 5% of Total Asset Value at any time;

(vi)                              Investments in Cash Equivalents;

(vii)                           Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii);

(viii)                        Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(ix)                              Investments in Subsidiaries that are wholly-owned by any Loan Party;

(x)                                 Investments by the Borrower in Hedge Agreements permitted under Section 5.02(j);

(xi)                              To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties; and

(xii)                           Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)                                  Restricted Payments.  In the case of the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however, that (i) the Borrower may take such actions only so long as no Default or Event of Default shall have occurred and be continuing, and (ii) payments described in this Section 5.02(g) shall only be permitted so long as after giving effect to each such payment, the sum of (A) the Facility Available Amount less the Facility Exposure plus (B) the aggregate amount of Unrestricted Cash held by the Borrower is not less than $10,000,000.

(h)                                 Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, in each case in a manner that could reasonably be expected to have a Material Adverse Effect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that any amendment to any such constitutive document that would be adverse to any of the Secured Parties shall be deemed “material” for purposes of this Section; and provided further that any amendment to any such constitutive document that would designate such Subsidiary as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section.

(i)                                     Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)                                    Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, provided, however, that the Borrower shall be permitted to enter into Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practices.

(k)                                 OFAC.  Knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions.

(l)                                     Amendment, Etc. of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract, and in the case of a Material Contract not affecting any Borrowing Base Asset, in a manner that could reasonably be expected to have a Material Adverse Effect.

(m)                             [Intentionally Omitted].

(n)                                 [Intentionally Omitted].

(o)                                 Multiemployer Plans.  Contribute to or be required to contribute to, nor will any ERISA Affiliate contribute to or be required to contribute to, any Multiemployer Plan.

(p)                                 Ground Leases.  With respect to any Qualifying Ground Lease with respect to any Borrowing Base Asset:

(i)                                     waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(ii)                                  do, permit or suffer (1) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable Qualifying Ground Lease or (2) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable Qualifying Ground Lease;

(iii)                               cancel, terminate, surrender, modify or amend any of the provisions of any such Qualifying Ground Lease or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(iv)                              permit or consent to the subordination of such Qualifying Ground Lease to any mortgage or other leasehold interest of the premises related thereto; or

(v)                                 treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any Qualifying Ground Lease as terminated, cancelled or surrendered pursuant to Bankruptcy Law without the Administrative Agent’s prior written consent.

(q)                                 Healthcare.  Without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and authorization and/or approval under all applicable law and Healthcare Requirements, assign or transfer (or permit any Subsidiary thereof to assign or transfer), except to the Borrower or another Subsidiary thereof as authorized under all applicable law and Healthcare Requirements, any of its interest in any Healthcare License or reimbursement or care contracts (including rights to payment thereunder), including any Medicare, Medicaid, Tricare, Veteran’s Administration, any other Federal or state healthcare reimbursement program, or a managed care company, insurance company, and/or any other third party payor agreements, pertaining to the Borrower, any Subsidiary thereof or any Healthcare Asset or Healthcare Service, provided that the foregoing shall not be prohibited by this Agreement to the extent it is in connection with a sale or other transfer of a Healthcare Asset permitted under Section 5.02(e); and provided further that this Section 5.02(q) shall only apply to Assets other than Borrowing Base Assets where such assignment or transfer could reasonably be expected to have a Material Adverse Effect.

(r)                                    Healthcare Licenses.  (i)  Fail to maintain in effect all Healthcare Licenses necessary to the operation of its business or necessary for each Healthcare Asset or each Healthcare Service, or (ii) engage in any activity that (a) constitutes or, with the giving of notice, the passage of time, or both, would result in a material violation of any Healthcare License necessary for the lawful conduct of its business or operations or necessary for each Healthcare Asset or each Healthcare Service or (b) constitutes or, with the giving of notice, the passage of time, or both, would result in the loss by any Healthcare Asset or any Healthcare Service that is owned, leased, managed or operated by any Loan Party or any Subsidiary thereof of the right to participate in, and/or receive payment or reimbursement under, the appropriate Medicare, Medicaid, Tricare, Veteran’s Administration and related reimbursement programs, and any other Federal or state healthcare reimbursement programs, to the extent that any Loan Party or any Subsidiary thereof participates in and/or receives payment or reimbursement under any such program, and to receive payment or reimbursement from private and commercial payors, managed care companies, insurance companies and/or any other third-party payor arrangements, plans or programs to the extent applicable thereto, in each case under (i) and (ii), except, in each case, where the loss of such Healthcare License or rights to participate in or receive payments or reimbursement under or from such programs or payors could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03                                 Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties in accordance with Section 9.02(b):

(a)                                 Default Notice.  As soon as possible and in any event within two Business Days after a Responsible Officer becomes aware of the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Borrower setting forth details of such Default or such event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b)                                 Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its

Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Borrower with the Securities and Exchange Commission shall satisfy the foregoing requirements), all of which shall be (a) certified by the Chief Financial Officer or Chief Accounting Officer (or other Responsible Officer) of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of RSM US LLP or any other independent certified public accountants of recognized national standing, whose report shall be unqualified.  Together with such financial statements, the Borrower shall deliver a Compliance Certificate duly executed by the Chief Financial Officer or Chief Accounting Officer (or other Responsible Officer) of the Borrower, which Compliance Certificate shall (A) have attached a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (B) state that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c)                                  Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Borrower as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Borrower with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with a Compliance Certificate duly executed by the Chief Financial Officer (or other Responsible Officer) of the Borrower, which Compliance Certificate shall  (i) state that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) attach a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)                                 Borrowing Base Certificate.  As soon as available and in any event within 30 days after the end of each calendar month, a Borrowing Base Certificate, as at the end of such month, certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower, in each case showing calculations which reflect the asset concentration limits set forth in the definition of Total Borrowing Base Value.

(e)                                  Borrowing Base Financials.  As soon as available and in any event within 30 days after the end of each calendar month, financial information in respect of all Borrowing Base Assets, in form and detail reasonably satisfactory to the Administrative Agent.

(f)                                   Annual Budgets.  As soon as available and in any event not later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g)                                  Material Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01 (f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h)                                 Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(i)                                     OFAC.  Promptly upon the written request of the Administrative Agent, any information that any Agent or Lender Party deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

(j)                                    Assets Reports.  As soon as available and in any event within 45 days after the end of each quarter of each Fiscal Year, a report listing and describing (in detail reasonably satisfactory to the Administrative Agent) all Assets of the Guarantors as of the end of such quarter in form and substance reasonably satisfactory to the Administrative Agent.

(k)                                 Environmental Conditions.  Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials from such Asset, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could reasonably be expected to result in a Lien against any Borrowing Base Asset.

(l)                                     Borrowing Base Asset Value.  Promptly after obtaining actual knowledge of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Borrowing Base Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of a Borrowing Base Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Borrowing Base Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(m)                             Compliance with Borrowing Base Conditions.  Promptly after obtaining actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to satisfy any of the Borrowing Base Conditions (other than those Borrowing Base Conditions, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Borrowing Base Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(n)                                 Appraisals.  Promptly upon the written request of the Administrative Agent,  Appraisals of the Borrowing Base Assets that are the subject of such request; provided that so long as no Event of Default then exists, the Administrative Agent shall be entitled to request an updated Appraisal (which, for the avoidance of doubt, shall not alter the Appraised Value of such Borrowing Base Asset for purposes of the calculation of Asset Value or the financial covenants contained in Section 5.04 of this Agreement and related definitions) to the extent such Appraisal is required by any (x) regulatory authority or quasi regulatory authority or (y) applicable law or regulation.

(o)                                 Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and polices been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03 (b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Borrower and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer  performing similar functions) of the Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p)                                 Material Contract.  As soon as available, a copy of any Material Contract entered into with respect to any Borrowing Base Asset after the date hereof.

(q)                                 Healthcare Matters.  (i) Promptly after receipt thereof by the Borrower or any Subsidiary thereof, notice of any notices or charges relating to the non-compliance by the Borrower or any Subsidiary with any Governmental Authority, Healthcare Requirements, laws, regulations, requirements, licenses, permits, certificates, authorizations or approvals that would reasonably be expected to have a Material Adverse Effect; and (ii) promptly after receipt thereof by the Borrower or any Subsidiary thereof, copies of any and all notices (regardless of form) that any Healthcare License or Medicare or Medicaid certification or other applicable payment program participation is being, or could be, downgraded, terminated, revoked, or suspended, or that action is pending, being considered or being, or could be, taken to downgrade, terminate, revoke, or suspend any Healthcare License, or to fine, penalize or impose remedies or sanctions upon, discontinue, suspend, deny, decrease or recoup any payments due, made or coming due, or that action is pending, being considered, or being, or could be, taken, to fine, penalize or impose remedies or sanctions upon, discontinue, suspend, deny, decrease or recoup any payments due, made or coming due any of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; provided, however, that the Administrative Agent shall be promptly notified by the Borrower of an inquiry or an investigation, in each case of a non-routine nature, or audit by a State Medicaid Fraud Control Unit, a State Attorney General, the United States Department of Justice or the OIG, affecting any Borrowing Base Asset.  The Borrower shall promptly provide supporting documentation or additional information regarding any of the foregoing reasonably requested by the Administrative Agent, other than documents subject to attorney-client privilege.

(r)                                    Other Information.  Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Information required to be delivered pursuant to Section 5.03(b) or Section 5.03(c) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.fivestarseniorliving.com or at another website identified in such notice and accessible by the Lender Parties without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Administrative Agent for distribution to (x) any Lender Party to which the above referenced websites are for any reason not available if such Lender Party or the Administrative Agent has so notified the Borrower and (y) any Lender Party that has notified the Borrower that it desires paper copies of all such information; and provided further that the Administrative Agent shall notify the Lender Parties in accordance with Section 9.02 of any materials delivered pursuant to this Section 5.03.

SECTION 5.04                                 Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Borrower will:

(a)                                 Borrower Financial Covenants.

(i)                                     Maximum Leverage Ratio.  Maintain at all times a Leverage Ratio of not greater than 5.00:1.00.

(ii)                                  Minimum Tangible Net Worth.  Maintain at all times tangible net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP (but exclusive of depreciation and amortization), of not less than the sum of $248,595,750.00 plus an amount equal to 75% times the net cash proceeds of all issuances and primary sales of Equity Interests of the Borrower or any of its Subsidiaries consummated after December 31, 2016.

(iii)                               Minimum Fixed Charge Coverage Ratio.  Maintain at all times a Fixed Charge Coverage Ratio of not less than 1.50:1.00.

(b)                                 Borrowing Base Financial Covenants.

(i)                                     Maximum Facility Exposure.  Not permit at any time the Facility Exposure at such time to exceed the Facility Available Amount at such time.

(ii)                                  Minimum Borrowing Base Debt Service Coverage Ratio.  Maintain at all times a Borrowing Base Debt Service Coverage Ratio of not less than 1.50:1.00.

To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Borrower, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets, and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Borrower most recently ended.  To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), a Transfer permitted under Section 5.02(e)(iii) or new Material Debt, such calculations shall be made both before and on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable.  All calculations under this Section 5.04 shall be made on a pro forma basis to account for any applicable monthly or 30-day financial statements or reports required to be delivered pursuant to Section 5.03 since the date of the most recently delivered quarterly statements or reports.  All such calculations shall be reasonably acceptable to the Administrative Agent.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01                                 Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 Failure to Make Payments When Due.  (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b)                                 Breach of Representations and Warranties.  Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                                  Breach of Certain Covenants.  The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (n), (o), (p) or (t), 5.02, 5.03(a), (d), (e), (f), (g), (h), (j), (k), (l), (m), (n), (o), (p), (q) and  (r) (provided that in the case of Section 5.03(g), (h), (k), (l), (m), (o), (p) and (q) only, if such failure shall remain unremedied for three Business Days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party) or 5.04; or

(d)                                 Other Defaults under Loan Documents.  Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)                                  Cross Defaults.  (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)                                   Insolvency Events.  Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)                                  Monetary Judgments.  Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)                                 Non-Monetary Judgments.  Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                                     Unenforceability of Loan Documents.  Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j)                                    Security Failure.  Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(k)                                 Change of Control.  A Change of Control shall occur; or

(l)                                     ERISA Events.  Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02                                 Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or 2.17(e) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent or the Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII
GUARANTY

SECTION 7.01                                 Guaranty; Limitation of Liability.  (a)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations, but in each case excluding all Excluded Swap Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.  This Guaranty is and constitutes a guaranty of payment and not merely of collection.  Each Guarantor that was a “Guarantor” (as defined in the Existing Credit Agreement) confirms that it has not been released from the

“Guaranteed Obligations” (as defined in the Existing Credit Agreement) and that nothing in this Article VII shall be construed as a discharge, extinguishment or novation of the Guaranteed Obligations of such Guarantor outstanding under the Existing Agreement.

(b)                                 Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)                                  Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 7.02                                 Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                                 any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                                   any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g)                                  the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                                 any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03                                 Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)                                 Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)                                 Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)                                  Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(f)                                   Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04                                 Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.  If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05                                 Guaranty Supplements.  Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06                                 Indemnification by Guarantors.  (a)  Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)                                 Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, incidental, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07                                 Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)                                 Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                                 Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)                                  Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)                                 Administrative Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08                                 Continuing Guaranty.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.

SECTION 7.09                                 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a (18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII
THE AGENTS

SECTION 8.01                                 Authorization and Action; Appointment of Supplemental Collateral Agents.  (a)  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and as an Issuing Bank (if applicable)) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, joint lead arranger or joint book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents.  In its capacity as the Lender Parties’ contractual representative, Agents are each a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

(b)                                 Anything contained herein or in the Collateral Documents to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more trustees, co-trustees, collateral co-agents or collateral subagents (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Supplemental Collateral Agent with respect to any Collateral, (i) such Supplemental Collateral Agent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent under the Collateral Documents with respect to such Collateral; (ii) such Supplemental Collateral Agent shall be deemed to be an “Agent” for purposes of this Agreement and the other Loan Documents, and the provisions of the Security Agreement, this Article and Section 9.04 hereof that refer to the Agents (or either of them) shall inure to the benefit of such Supplemental Collateral Agent, and all references therein and in the other Loan Documents to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require; and (iii) the term “Collateral Agent”, when used herein or in any applicable Collateral Document in relation to the Liens on or security interests in such Collateral granted in favor of the Collateral Agent, and any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall be deemed to include such Supplemental Collateral Agent; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirming to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

SECTION 8.02                                 Agents’ Reliance, Etc.  Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) in the case of the Administrative Agent, may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.19 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law.

SECTION 8.03                                 Citibank and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citibank were not the Administrative Agent or the Collateral Agent and without any duty to account therefor to the Lender Parties.

SECTION 8.04                                 Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Loan Document shall require any Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of its respective directors, officers, agents or employees.

SECTION 8.05                                 Indemnification by Lender Parties.  (a)  Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party severally agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)                                 Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party severally agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)                                  For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Revolving Credit Commitments at such time.  The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or  such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06                                 Successor Agents.  (a)  Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Collateral Agent and it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

(b)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank and/or the Swing Line Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swing Line Bank, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice), provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swing Line Bank will have no effect on its rights in respect of any outstanding Swing Line Advances or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swing Line Advance.

SECTION 8.07                                 Relationship of Agents and Lenders.  The relationship between Agents (or either of them) and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01                                 Amendments, Etc.  (a)  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (except as otherwise provided in this Section 9.01(a)), do any of the following at any time:  (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement,  reduce or limit the obligations of any Guarantor or the Borrower under Article VII or release such Guarantor or the Borrower or otherwise limit such Guarantor’s or the Borrower’s liability with respect to the Guaranteed Obligations or the Obligations, as the case may be, (iii) release all or substantially all of the Collateral (other than pursuant to Section 5.02(e) or 9.11) or permit the Loan Parties to encumber the Collateral, except as expressly permitted in the Loan Documents, (iv) amend this Section 9.01, (v) increase the Commitments of any Lender or subject any Lender to any additional obligations without the prior written consent of such Lender (other than as provided by Section 2.19), (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder without the prior written consent of each Lender affected thereby, (vii) postpone or extend any scheduled payment date for any payment of principal of, or interest on, the Notes or any scheduled payment date for any fees or other amounts payable hereunder or extend the Termination Date, other than in each case as provided by Section 2.16, without the prior written consent of each Lender affected thereby, (viii) provide for payment of the Facility in any manner other than in cash in U.S. Dollars, (ix) take any other action specifically requiring the consent of all Lenders under the Loan Documents, (x) change Section 2.11(f) or Section 2.13, or (xi) change the definition of “Facility Available Amount” or any other definition used in the determination thereof; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under this Agreement or the other Loan Documents.

(b)                                 In the event that any Lender (a “Non-Consenting Lender”) shall, for more than 30 days after solicitation in writing from the Administrative Agent, fail to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to a Replacement Lender, provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent, (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 2.18, and (iv) such Replacement Lender shall have consented to such waiver or amendment.  The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07.

(c)                                  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period, provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 9.02                      Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 400 Centre Street, Newton, MA 02458, Attention:  Bruce J. Mackey, Jr., President and Chief Executive Officer, or, if applicable, at bmackey@5ssl.com (and in the case of transmission by e-mail, with a copy by U.S. mail to the attention of Bruce J. Mackey, Jr., President and Chief Executive Officer, 400 Centre Street, Newton, MA 02458), with a copy to Katherine E. Potter, Senior Vice President and General Counsel, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458 or, if applicable, at kpotter@5ssl.com (and in the case of transmission by e-mail, with a copy by U.S. mail to the attention of Katherine E. Potter, Senior Vice President and General Counsel, at 400 Centre Street, Newton, MA 02458); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to the Existing Issuing Bank or the Initial Issuing Bank, at its address at 1615 Brett Road OPS III, New Castle, DE 19720, Attention:  Bank Loan Syndications Department, or, if applicable, at robert.ross@citigroup.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road OPS III, New Castle, DE 19720, Attention:  Bank Loan Syndications Department); and if to the Administrative Agent, the Collateral Agent or the Swing Line Bank, at its address at 1615 Brett Road OPS III, New Castle, DE 19720, Attention:  Bank Loan Syndications Department, or, if applicable, at robert.ross@citigroup.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road OPS III, New Castle, DE 19720, Attention:  Bank Loan Syndications Department) or, as to the Borrower or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to any Agent pursuant to Article II, III or VIII or to the Collateral Agent under the Collateral Documents shall not be effective until received by such Agent or the Collateral Agent, as the case may be.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b)                                 Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)                                  Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)                                 THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)                                  Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03                                 No Waiver; Remedies.  No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04                                 Costs and Expenses.  (a)  Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for such Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for such Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, 5.01(j) or 5.01(k) and (ii) all reasonable out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for such Agent and each Lender Party with respect thereto).

(b)                                 Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, incidental, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.  This Section 9.04(b) shall not apply with respect to Taxes, as to which Section 2.12 shall govern.

(c)                                  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 2.19(e), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender Party, in its sole discretion.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(f)                                   No Indemnified Party referred to in Section 9.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 9.05                                 Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  If such deposits are not pledged pursuant to a valid security agreement, the prior written consent of the Administrative Agent shall be obtained before any right of set-off shall be exercised.  Each Agent and each Lender Party agrees promptly to notify the Borrower or such Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have; provided, however, that in the event that any Defaulting Lender exercises such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swing Line Bank and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 9.06                                 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and each Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07                                 Assignments and Participations; Replacement Notes.  (a)  Each Lender may (and, if demanded by the Borrower in accordance with Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b) shall be an assignment at par of all rights and obligations of the assigning Lender under this Agreement, (v) no such assignments shall be permitted without the consent of the Administrative Agent (which consent shall not be unreasonably withheld), except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, (vi) no such assignments shall be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (y) for each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participants in Letters of Credit and Swing Line Advances in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or

Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)                                 The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)                                   Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

(g)                                  Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral and (vi) a Participant shall be entitled to the benefits of Sections 2.10, 2.12, and 9.04(c) (subject to the requirements and limitations therein, including the requirements under Sections 2.12(f) and 2.12(g) (it being understood that the documentation required under Sections 2.12(f) and 2.12(g) shall be delivered to the participating Lender Party)) to the same extent as if it were a Lender Party and had acquired its interest by assignment pursuant to Section 9.07(a); provided, however, that (A) such Participant shall not be entitled to receive any greater payment under Section 2.10, 2.12, or 9.04(c) with respect to any participation than its participating Lender Party would have been entitled to receive, except, in the case of Sections 2.10 and 2.12 only, to the extent such entitlement to receive a greater payment results from a change in law or increased cost, as applicable, that occurs after the Participant acquired the applicable participation, (B) such Participant shall agree to be subject to the Lender mitigation and replacement provisions of Sections 2.10(a) and (d), 2.12(j) and 2.18 as if it were an assignee under paragraph (a) of this Section, and (C) each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or any other Obligations under the Loan Documents (the “Participant Register”), provided, however, that no Lender shall have any obligation to disclose all or any portion of such Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any such Commitment, Advances or any other Obligations, under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)                                 Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.12.

(i)                                     Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign, or grant a security interest in all or any portion of its rights under this Agreement (including, without limitation, any pledge or assignment of, or grant of a security interest in, the Advances owing to such Lender and any Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other central bank in accordance with applicable local laws or regulations.

(j)                                    Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form.  Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

SECTION 9.08                                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09                                 Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

SECTION 9.10                                 Usury Not Intended.  It is the intent of the Borrower and each Lender Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender Party including such applicable laws of the State of New York and the United States of America from time to time in effect.  In furtherance thereof, the Lender Parties and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, taken, charged, received, reserved or paid under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts contracted for, taken, charged, received, reserved or paid on the Advances, include amounts which, by applicable law, are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and, each Lender Party receiving the same shall credit the same on the principal of the Obligations of the Borrower under the Loan Documents (or if such Obligations shall have been paid in full, refund said excess to the Borrower).  In the event that the Obligations of the Borrower under the Loan Documents are accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal of the Obligations of the Borrower under the Loan Documents (or, if such Obligations shall have been paid in full, refunded to the Borrower).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lender

Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Facility all amounts considered to be interest under applicable law at any time contracted for, taken, charged, received,  reserved or paid in connection with the Obligations of the Loan Parties under the Loan Documents.  The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

SECTION 9.11                                 No Liability of the Issuing Banks.  (a) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.12                                 Confidentiality.  (a)  Each of the Agents, the Lender Parties and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) to the CUSIP Service Bureau or any similar agency, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available to such Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries without such Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Borrower or any of its Subsidiaries has been breached.  In addition, the Administrative Agent and the Lender Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lender Parties in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  For purposes of this Section, “Information” means all information that any Loan Party furnishes to the

Administrative Agent or any Lender Party in writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this Section 9.12 or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Loan Parties or the Administrative Agent or any other Lender Party and not in violation of any confidentiality agreement with respect to such information that is actually known to the Administrative Agent or such Lender Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Borrower, any of its Subsidiaries or their respective securities (“Restricting Information”).  Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  None of any Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall any Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of any Agent or any of its respective directors, officers, agents or employees (i) shall have, and each Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to any Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Agent or any of its respective directors, officers, agents or employees.

(c)                                  Each Loan Party agrees that (i) all Communications it provides to any Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.12(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”).  Neither Agent nor any of its respective Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Agents or any of their respective Affiliates incur any liability to any

Loan Party, any Lender Party or any other Person for any action taken by any Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 9.12(c) shall modify or limit a Person’s obligations under Section 9.12 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d)                                 Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e)                                  Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agents and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Borrower).  None of the Loan Parties, Agents or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)                                   Sections 9.10(b), (c), (d) and (e) are designed to assist the Agents, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  None of any Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does any Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.13                                 Release of Collateral.  (a)  Upon (i) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, (x) as a result of a sale of the Equity Interests in the Loan Party that owns such Collateral, and (y) any Transfer pursuant to Section 5.02(e)(ii) or (iii)) that is permitted by the terms of the Loan Documents or (ii) any designation of any Borrowing Base Asset as a non-Borrowing Base Asset that is permitted by Section 5.02(e)(iii), then, in either such event, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Document in accordance with the terms of the Loan Documents.

(b)                                 Upon the latest to occur of (i) the indefeasible payment in full in cash of the Secured Obligations, (ii) the termination in whole of the Commitments and (iii) the termination or expiration of all Letters of Credit, the Liens granted by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Loan Party.  Upon any such termination, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Parties such documents as such Loan Parties shall reasonably request to evidence such termination.

SECTION 9.14                                 Patriot Act Notification.  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.15                                 Jurisdiction, Etc.  (a)  Each of the Loan Parties hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, against any Agent, any Lender Party or any other Indemnified Party in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the Loan Parties irrevocably and unconditionally submits to the jurisdiction of such courts, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court.  Each of the Loan Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this agreement shall affect any right that any Agent, any Lender Party or any other Indemnified Party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is a party in the courts of any jurisdiction in connection with the exercise of any rights under any Loan Document or against any Collateral or the enforcement of any judgment, and each Loan Party hereby submits to the jurisdiction of, and consents to venue in, any such court.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court sitting in City, County and State of New York.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16                                 Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.17                                 WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.18                                 No Fiduciary Duties.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Collateral Agent, any Lender Party or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other.  The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions.  Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Loan Parties acknowledges that the Administrative Agent, the Collateral Agent, the Lender Parties and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder, (y) the Collateral Agent acting as the collateral agent hereunder or (z) the Lender Parties acting as lenders hereunder, that the Administrative Agent, the Collateral Agent or any such Lender Party may not be entitled to share with any Loan Party.  Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Collateral Agent, the Lender Parties and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent, as if the Collateral Agent were not the Collateral Agent and as if the Lender Parties were not Lender Parties, and without any duty to account therefor to the Loan Parties.  Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Collateral Agent, the Lender Parties and the Arrangers, any conflict of interest which may arise by virtue of the Administrative Agent, the Collateral Agent, the Arrangers and/or the Lender Parties acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, the Collateral Agent, any Arranger or any Lender Party as described in this Section 9.18.

SECTION 9.19                                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

FIVE STAR QUALITY CARE, INC.,
a Maryland corporation

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Chief Financial Officer and Treasurer

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

GUARANTORS:

FSQ THE PALMS AT FORT MYERS BUSINESS TRUST, a Maryland business trust

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FVE MW LLC,
a Maryland limited liability company

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FSQ VILLA AT RIVERWOOD BUSINESS TRUST, a Maryland business trust

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

MORNINGSIDE OF CONCORD, LLC,
a Delaware limited liability company

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

MORNINGSIDE OF SPRINGFIELD, LLC,
a Delaware limited liability company

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

FIVE STAR COVINGTON LLC,
a Delaware limited liability company

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FVE EC LLC,
a Maryland limited liability company

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT, COLLATERAL AGENT, SWING LINE BANK, AND INITIAL LENDER:

CITIBANK, N.A.

By:	/s/ Ricardo James
Name: Ricardo James
Title: Vice President

INITIAL ISSUING BANK:

CITIBANK, N.A.

By:	/s/ Ricardo James
Name: Ricardo James
Title: Vice President

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

INITIAL LENDERS:

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Sheena Lee
Name: Sheena Lee
Title: Authorized Signatory

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

INITIAL LENDERS:

PNC BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Margarita Muzzall
Name: Margarita Muzzall
Title: Vice President

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

INITIAL LENDERS:

COMPASS BANK,
as a Lender

By:	/s/ Keely W. McGee
Name: Keely W. McGee
Title: Senior Vice President

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

INITIAL LENDERS:

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Kevin Boyle
Name: Kevin Boyle
Title: Senior Vice President

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

INITIAL LENDERS:

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

FIVE STAR

AMENDED & RESTATED CREDIT AGREEMENT

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender/ Initial Issuing	Commitments
Bank	Revolving Credit	Letter of Credit	Swing Line	Domestic Lending Office	Eurodollar Lending Office
Citibank, N.A.	$25,000,000	$10,000,000	$25,000,000	1615 Brett Road OPS III New Castle, DE 19720 Attn: Citi Loan Operations Tel: 302-894-6052 Fax: 212-994-0847 email: GLOriginationOps@citi.com	1615 Brett Road OPS III New Castle, DE 19720 Attn: Citi Loan Operations Tel: 302-894-6052 Fax: 212-994-0847 email: GLOriginationOps@citi.com
Royal Bank of Canada	$25,000,000	—	—	Royal Bank of Canada Global Loan Administration New York Branch 200 Vesey Street New York, NY 10281-8098 Attn: Ashish Jawa Tel: 1-877-332-7455 Fax: 1-212-428-2372 email: RBCNewYorkGLA1@rbc.com	Royal Bank of Canada Global Loan Administration New York Branch 200 Vesey Street New York, NY 10281-8098 Attn: Ashish Jawa Tel: 1-877-332-7455 Fax: 1-212-428-2372 email: RBCNewYorkGLA1@rbc.com
PNC Bank, National Association	$15,000,000	—	—	10851 Mastin Street Suite 300 Overland Park, KS 66210 Attn: Kim Wetzel Tel: 913-253-9280 Fax: 888-578-2605 email: kimberly.wetzel@pnc.com	10851 Mastin Street Suite 300 Overland Park, KS 66210 Attn: Kim Wetzel Tel: 913-253-9280 Fax: 888-578-2605 email: kimberly.wetzel@pnc.com
Compass Bank	$15,000,000	—	—	8333 Douglas Ave, 2nd Floor Dallas, TX 75225 Attn: Ben David Tel: 972-735-3583 email: Kristi.tadlock@bbva.com	8333 Douglas Ave, 2nd Floor Dallas, TX 75225 Attn: Ben David Tel: 972-735-3583 email: Kristi.tadlock@bbva.com

1

Name of Initial Lender/ Initial Issuing	Commitments
Bank	Revolving Credit	Letter of Credit	Swing Line	Domestic Lending Office	Eurodollar Lending Office
Citizens Bank, N.A.	$10,000,000	—	—	130 N. 18th Street Suite 1310 Philadelphia, PA 19103 Attn: Donato Affatato Tel: 267-671-1827 email: donato.affatato@citizensbank.com	130 N. 18th Street Suite 1310 Philadelphia, PA 19103 Attn: Donato Affatato Tel: 267-671-1827 email: donato.affatato@citizensbank.com
UBS AG, Stamford Branch	$10,000,000	—	—	677 Washington Blvd Stamford, CT 06901 Attn: Loan Administration Team Fax: 203-719-3888 email: UBSAgency@ubs.com	677 Washington Blvd Stamford, CT 06901 Attn: Loan Administration Team Fax: 203-719-3888 email: UBSAgency@ubs.com
Totals	$100,000,000	$10,000,000	$25,000,000

2

SCHEDULE II
BORROWING BASE ASSETS*

				Beds in Use†			Licensed Beds‡
	Trade Name:	Address:	Total Units **	No. of IL beds	No. of AL beds	No. of ALZ beds	No. of IL beds	No. of AL beds		No. of ALZ beds	Total Bed Capacity§
1	Palms of Fort Myers	2674 Winkler Avenue Fort Myers, FL, 33901	218	143	49	26	149	80		—	229

2	Rosewalk Commons Retirement Community	250 Shenandoah Drive Lafayette, IN, 47905	109	22	87		22	87		—	109

3	Riverwalk Commons	7235 Riverwalk Way North, Noblesville, IN 46062	151	54	75	22	54	75		22	151

4	Villa at Riverwood	No. One Pratt Place Florissant, MO 63031	110	110			—	111		—	111

5	Fox Hollow Senior Living Community	190 Fox Hollow Road Pinehurst, NC 28374	77		60	17	—	79	††	16	79

6	Washington Township Senior Living	600 Medical Center Dr. Sewell, NJ 08080	103		103		—	103		—	103

7	Huntington Place Retirement (inclusive of The Huntington, Huntington Place Memory Care 1, Huntington Place Memory Care 2, and Huntington Place Memory Care 3)	3801 North Wright Road, Janesville, WI 53546	127	35	48	44	35	48		44	127

8	Covington Commons	2601 Covington Commons Drive, Fort Wayne, IN 46804	154	48	106		48	106		—	154

*  Facilities listed in items 1-7 are “Existing Borrowing Base Assets,” and facilities listed in items 8-10 are “New Borrowing Base Assets.”

†  As of February 13, 2017.

‡  As of December 31, 2016.

§  As of December 31, 2016.

**  As of February 13, 2017.

††  As provided on the facility’s license, the licensed bed capacity reflected in the “AL beds” column includes the number of Alzheimer’s/Dementia special care unit beds reflected in the “ALZ beds” column.

1

				Beds in Use†			Licensed Beds‡
	Trade Name:	Address:	Total Units **	No. of IL beds	No. of AL beds	No. of ALZ beds	No. of IL beds	No. of AL beds	No. of ALZ beds	Total Bed Capacity§
9	Morningside of Springfield	205 Westgate Drive Springfield, TN 37172	54	7	47		7	48	0	55

10	Legacy Heights‡‡	190 Fox Hollow Road Pinehurst, NC 28374	116		64	52	0	60	56	116

‡‡  Pending Borrowing Base Asset.

2

Schedule 4.01(f)

Material Litigation

None.

EXHIBIT A to the

CREDIT AGREEMENT

FORM OF NOTE

PROMISSORY NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Borrower”), HEREBY PROMISES TO PAY                           (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances (each as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement dated as of February 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among the Borrower, the Lender, certain other Lender parties party thereto, the Guarantors party thereto, Citibank, N.A., as Collateral Agent and as Administrative Agent for the Lender and such other Lender Parties, and the Arrangers party thereto, on the Termination Date.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance from the date of such Revolving Credit Advance, Letter of Credit Advance or Swing Line Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at 1615 Brett Road OPS III, New Castle, DE 19720, Attention:  Bank Loan Syndications Department, in same day funds.  Each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of advances (variously, the “Revolving Credit Advances”, “Letter of Credit Advances” or the “Swing Line Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance being evidenced by this Promissory Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the Termination Date upon the terms and conditions therein specified.

FIVE STAR

PROMISSORY NOTE

The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

FIVE STAR

PROMISSORY NOTE

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

FIVE STAR QUALITY CARE, INC.
a Maryland corporation

By:
Name:
Title:

FIVE STAR

PROMISSORY NOTE

ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

FIVE STAR

PROMISSORY NOTE

EXHIBIT B to the

CREDIT AGREEMENT

FORM OF NOTICE
OF BORROWING

NOTICE OF [SWING LINE] BORROWING

                              ,

Citibank, N.A.

as Administrative Agent

under the Credit Agreement

referred to below

1615 Brett Road OPS III

New Castle, DE 19720

Attention:  Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, FIVE STAR QUALITY CARE, INC., a Maryland corporation, refers to the Amended and Restated Credit Agreement dated as of February 24, 2017  (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), among the undersigned, Five Star Quality Care, Inc.,  the Guarantors party thereto, the Lender Parties party thereto, Citibank, N.A., as Collateral Agent and as Administrative Agent for the Lender Parties and the Arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.02(a)][2.02(b)] of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                      ,     .

(ii)                                  The Facility under which the Proposed Borrowing is requested is the [Revolving Credit][Swing Line] Facility.

(iii)                               The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iv)                              The aggregate amount of the Proposed Borrowing is [$          ].

(v)                                 [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is            month[s].]  [The maturity of such Borrowing is        .]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)            The representations and warranties contained in each Loan Document are true and correct on and as of the date of the Proposed Borrowing, before and after giving effect to (1) such Proposed Borrowing and (2) the application of the proceeds therefrom, as though made on and as of the date of the Proposed Borrowing;

(B)            No Default or Event of Default has occurred and is continuing, or would result from (1) such Proposed Borrowing or (2) from the application of the proceeds therefrom; and

(C)            (1) the Facility Available Amount equals or exceeds the Facility Exposure that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, and (2) before and after giving effect to such Advance, issuance or renewal, the Borrower shall be in compliance with the covenants contained in Section 5.04 of the Credit Agreement.

Attached hereto is a Borrowing Base Certificate for the Proposed Borrowing dated the date of such Proposed Borrowing demonstrating that the Facility Available Amount as of such date (calculated on a pro forma basis after giving effect to such proposed borrowing) will be greater than or equal to the Facility Exposure.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

FIVE STAR QUALITY CARE, INC.
a Maryland corporation

By:
Name:
Title:

EXHIBIT C to the

CREDIT AGREEMENT

FORM OF

GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT

                           ,

Citibank, N.A.

as Administrative Agent

under the Credit Agreement

referred to below

1615 Brett Road OPS III

New Castle, DE 19720

Attention:  Bank Loan Syndications Department

Amended and Restated Credit Agreement dated as of February 24, 2017 (as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc., as Borrower the Guarantors party thereto, the Lender Parties party thereto, Citibank, N.A., as Collateral Agent and as Administrative Agent for the Lender Parties and the Arrangers party thereto.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty set forth in Article VII thereof (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”).  Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement.

Section 1.                                           Guaranty; Limitation of Liability.  (a)  The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty, the Credit Agreement or any other Loan Document.  Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)                                 The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c)                                  The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.                                           Obligations Under the Guaranty.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Credit Agreement and the Guaranty to the same extent as each of the other Guarantors thereunder.  The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor”, a “Loan Party” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.                                           Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor; provided, however, that, to the extent there have been any changes in factual matters related to the addition of the undersigned as a Guarantor or the addition of any Asset owned by the undersigned as a Borrowing Base Asset warranting updated Schedules to the Disclosure Letter (so long as such changes in factual matters shall in no event comprise a Default or an Event of Default under the Credit Agreement), such updated Schedules are attached as Exhibit A hereto, and references in such representations and warranties to Schedules to the Disclosure Letter shall be deemed to refer to such Schedules as so updated.

Section 4.                                           Delivery by Telecopier.  Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.                                           Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                                 The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty Supplement or the Guaranty or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Credit Agreement, the Guaranty thereunder or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c)                                  The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.  The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)                                 THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

FSQ THE PALMS AT FORT MYERS BUSINESS TRUST, a Maryland business trust

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FVE MW LLC,
a Maryland limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FSQ VILLA AT RIVERWOOD BUSINESS TRUST, a Maryland business trust

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

MORNINGSIDE OF CONCORD, LLC,
a Delaware limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

MORNINGSIDE OF SPRINGFIELD, LLC,
a Delaware limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR

GUARANTY SUPPLEMENT

FIVE STAR COVINGTON LLC,
a Delaware limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FVE EC LLC,
a Maryland limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR

GUARANTY SUPPLEMENT

EXHIBIT D to the

CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement dated as of February 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), among Five Star Quality Care, Inc., a Maryland Corporation, as Borrower, the Guarantors party thereto, the Lender Parties party thereto, Citibank, N.A., as Collateral Agent and as Administrative Agent for the Lender Parties and the Arrangers party thereto.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1.                                      Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facilities specified on Schedule 1 hereto.  After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2.                                      Such Assignor (a) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (d) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3.                                      Such Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon any Agent, any Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (e) confirms that it is an Eligible Assignee; (f) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (g) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (h) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

4.                                      Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.                                      Upon such acceptance by the Administrative Agent and, if applicable, the Borrower and recording by the Administrative Agent, as of the Effective Date, (a) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (b) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

6.                                      Upon such acceptance by the Administrative Agent and, if applicable, the Borrower and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee.  Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.                                      This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.                                      This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the person executing this Assignment and Acceptance) shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Revolving Credit Facility
Percentage interest assigned		%		%		%		%		%
Revolving Credit Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances assigned	$		$		$		$		$
Principal amount of Note payable to Assignor	$		$		$		$		$
Letter of Credit Facility
Letter of Credit Commitment assigned	$		$		$		$		$
Letter of Credit Commitment retained	$		$		$		$		$

ASSIGNEES:
Revolving Credit Facility
Percentage interest assumed		%		%		%		%		%
Revolving Credit Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances assumed	$		$		$		$		$
Principal amount of Note payable to Assignee	$		$		$		$		$
Letter of Credit Facility
Letter of Credit Commitment assumed	$		$		$		$		$

Effective Date (if other than date of acceptance by Administrative Agent):

(1)                      ,

Assignors

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

(1)                                 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent and, if applicable, the Borrower.

Assignees

, as Assignee
[Type or print legal name of Assignee]

By
Title:
E-mail address for notices:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Title:
E-mail address for notices:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Title:
E-mail address for notices:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Title:
E-mail address for notices:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

Accepted [and Approved] this

day of                         ,

CITIBANK, N.A.,

as Administrative Agent

By:
Name:
Title:

Approved this      day

of                     , 2017

FIVE STAR QUALITY CARE, INC.,

a Maryland corporation

By:
Name: Richard A. Doyle
Title: Chief Financial Officer and Treasurer

FIVE STAR
ASSIGNMENT AND ACCEPTANCE

EXHIBIT E-1

EXHIBIT E-2

Form of Opinion of Local Counsel
with Respect to Real Estate Matters

[FORM OF OPINION OF LOCAL COUNSEL
WITH RESPECT TO REAL ESTATE MATTERS]

                        , 2017

To:                             The Secured Parties under the Credit Agreement
referred to below and to Citibank, N.A.,

as Administrative and Collateral Agent under the

Credit Agreement referred to below

Re:  Five Star Quality Care, Inc.

Ladies and Gentlemen:

We have acted as special [name of State] (the “State”) counsel to Five Star Quality Care, Inc., a Maryland corporation (“Borrower”), and [applicable Guarantor] a [           ] [                   ] (“Grantor”) in connection with the execution and delivery of the [Mortgage/Deed of Trust/Deed to Secure Debt] referenced below pursuant to that certain Amended and Restated Credit Agreement dated as of [                   ], 2017 (the “Credit Agreement”) by and among Borrower, the Guarantors identified therein, the Secured Parties (as defined therein), and Citibank, N.A., as collateral agent (in such capacity, “Collateral Agent”) and as administrative agent (in such capacity, “Administrative Agent”) for the Secured Parties.  This opinion is rendered at the request of Borrower pursuant to Section 3.01(a) of the Credit Agreement.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the [Mortgage/Deed of Trust/Deed to Secure Debt], or if not defined therein, in the Credit Agreement.

In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including such corporate records and documents of Grantor and such certificates of public officials and officers of Grantor as we have deemed necessary or appropriate for purposes of this opinion.  These records, documents and instruments also included execution copies or counterparts of the following documents (collectively, the “Subject Documents”):

1.                                      The Credit Agreement; [and]

2.                                      The [Amended and Restated][Mortgage/Deed of Trust/Deed to Secure Debt], Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of        , 2017 from Grantor, as [mortgagor/grantor], to [                , as trustee (“Trustee”), for the benefit of] Collateral Agent, as [mortgagee/beneficiary] (the “[Mortgage/Deed of Trust/Deed to Secure Debt]”), encumbering the “Mortgaged Property” described therein[.][; and]

3.                                      [** FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  The Uniform Commercial Code Fixture Filing naming Grantor as debtor and Collateral Agent as secured party, relating to the Mortgaged Property (the “Fixture Filing”).**]

Assumptions

In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of State and federal law on which we have opined below, the following:

(i)                                     the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

(ii)                                  to the extent that the obligations of Grantor may be dependent upon such matters, other than with respect to Grantor, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;

(iii)                               that Grantor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(iv)                              that Grantor has the requisite corporate power and authority to enter into and perform its obligations under the Subject Documents to which it is a party;

(v)                                 the due authorization, execution and delivery by Grantor of the Subject Documents to which Grantor is a party;

(vi)                              that a part or all of the loan proceeds to be advanced pursuant to the Credit Agreement will have been advanced on or before the date hereof;

(vii)                           that all material factual matters, including without limitation, representations and warranties, contained in the Subject Documents, are true and correct as set forth therein;

(viii)                        that Grantor, at the time of recordation of the [Mortgage/Deed of Trust/Deed to Secure Debt][**FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  and filing of the Fixture Filing**], held an interest of record in the real property portions of the Mortgaged Property owned by Grantor; [and]

(ix)                              [**FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  that the portions of the Fixtures (as defined below) that are or are to become fixtures with respect to the Mortgaged Property are and will be located on the Mortgaged Property; and**]

(x)                                 that the Subject Documents will be governed by and construed in accordance with the internal laws of the State, notwithstanding the provisions of the Subject Documents to the contrary.

2

Opinions

On the basis of such examination, our reliance upon the assumptions contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.              The [Mortgage/Deed of Trust/Deed to Secure Debt] constitutes the legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms.

2.              The execution and delivery of the Subject Documents, the performance by Grantor of its obligations thereunder and the compliance with the terms and conditions thereof by Grantor are not in contravention of or in conflict with any law, rule or regulation of the State applicable to Grantor.

3.              The execution and delivery by [name of Guarantor] of each Loan Document to which it is a party do not, and the performance by [name of Guarantor] of its obligations thereunder and the transactions contemplated by such Loan Documents do not violate any [State] law, rule or regulation applicable to guarantors or grantors generally or applicable to [name of Guarantor].

4.              No authorization or approval or other action by, and no notice to or filing with, any [State] governmental authority or regulatory body is required for (a) the due execution, delivery or performance by [name of Guarantor] of any Loan Document to which it is a party or the consummation of the transactions contemplated by any such Loan Document, (b) the grant by [name of Guarantor] of the Liens granted by it pursuant to the Collateral Documents to which it is a party, or (c) the perfection or maintenance of the Liens created under such Collateral Documents (including the first priority nature thereof), or (d) except for (i) the exercise of any remedies requiring prior court approval, (ii) the filings or other actions referred to in paragraph[s]    herein or (iii) the approval of [State] licensing agencies or permitting boards, the exercise by the Administrative Agent, the Collateral Agent or any Secured Party of its rights under any Loan Document to which [name of Guarantor] is a party or the remedies in respect of the Collateral pursuant to any such Collateral Document.

5.              The [Mortgage/Deed of Trust/Deed to Secure Debt] (including the acknowledgement, attestation, seal and witness requirements) is in appropriate form for recordation in the State.

6.              The [Mortgage/Deed of Trust/Deed to Secure Debt] is in proper form sufficient to create a valid [mortgage lien/deed of trust lien/security title] in favor of Collateral Agent on, and to vest [Trustee and] Collateral Agent with power of sale in, such of the Mortgaged Property described therein that constitutes real property (including fixtures, to the extent the same constitute real property).  The recordation of the [Mortgage/Deed of Trust/Deed to Secure Debt] in the [** NAME APPROPRIATE COUNTY RECORDING OFFICE**] is the only recordation, filing or registration necessary to perfect the [lien on/security title in] the Mortgaged Property created by the [Mortgage/Deed of Trust/Deed to Secure Debt] [** FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  , except for the filing with the ** NAME APPROPRIATE COUNTY RECORDING OFFICE** of the Fixture Filing regarding that portion of the Mortgaged Property constituting fixtures**].  Upon recordation of the [Mortgage/Deed of Trust/Deed to Secure Debt] in the [** NAME APPROPRIATE COUNTY RECORDING OFFICE**], [Trustee/Collateral Agent] will have a valid and perfected [mortgage lien on/deed of trust lien on/security title to] the Mortgaged Property described therein.  No other

3

recordation, filing, re-recordation or re-filing is necessary in order to perfect or to maintain the priority of the [lien/security title] created by the [Mortgage/Deed of Trust/Deed to Secure Debt].

7.              The real property descriptions attached to the [Mortgage/Deed of Trust] [FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA: and the Fixture Filing] are in form legally sufficient for the purpose of subjecting that portion of the Mortgaged Property that constitutes real property to the lien evidenced by the [Mortgage/Deed of Trust/Deed to Secure Debt][** FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  and the Fixture Filing**].

8.              [**EXCLUDING MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA AND LOUISIANA** The [Mortgage/Deed of Trust] is in proper form sufficient to constitute a valid and effective fixture filing with respect to the Premises under Article 9 of the Uniform Commercial Code as in effect in the State naming Grantor as debtor and Collateral Agent as secured party.

9.              Collateral Agent is not required to qualify to transact business in the State nor will Collateral Agent incur any tax imposed by the State (including, without limitation, any tax imposed by the State on interest or on revenue paid in respect of the Credit Agreement), solely as the result of the ownership or recordation of the [Mortgage/Deed of Trust/Deed to Secure Debt].

10.       [**FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  The Fixture Filing is in appropriate form for recordation in the State.**]

11.       [**FOR MICHIGAN, GEORGIA, SOUTH CAROLINA, NORTH DAKOTA OR LOUISIANA:  With respect to that portion of the Mortgaged Property in which a security interest may be perfected by the recordation of a fixture filing in the State (the “Fixtures”), the proper place to file the Fixture Filing is in the [LIST APPROPRIATE COUNTY RECORDING OFFICE] (the “Filing Office”), and no filing or recordation in any other place is necessary under the UCC to perfect a security interest in the Fixtures.  Upon the recordation of the Fixture Filing with the Filing Office, Collateral Agent will have a perfected security interest in the Fixtures.  Subsequent to the recordation of the Fixture Filing in accordance with the procedures set forth above, no other, further or subsequent filing, recordation, registration, re-filing, re-recordation or re-registration of the Fixture Filing or any additional financing statements or any other instrument and no other actions will be necessary or advisable to perfect or continue the perfection of the lien created thereby, except that Article 9 of the UCC requires the recordation of continuation statements within the period of six (6) months prior to the expiration of five (5) years from the date of the original recordation or the recordation of any continuation statement in order to maintain the effectiveness of the Fixture Filing.**]

12.       [Except as specifically set forth on Schedule 1 hereto, no] [No] taxes or other charges, including, without limitation, intangible, documentary, stamp, mortgage, transfer or recording taxes or similar charges are payable to the State or to any governmental authority or regulatory body located therein on account of the execution or delivery of the [Mortgage/Deed of Trust/Deed to Secure Debt], or the creation of the liens and security interests thereunder, or the filing, recordation or registration of the [Mortgage/Deed of Trust/Deed to Secure Debt], except for nominal filing or recording fees.

13.       Grantor possesses all Healthcare Licenses necessary to operate the Facility as an [independent living/assisted living/Alzheimer’s/memory care — conform as applicable] facility with the respective number of units or beds described on Schedule II of the Credit Agreement.

4

“Healthcare Licenses” means all certificates of need (or similar), certifications, licenses, permits, or other material approvals or authorizations required by any federal agency and/or [State] as a condition precedent to the operation of the Facility as an [independent living/assisted living/Alzheimer’s/memory care — conform as applicable] facility with the respective number of units or beds described on Schedule II of the Credit Agreement.

Qualifications

The foregoing opinions are subject to the following qualifications, limitations and exceptions:

1.              Qualifying paragraph 1 above, the enforceability of the [Mortgage/Deed of Trust/Deed to Secure Debt] and the liens created thereby may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.  The aforesaid opinion as to enforceability of the [Mortgage/Deed of Trust/Deed to Secure Debt] is also subject to the qualification that certain provisions contained therein may not be enforceable, but (subject to the limitations set forth in the foregoing sentence) such unenforceability will not render the [Mortgage/Deed of Trust/Deed to Secure Debt] invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby.

2.              In rendering the opinions expressed in this opinion letter, we have made no examination of and express no opinion with respect to:  (i) title to or, except as to adequacy of form, descriptions of the Mortgaged Property described in the [Mortgage/Deed of Trust/Deed to Secure Debt]; (ii) the nature or extent of Grantor’s rights in, or title to, the Mortgaged Property; (iii) the existence or non-existence of liens, security interests, charges or encumbrances thereon or therein actually of record; or (iv) the priority of any liens on any part of the Mortgaged Property.  We have not independently certified the existence, condition, location or ownership of any of the Mortgaged Property.

This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.  The foregoing opinion applies only with respect to the laws of the State and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is rendered only to Administrative Agent, Collateral Agent and the other Secured Parties and their respective successors and assigns (including any participant in any Secured Party’s interest) and is solely for their benefit in connection with the transactions contemplated by the Subject Documents and may not be relied upon by Administrative Agent, Collateral Agent or any other Secured Party or any of their respective successors or assigns for any other purpose without our prior written consent.

Very truly yours,

5

SCHEDULE 1

Mortgage Recording Taxes, Documentary Stamp Taxes
and other similar Taxes and Fees

[**INSERT DESCRIPTION OF AND METHOD OF CALCULATING ALL MORTGAGE RECORDING TAXES, DOCUMENTARY STAMP TAXES AND SIMILAR TAXES AND FEES**]

EXHIBIT E-3

EXHIBIT F to the

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT

Dated February 24, 2017

from

THE GRANTORS REFERRED TO HEREIN

to

CITIBANK, N.A.,

as Collateral Agent

T A B L E  O F  C O N T E N T S

Section 27.	Execution in Counterparts	21

Section 28.	The Credit Agreement and the Mortgages	21

Section 29.	Governing Law	21

Schedules

Schedule I	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule II	-	Borrowing Base Assets and Locations of Equipment and Inventory
Schedule III	-	Changes in Name, Location, Etc.

Exhibits

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Consent and Agreement

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT dated February 24, 2017 (this “Agreement”) among FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Borrower”), [insert names of Guarantors under the Credit Agreement] and the ADDITIONAL GRANTORS (as defined in Section 21) (each such Guarantor or Additional Grantor referred to herein as a “Guarantor Grantor”, collectively, the “Guarantor Grantors”, and collectively together with the Borrower, the “Grantors”), and CITIBANK, N.A., as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VIII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS

(1)         In connection with that certain Credit Agreement dated as of April 13, 2012 (the “Existing Credit Agreement”), certain Grantors entered into a Security Agreement dated as of April 13, 2012 (the “Existing Security Agreement”) among such Grantors and the Collateral Agent for the benefit of the Secured Parties under the Existing Credit Agreement.

(2)         The Grantors and certain other Loan Parties have entered into an Amended and Restated Credit Agreement dated as of the date hereof (such Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the Lender Parties, the Agents, and the Arrangers (each as defined therein).

(3)         Pursuant to the Credit Agreement the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(4)         In connection with the Existing Credit Agreement, the Borrower opened a letter of credit cash collateral deposit account, (the “L/C Cash Collateral Account”), with Citibank, N.A. in New York, New York, in the name of the Collateral Agent and under the sole control and dominion of the Collateral Agent.  The L/C Cash Collateral Account shall continue to be maintained subject to the terms of this Agreement.

(5)         It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement from time to time that the Grantors shall have executed and delivered this Agreement to the Administrative Agent.

(6)         Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(7)         Capitalized terms used but not otherwise defined in this Agreement shall have their respective meanings set forth in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided, however, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises, in order to induce the Lender Parties to make Advances and issue Letters of Credit under the Credit Agreement from time to time, and for good and valuable other consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1.                   Grant of Security

Section 1.1            Guarantor Grantor Collateral.  Each Guarantor Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Guarantor Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Guarantor Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Guarantor Grantor Collateral”):

(a)         all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, furniture and fixtures, medical and diagnostic equipment and supplies, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC but excluding any equipment subject to a Lien permitted by Section 5.02(a)(iv) of the Credit Agreement solely to the extent the documents governing such Lien prohibit the grant of a junior security interest in such equipment (any and all such property being the “Equipment”);

(b)         all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Guarantor Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Guarantor Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Guarantor Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c)          all accounts and payment intangibles (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property, but excluding all disbursement accounts, security deposit accounts and cash collateral accounts established for the benefit of third parties in the ordinary course of business and not to secure Debt (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d)         all “general intangibles,” as such term is defined in the UCC, of such Guarantor Grantor and, which, shall include, without limitation, (i) all of such Guarantor Grantor’s rights, title and interest in, to and under all contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any contract), (ii) all know-how and

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warranties relating to any of the Collateral or any Borrowing Base Asset, (iii) any and all other rights, claims, choses-in-action and causes of action of such Guarantor Grantor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral or any of the Borrowing Base Assets, (v) all lists, books, records, (including but not limited to billing and related records) correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral or any of the Borrowing Base Assets, including all customer, patient, client, resident or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, credit files, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Guarantor Grantor’s operations or any of the Collateral or any of the Borrowing Base Assets and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses (including, but not limited to, the Healthcare Licenses), consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Guarantor Grantor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation, (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority and (viii) with respect to each Guarantor Grantor, the goodwill connected with such Guarantor Grantor’s business (any and all such property being the “General Intangibles”);

(e)          any agreements beneficial in connection with the operation of such Guarantor Grantor’s business, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Guarantor Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Guarantor Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Guarantor Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Guarantor Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f)           the following (collectively, the “Guarantor Grantor Account Collateral”):

(i)                                     all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Guarantor Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Guarantor Grantor Account Collateral; and

(ii)                                  all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing collateral described in subsections 1.1(f)(i);

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(g)          all agreements, permits, consents, orders and franchises relating to the construction, use or operation of any of the Borrowing Base Assets to which such Guarantor Grantor, now or hereafter, is a party or a beneficiary; and

(h)         all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Guarantor Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 1.1 and this clause (h)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Guarantor Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

Section 1.2                                    Borrower Account Collateral.  In addition, the Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Borrower’s right, title and interest in and to:

(a)         the following (collectively, the “Borrower Account Collateral”):

(i)                                     the L/C Cash Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account;

(ii)                                  all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Borrower Account Collateral; and

(iii)                               all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing collateral described in subsections 1.2(a)(i) and (ii) above;

(b)         all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Borrower Account Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clause (a) of this Section 1.2 and this clause (b)) and, to the extent not otherwise included, all cash;

in each case, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (the Borrower Account Collateral together with the Guarantor Grantor Account Collateral, the “Account Collateral”) (the Borrower Account Collateral together with the Guarantor Grantor Collateral, the “Collateral”).

Section 1.3                                    Scope of Grant.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 1.1 and Section 1.2 attach

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to (A) any agreement, permit, consent, order or franchise covering real or personal property of any Grantor, and any of its rights or interest thereunder, if and to the extent that the grant of a security interest or lien is prohibited by or in violation of (y) any law, rule, regulation or order, or (z) a term, provision or condition of any such agreement, permit, consent, order or franchise (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Bankruptcy Law) or principles of equity) and such provision or condition has not been waived or the consent of the other party to such agreement, permit, consent, order or franchise has not been obtained; provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such agreement, permit, consent, order or franchise not subject to the prohibitions specified in (y) or (z) above; provided further that the exclusions referred to in this paragraph shall not include any proceeds of any such agreement, permit, consent, order or franchise; or (B) any Transfer Healthcare Asset (and, for the avoidance of doubt, the terms Equipment, Inventory, Receivables, Related Contracts, General Intangibles, Assigned Agreements and Agreement Collateral shall not include any Transfer Healthcare Asset).

Section 2.                   Security for Obligations.  This Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).  Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.  Each Grantor that was a “Grantor” (as defined in the Existing Security Agreement) confirms that it has not been released from the “Secured Obligations” (as defined in the Existing Security Agreement) and that nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Secured Obligations of such Grantor outstanding under the Existing Security Agreement.

Section 3.                   Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral solely by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                   Maintaining the Account Collateral.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment:

(a)         The Borrower will maintain the L/C Cash Collateral Account only with the Collateral Agent.

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(b)         The Collateral Agent may, at any time and without notice to, or consent from, the Borrower or any Grantor, transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Borrower’s or such Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

Section 5.                   Investing of Amounts in the L/C Cash Collateral Account.  The Collateral Agent will, subject to the provisions of Sections 4, 6 and 19, from time to time (a) (i) invest amounts received with respect to the L/C Cash Collateral Account in such Cash Equivalents credited to the L/C Cash Collateral Account as the Borrower may select and the Collateral Agent may approve in its reasonable discretion, and (ii) invest interest paid on the Cash Equivalents referred to in clause (a)(i) above, in accordance with such clause (a)(i) and (b) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited to the L/C Cash Collateral Account in the same manner.  Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the L/C Cash Collateral Account.  In addition, the Collateral Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the L/C Cash Collateral Account; provided that no Event of Default has occurred and is continuing, the Borrower may select such Cash Equivalents with the Collateral Agent’s approval in its reasonable discretion.

Section 6.                   Release of Amounts.  So long as no Event of Default shall have occurred and be continuing, the Collateral Agent will pay and release to the Borrower or the relevant Grantor or at the Borrower’s order or, at the request of the Borrower, to the Collateral Agent to be applied to the Obligations of the Borrower under the Loan Documents, such amount, if any, as is then on deposit in the L/C Cash Collateral Account, in each case to the extent permitted to be released under the terms of the Credit Agreement.

Section 7.                   Maintaining Electronic Chattel Paper and Transferable Records.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment:

(a)                                 Each Guarantor Grantor will maintain all (i) electronic chattel paper so that the Collateral Agent has control of the electronic chattel paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA”); and

(b)                                 Each Guarantor Grantor will as soon as reasonably practicable give notice to the Collateral Agent of any material commercial tort claim (as defined in Section 9-102(13) of the UCC) of any Guarantor Grantor and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Section 8.                   Representations and Warranties.  Each Grantor represents and warrants as follows:

(a)         Such Grantor’s exact legal name is correctly set forth in Schedule I hereto.  Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, all original copies of each Assigned Agreement and Related Contract to which such Grantor (if a Guarantor Grantor) is a party, and all originals of all chattel paper that evidence Receivables of such Grantor, in the state or jurisdiction set forth in Schedule I hereto.  The

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information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all respects.  Such Grantor has not previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule III hereto.

(b)         All of the Equipment and Inventory of such Grantor (if a Guarantor Grantor) are located at the places specified therefor in Schedule II hereto, as such Schedule II may be amended from time to time pursuant to Section 10(a).  All Collateral consisting of certificated securities and instruments (other than instruments representing a Receivable or Agreement Collateral) have been delivered to the Collateral Agent.  As of the date of this Agreement, none of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent if so required to be delivered pursuant to Section 9(c).

(c)          Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for Liens permitted pursuant to Section 5.02(a) of the Credit Agreement.  As of the date hereof, no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing Grantor or any trade name of Grantor as debtor is on file in any recording office, except (i) such as may have been filed in favor of the Collateral Agent relating to the Loan Documents and (ii) to the extent that such financing statement or other instrument similar in effect does not relate to such Grantor’s interest in the Collateral.

(d)         Such Grantor (if a Guarantor Grantor) has exclusive possession and control of its Equipment and Inventory.

(e)          Each Assigned Agreement to which such Grantor (if a Guarantor Grantor) is a party have been duly authorized, executed and delivered by such Grantor, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with their terms (subject to Bankruptcy Law and principles of equity, and subject to the terms of the Credit Agreement and this Agreement).  There exists no material default under any Assigned Agreement to which such Grantor is a party by such Grantor, or to such Grantor’s knowledge and to the extent such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, by any party thereto.

(f)           As of the date of this Agreement, such Grantor (if a Guarantor Grantor) is not a beneficiary or assignee under any letter of credit.

(g)          All filings necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings, perfected first priority security interest in all Collateral of such Grantor that may be perfected by the filing of UCC-1 financing statements, securing the payment of the Secured Obligations.

(h)         No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, the filing of which have been duly authorized, (iii) the exercise by the Collateral Agent of its rights provided for in this

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Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral consisting of securities, security entitlements or pledged financial assets by laws affecting the offering and sale of securities generally, compliance with any applicable healthcare licensing requirements, and notices and other actions contemplated by this Agreement.

(i)             The Inventory that has been produced or distributed by such Grantor (if a Guarantor Grantor) has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

(j)            Such Grantor has no commercial tort claims (as defined in Section 9-102(13) of the UCC).

Section 9.                   Further Assurances.

(a)         Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will, upon the reasonable request of the Collateral Agent, promptly with respect to Collateral of such Grantor:  (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, each Assigned Agreement and each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) except as contemplated by Section 9(c), if any such Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent hereunder such note or instrument duly indorsed in blank and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (iii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by Grantor hereunder; (iv) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing any Collateral consisting of certificated securities, accompanied by undated stock or bond powers executed in blank; (v) take all action necessary to ensure that the Collateral Agent has control of the Account Collateral, electronic chattel paper, investment property (upon the occurrence and during the continuance of any Event of Default), transferable records as provided in Sections 9-104, 9-105 and 9-106 of the UCC and Section 16 of UETA; (vi) at the request of the Collateral Agent, take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; and (vii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the security interest created by Grantor under this Agreement has been taken.

(b)         Each Guarantor Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Guarantor Grantor (exclusive of agreements that by their terms prohibit the creation of a Lien thereon, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective

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by the UCC or any other applicable law), in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)          Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d)         If at any time any amount then payable under or in connection with any of the Receivables or Agreement Collateral shall be evidenced by any promissory note or other instrument, and such amount, together with all amounts payable evidenced by any promissory note or other instrument not previously delivered to the Collateral Agent exceeds $1,000,000 in the aggregate for all Grantors, the Grantor acquiring such promissory note or other instrument shall promptly (but in any event within thirty (30) days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(e)          If after the date hereof any Grantor becomes a beneficiary under a letter of credit now or hereafter issued, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, upon the occurrence and during the continuation of an Event of Default, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other letters of credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Grantors.

Section 10.            As to Equipment and Inventory.

(a)         Each Guarantor Grantor will keep the Equipment and Inventory of such Grantor (other than any Equipment or Inventory transferred in accordance with Section 5.02(e)(ii) or Section 5.02(e)(iii) of the Credit Agreement) at the places therefor specified in Section 8(b).

(b)         Each Guarantor Grantor will cause the Equipment of such Grantor to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Each Guarantor Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $1,000,000 to any of the Equipment or Inventory of such Grantor.

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(c)          Each Guarantor Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Equipment and Inventory of such Grantor, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement.  In producing its Inventory, each Guarantor Grantor will comply with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

Section 11.            Insurance.

(a)   Each Guarantor Grantor will, at its own expense, maintain insurance with respect to the Equipment and Inventory of such Guarantor Grantor in such amounts, against such risks, in such form and with such insurers, as shall be reasonably satisfactory to the Collateral Agent from time to time.  Each policy of each Guarantor Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Guarantor Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $1,000,000 per occurrence) to be paid directly to the Collateral Agent.  Each such policy shall in addition (i) name such Guarantor Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Guarantor Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.  Each Guarantor Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Further, each Guarantor Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 9 and cause the insurers to acknowledge notice of such assignment.

(b)         Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance.  In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 11 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c)          So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent for the benefit of the applicable Grantor within a reasonably prompt period of time from a request therefor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require, including, without limitation, that such payments be made directly by the Collateral Agent to the applicable contractors performing the repair, replacement and restoration work.  Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall be, in the Collateral Agent’s sole discretion, (i) released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) applied as specified in Section 19(b).

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Section 12.            Post-Closing Changes; Bailees; Collections on Assigned Agreements, Receivables and Related Contracts.

(a)         No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 8(a) of this Agreement without first giving at least 30 days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement (no such prior notice being required for the change in name disclosed in item 2 of Schedule III, provided that Borrower shall provide notice of such change in name and evidence thereof not later than five (5) Business Days following such change in name).  No Guarantor Grantor will change the location of its Equipment and Inventory (other than Inventory sold in the ordinary course of business) or the place where it keeps the originals of the Assigned Agreements and Related Contracts to which such Grantor is a party and the originals of all chattel paper that evidence Receivables of such Grantor from the locations therefor specified in Sections 8(a) and 8(b) without first giving the Collateral Agent 30 days’ prior written notice of such change.  Except as not otherwise prohibited by the Credit Agreement, no Grantor will become bound by a security agreement authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without giving the Collateral Agent 30 days’ prior written notice thereof and taking all action required by the Collateral Agent to ensure that the perfection and first priority nature of the Collateral Agent’s security interest in the Collateral will be maintained.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will, upon reasonable notice, permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents.  If the Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b)         If any Collateral of any Guarantor Grantor is at any time in the possession or control of a warehouseman, bailee or agent, such Grantor will, upon the request of the Collateral Agent (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions (which shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Collateral Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing), (iii) use commercially reasonable efforts, to cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Grantor or any other Person, and (iv) make such authenticated record available to the Collateral Agent.

(c)          Except as otherwise provided in this subsection (c), each Guarantor Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts.  In connection with such collections, such Grantor may take (and at the Collateral Agent’s reasonable direction will take) such action as such Grantor or Collateral Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned

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Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC.  After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) and applied as provided in Section 19(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof, or allow any credit or discount thereon.  No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 13.            As to the Assigned Agreements.

(a)         Each Guarantor Grantor will at its expense (i) perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, and, except as otherwise permitted by Section 13(b) hereof, maintain the Assigned Agreements to which it is party in full force and effect, enforce the Assigned Agreements to which it is a party in the best interests of the applicable Borrowing Base Asset, all in accordance with the terms thereof and in accordance with sound business judgment and take all such action to such end as may be requested from time to time by the Collateral Agent, and (ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) upon request of the Collateral Agent make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b)         Each Guarantor Grantor agrees that it will not, except to the extent otherwise not prohibited by the Credit Agreement:

(i)                                     cancel or terminate any Assigned Agreement to which it is a party or consent to or accept any cancellation or termination thereof;

(ii)                                  amend, amend and restate, supplement or otherwise modify any such Assigned Agreement or give any consent, waiver or approval thereunder (unless otherwise required to do so pursuant to the terms thereof) that would impair the value of the interests or rights of Grantor thereunder or that would impair the interests or rights of any Secured Party, in either case, in any material respect;

(iii)                               waive any default under or breach of any such Assigned Agreement; or

(iv)                              take any other action in connection with any such Assigned Agreement that would impair the value of the interests or rights of such Grantor thereunder or that would impair the interests or rights of any Secured Party, in either case, in any material respect.

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(c)          Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 14.            Payments Under the Assigned Agreements.

(a)         Each Grantor agrees that, upon the occurrence and during the continuance of any Event of Default, all payments due or to become due to such Grantor under or in connection with such Assigned Agreement will be made in accordance with the instructions of the Collateral Agent.

(b)         All moneys received or collected pursuant to subsection (a) above shall be applied as provided in Section 19(b).

Section 15.            Transfers and Other Liens; Additional Equity Interests.

(a)         Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created under this Agreement and Liens permitted under Section 5.02(a) of the Credit Agreement.

(b)         No Grantor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement benefitting such Grantor or any of its Affiliates, a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such provision is customary and reasonably necessary in the ordinary course of business of such Grantor.

Section 16.            Collateral Agent Appointed Attorney-in-Fact.  To the extent permitted by applicable law, each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time upon the occurrence and during the continuance of an Event of Default in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)         to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

(b)         to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)          to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)         to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 17.            Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, upon the occurrence and during the continuance of

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an Event of Default, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

Section 18.            The Collateral Agent’s Duties.

(a)         The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for (i) the exercise of reasonable care with respect to, and the safe custody of, any Collateral in its possession and the accounting for moneys actually received by it hereunder, and (ii) liability for the gross negligence or willful misconduct of any of the Collateral Agent’s officers, directors, agents or employees, the Collateral Agent shall have no duty or liability as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)         Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each, a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 19.            Remedies.  If any Event of Default shall have occurred and be continuing:

(a)         The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral, to the extent such Collateral is susceptible of assembly, as directed in writing by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) peaceably occupy any premises owned or leased by any of the Guarantor Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of

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the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral, (C) without notice to the Borrower or any other Loan Party, except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Collateral in any deposit account and (D) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)         Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral will be applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 20) by the Collateral Agent for the ratable benefit of the Secured Parties against the Secured Obligations, in the following manner:

(i)                                     first, paid to the Agents for any amounts then owing to the Agents pursuant to Section 9.04 of the Credit Agreement or otherwise under the Loan Documents, ratably in accordance with such respective amounts then owing to the Agents; and

(ii)                                  second, ratably (A) paid to the Lender Parties for any amounts then owing to them under the Loan Documents ratably in accordance with such respective amounts then owing to such Lender Parties and (B) deposited as Collateral in the L/C Cash Collateral Account up to an amount equal to 100% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Collateral Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the L/C Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the L/C Cash Collateral Account shall exceed 100% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 19(b).

Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)          All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

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(d)         The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held by it or another Secured Party with respect to the Account Collateral or in any other deposit account.

Section 20.            Indemnity and Expenses.

(a)         Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b)         Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 21.            Amendments; Waivers; Additional Grantors, Etc.  (a)  No amendment shall in any event be effective unless the same shall be in writing and signed by the parties hereto.  No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)  Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each, a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” or “Guarantor Grantor” shall also mean and be a reference to such Additional Grantor,  and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I-III attached to each Security Agreement Supplement (the “Supplemental Schedules”) shall be incorporated into and become a part of and supplement Schedules I-III, respectively, hereto (the “Schedules”), and the Collateral Agent may attach such Supplemental Schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 22.            Notices, Etc.  All notices and other communications provided for hereunder shall be given in accordance with Section 9.02 of the Credit Agreement.  Delivery by telecopier or email (in .pdf or similar electronic format) of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or the Schedules hereto shall be effective as delivery of an original executed counterpart thereof.

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Section 23.            Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration or cash collateralization on terms satisfactory to the Collateral Agent of all Letters of Credit, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement in accordance with the terms thereof (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 9.07 of the Credit Agreement.

Section 24.            Release; Termination.

(a)         Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor not in violation of any of the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business as to which any security interest therein shall be automatically released), or any Transfer Healthcare Asset, the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral or such Transfer Healthcare Asset from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Grantor shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including a form of release for execution by the Collateral Agent and a certificate of Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request.

(b)         Upon any Transfer of a Borrowing Base Asset or designation of a Borrowing Base Asset as a non-Borrowing Base Asset in accordance with Section 5.02(e)(iii) of the Credit Agreement, the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of any item of Collateral related to such Borrowing Base Asset from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing or shall result from such Transfer and (ii) such Grantor shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral, including a form of release for execution by the Collateral Agent.

(c)          Upon the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration or cash collateralization on terms satisfactory to the Collateral Agent of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor.  Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Upon the effectiveness of any release of the security interest granted herein in any Collateral, Collateral Agent shall promptly authorize Borrower or the applicable Guarantor Grantor to file

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any UCC amendments terminating any financing statements filed by the Collateral Agent to perfect its security interest in such Collateral granted under any of the Security Documents.

Section 25.            Security Interest Absolute.  The obligations of each Grantor under this Agreement are independent of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against such Grantor or any other Loan Party or whether such Grantor or any other Loan Party is joined in any such action or actions.  All rights of the Collateral Agent and the other Secured Parties and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a)         any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)         any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)           any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (each Grantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)          the failure of any other Person to execute this Agreement or any other Collateral Document, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations; or

(h)         any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest.

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This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 26.            Third Party Waivers.

(a)                                 Each Grantor authorizes the Collateral Agent to perform any or all of the following acts at any time in its sole discretion, all without notice to any Grantor, without affecting such Grantor’s obligations under this Agreement or any other Loan Documents and without affecting the liens and encumbrances against the Collateral in favor of the Collateral Agent:

(i)                                     Subject to Section 9.01 of the Credit Agreement, the Collateral Agent may alter any terms of the Obligations or any part thereof, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Obligations or any part thereof.

(ii)                                  The Collateral Agent may take and hold security for the Obligations, accept additional or substituted security, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security.

(iii)                               The Collateral Agent may direct the order and manner of any sale of all or any part of any security now or later to be held for the Obligations, and the Collateral Agent (or its nominees or designees) may also bid at any such sale.

(iv)                              The Collateral Agent may apply any payments or recoveries from any Borrower, any Grantor or any other source, and any proceeds of any security, to the obligations under the Loan Documents in such manner, order and priority as the Collateral Agent may elect.

(v)                                 The Collateral Agent may release any Borrower or any other person or entity of its liability for the Obligations or any part thereof.

(vi)                              The Collateral Agent may substitute, add or release any one or more guarantors or endorsers.

(vii)                           In addition to the Obligations, the Collateral Agent may extend other credit to any Borrower, and may take and hold security for the credit so extended.

(b)         Each Grantor waives:

(i)                                     Any right it may have to require the Collateral Agent to proceed against any Borrower, any Grantor or any other person or entity, proceed against or exhaust any security held from any Borrower, any Grantor or any person or entity, or pursue any other remedy in the Collateral Agent’s power to pursue;

(ii)                                  Any defense based on any claim that any Grantor’s obligations exceed or are more burdensome than those of any Borrower, any Grantor or any other Person;

(iii)                               Any defense:  (A) based on any legal disability of any other Person, (B) based on any release, discharge, modification, impairment or limitation of the liability of any other person or entity to the Collateral Agent from any cause, whether consented to by the Collateral Agent or arising by operation of law, (C) arising out of or able to be asserted as a result of any case, action

19

or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of any other person or entity or any of their respective affiliates, or any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case as undertaken under any U.S. Federal or State law (each of the foregoing described in this clause (C) being referred to herein as an “Insolvency Proceeding”); or (D) arising from any rejection or disaffirmance of the Obligations, or any part thereof, or any security held therefor, in any such Insolvency Proceeding;

(iv)                              Any defense based on any action taken or omitted by the Collateral Agent in any Insolvency Proceeding involving any other Person, including any election to have the Collateral Agent’s claim allowed as being secured, partially secured or unsecured, any extension of credit by the Collateral Agent to any other Person in any Insolvency Proceeding, and the taking and holding by the Collateral Agent of any security for any such extension of credit;

(v)                                 All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of intention to accelerate, notices of acceleration, notices of acceptance of this Agreement or any other Loan Document and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind (except or expressly required by the Loan Documents); and

(vi)                              Except for such notices as required by the Loan Documents, any defense based on or arising out of any defense that the Borrower or any of its affiliates may have to the payment or performance of the Obligations (other than the defense that the Obligations have been paid in full).

(c)          (i) After the occurrence and during the continuance of any Event of Default, in its sole discretion, without prior notice (except as required by applicable law) to or consent of any Grantor or any Borrower, the Collateral Agent may elect to:  (A) foreclose against any Collateral for the Secured Obligations, (B) accept any offer to transfer any such Collateral for the Secured Obligations in lieu of foreclosure, (C) compromise or adjust the Secured Obligations or any part thereof or make any other accommodation with any Borrower or any Person, or (D) exercise any other remedy against any Borrower or any person or entity or any collateral for the Secured Obligations.  No such action by the Collateral Agent shall release or limit the Collateral Agent’s rights hereunder or under the other Loan Documents, even if the effect of the action is to deprive Grantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from any Borrower or any other Person for any sums paid to the Collateral Agent, whether contractual or arising by operation of law or otherwise.  Each Grantor expressly agrees that under no circumstances shall such Grantor be deemed to have any right, title, interest or claim in or to any real or personal property to be held by the Collateral Agent or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Secured Obligations in accordance with this Agreement and applicable law.

(ii)                                  Subject to the full, final and indefeasible payment of all Secured Obligations to the Collateral Agent, each Grantor shall retain its rights to seek contribution and reimbursement from, and rights of subrogation with respect to, any other Grantor to the extent the Secured Obligations hereunder render such Grantor insolvent.  Such rights of subrogation, contribution and reimbursement shall be subordinate to the Secured Obligations, and no Grantor shall enforce any such rights until the Secured Obligations shall have been finally paid in full.

20

Section 27.            Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email (in .pdf or similar electronic format) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 28.            The Credit Agreement and the Mortgages.  If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall control and govern to the extent of such inconsistency.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 29.            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signatures on following pages]

21

IN WITNESS WHEREOF, each Grantor and the Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signatures continue on following pages]

SIGNATURE PAGE TO SECURITY AGREEMENT

GRANTORS:

FIVE STAR QUALITY CARE, INC.,
a Maryland corporation

By:
Name: Richard A. Doyle
Title: Chief Financial Officer and Treasurer

FSQ THE PALMS AT FORT MYERS BUSINESS TRUST, a Maryland business trust

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FVE MW LLC,
a Maryland limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FSQ VILLA AT RIVERWOOD BUSINESS TRUST, a Maryland business trust

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

MORNINGSIDE OF CONCORD, LLC,
a Delaware limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR

AMENDED & RESTATED SECURITY AGREEMENT

MORNINGSIDE OF SPRINGFIELD, LLC,
a Delaware limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR COVINGTON LLC,
a Delaware limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FVE EC LLC,
a Maryland limited liability company

By:
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

FIVE STAR

AMENDED & RESTATED SECURITY AGREEMENT

Schedule I to the
Amended and Restated Security Agreement

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

Grantor	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.
Five Star Quality Care, Inc.(1)	400 Centre Street, Newton, MA 02458	400 Centre Street, Newton, MA 02458	Corporation	Maryland	D06461743

FSQ The Palms at Fort Myers Business Trust	2674 Winkler Avenue, Fort Myers, FL 33901	400 Centre Street, Newton, MA 02458	Statutory Trust	Maryland	B06646145

FVE MW LLC	250 Shenandoah Drive, Lafayette, IN 46062	400 Centre Street, Newton, MA 02458	Limited Liability Company	Maryland	W14490544

FVE MW LLC	7235 Riverwalk Way North, Noblesville, IN 46062	400 Centre Street, Newton, MA 02458	Limited Liability Company	Maryland	W14490544

FVE MW LLC	3801 North Wright Road, Janesville, WI 53546	400 Centre Street, Newton, MA 02458	Limited Liability Company	Maryland	W14490544

FSQ Villa at Riverwood Business Trust	No. One Pratt Place, Florissant, MO 63031	400 Centre Street, Newton, MA 02458	Statutory Trust	Maryland	B06646194

(1)  Effective on or about March 2, 2017, Five Star Quality Care, Inc. will change its name to
“Five Star Senior Living Inc.”

Grantor	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.
Morningside of Concord, LLC	190 Fox Hollow Road, Pinehurst, NC 28374	400 Centre Street, Newton, MA 02458	Limited Liability Company	Delaware	3503097

Morningside of Concord, LLC	11230 Ballantyne Trace Court, Charlotte, NC 28277	400 Centre Street, Newton, MA 02458	Limited Liability Company	Delaware	3503097

FVE EC LLC	600 Medical Center Drive, Sewell, NJ 08080	400 Centre Street, Newton, MA 02458	Limited Liability Company	Maryland	W14490502

Five Star Covington LLC	2601 Covington Commons Drive, Fort Wayne, IN 46804	400 Centre Street, Newton, MA 02458	Limited Liability Company	Delaware	4964950

Morningside of Springfield, LLC	205 Westgate Drive, Springfield, TN 37172	400 Centre Street, Newton, MA 02458	Limited Liability Company	Delaware	3499488

Schedule I

Schedule II to the
Amended and Restated Security Agreement

BORROWING BASE ASSETS AND LOCATION OF EQUIPMENT AND INVENTORY

Grantor	Borrowing Base Asset	Locations of Equipment	Locations of Inventory
FSQ The Palms at Fort Myers Business Trust	2674 Winkler Avenue, Fort Myers, FL 33901	2674 Winkler Avenue, Fort Myers, FL 33901	2674 Winkler Avenue, Fort Myers, FL 33901

FVE MW LLC	250 Shenandoah Drive, Lafayette, IN 46062	250 Shenandoah Drive, Lafayette, IN 46062	250 Shenandoah Drive, Lafayette, IN 46062

FVE MW LLC	7235 Riverwalk Way North, Noblesville, IN 46062	7235 Riverwalk Way North, Noblesville, IN 46062	7235 Riverwalk Way North, Noblesville, IN 46062

FSQ Villa at Riverwood Business Trust	No. One Pratt Place, Florissant, MO 63031	No. One Pratt Place, Florissant, MO 63031	No. One Pratt Place, Florissant, MO 63031

Morningside of Concord, LLC	190 Fox Hollow Road, Pinehurst, NC 28374	190 Fox Hollow Road, Pinehurst, NC 28374	190 Fox Hollow Road, Pinehurst, NC 28374

Morningside of Concord, LLC	11230 Ballantyne Trace Court, Charlotte, NC 28277	11230 Ballantyne Trace Court, Charlotte, NC 28277	11230 Ballantyne Trace Court, Charlotte, NC 28277

FVE EC LLC	600 Medical Center Drive, Sewell, NJ 08080	600 Medical Center Drive, Sewell, NJ 08080	600 Medical Center Drive, Sewell, NJ 08080

FVE MW LLC	3801 North Wright Road, Janesville, WI 53546	3801 North Wright Road, Janesville, WI 53546	3801 North Wright Road, Janesville, WI 53546

Five Star Covington LLC	2601 Covington Commons Drive, Fort Wayne, IN 46804	2601 Covington Commons Drive, Fort Wayne, IN 46804	2601 Covington Commons Drive, Fort Wayne, IN 46804

Morningside of Springfield, LLC	205 Westgate Drive, Springfield, TN 37172	205 Westgate Drive, Springfield, TN 37172	205 Westgate Drive, Springfield, TN 37172

Schedule II

Schedule III to the

Amended and Restated Security Agreement

CHANGES IN NAME, LOCATION, ETC.

1.              Morningside of Concord, LLC

Merged with Morningside Holdings of Concord, LLC effective April 13, 2012, with Morningside of Concord, LLC as the Surviving Entity.

2.              Five Star Quality Care, Inc.

Effective on or about March 2, 2017, Five Star Quality Care, Inc. will change its name to “Five Star Senior Living Inc.”

Schedule III

Exhibit A to the
Amended and Restated Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

To:                             Citibank, N.A., as Collateral Agent
1615 Brett Road OPS III

New Castle, DE 19720

Attention:  Bank Loan Syndications Department

[Name of Borrower]

Ladies and Gentlemen:

Reference is made to (i) the Amended and Restated Credit Agreement dated as of [             ], 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc., a Maryland corporation, as the Borrower, the Lender Parties party thereto, Citibank, N.A., as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII of the Credit Agreement, the “Collateral Agent”), and Citibank, N. A., as administrative agent for the Lender Parties, and (ii) the Amended and Restated Security Agreement dated [             ], 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Collateral Agent for the Secured Parties.  Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1.  Grant of Security.  The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached Supplemental Schedules to the Schedules to the Security Agreement.

SECTION 2.  Security for Obligations.  The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secure the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Supplements to Security Agreement Schedules.  The undersigned has attached hereto Supplemental Schedules I through III to Schedules I through III respectively, to the

Exhibit A-1

Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such Supplemental Schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct.

SECTION 4.  Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 8 of the Security Agreement (as supplemented by the attached Supplemental Schedules) to the same extent as each other Grantor.

SECTION 5.  Obligations Under the Security Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

SECTION 6.  Governing Law.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

Address for notices:

Exhibit A-2

Exhibit G to the

CREDIT AGREEMENT
Form of Mortgage

[AMENDED AND RESTATED] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING [(            )]

by and from

[                  ], “Mortgagor”

to

CITIBANK, N.A., in its capacity as Agent, “Mortgagee”

Dated as of [          ], 2017

[insert only if mortgage is capped:  THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $               .]

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING
TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE
DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022-6069
Attention: Malcolm K. Montgomery, Esq.
File #31900-00396

[AMENDED AND RESTATED] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([            ])

THIS [AMENDED AND RESTATED] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([             ]) (this “Mortgage”) is dated as of [          ], 2012 by and from [                   ] (“Mortgagor”), whose address is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458 to Citibank, N.A., a national association, as collateral agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at 1615 Brett Road OPS III, New Castle, DE 19720, Attention: Bank Loan Syndications Department (Agent, together with its successors and assigns, “Mortgagee”).

[insert only if mortgage is capped:  ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $[           ] (THE “SECURED AMOUNT”).]

[W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of April 13, 2012 among Borrower (as defined below), the guarantors party thereto, the lenders party thereto, and the Agent (the “Existing Credit Agreement”), the lenders party thereto agreed to extend certain commitments to make certain extensions of credit available to Borrower; and

WHEREAS, in connection with the execution of the Existing Credit Agreement, Mortgagor executed that certain [Mortgage][Deed of Trust], Security Agreement, Assignment of Rents and Leases and Fixture Filing ([      ]), dated as of April 13, 2012, in favor of Mortgagee (the “Existing Mortgage”)[ and recorded on [          ] in the Official Records of [          ] County, [          ], as Instrument No. [          ], Book [          ], Page [          ]]; and

WHEREAS, Borrower, the Guarantors, Agent and the lenders party to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement to make certain amendments thereto, and in connection therewith desire to amend and restate the Existing Mortgage to make certain amendments thereto;

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Mortgage, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein and in the Credit Agreement (as defined below), the parties hereby agree to amend and restate the Existing Mortgage to read in its entirety as herein set forth. — Insert only if mortgage is being amended and restated for existing collateral asset]

ARTICLE 1
Definitions

Section 1.1            Definitions.  All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Amended and Restated Credit Agreement dated as of even date herewith, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Five Star Quality Care, Inc. (“Borrower”), the Guarantors party thereto, the Lender Parties party thereto, Citibank, N.A., as Collateral

2

Agent and as Administrative Agent, the other Secured Parties identified therein and the Arrangers party thereto.  As used herein, the following terms shall have the following meanings:

(a)   “Event of Default”:  An Event of Default under and as defined in the Credit Agreement .

(b)   “Guaranty”:  That certain guaranty provided pursuant to Article VII of the Credit Agreement and any Guaranty Supplement by and from Mortgagor and the other Guarantors referred to therein for the benefit of the Secured Parties dated as of even date herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(c)   “Indebtedness”:  (1) All indebtedness of Mortgagor to Mortgagee or any of the other Secured Parties under the Credit Agreement or any other Loan Document to which Mortgagor is a party, including, without limitation (except as otherwise set forth in 7.01(b) of the Credit Agreement), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Credit Agreement or any of the other Loan Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage.  The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Mortgagor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors.  The Credit Agreement contains a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Secured Parties, all upon satisfaction of certain conditions stated in the Credit Agreement.  [use only if mortgage is capped:  Subject to the provisions of Section 2.2, this]  [This] Mortgage secures all advances and re-advances under the Credit Agreement, including, without limitation, those under the revolving credit facility contained therein.

(d)   “Mortgaged Property”:  The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land  (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other

3

agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”).  As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(e)   “Obligations”:  All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor under the Credit Agreement and the other Loan Documents to which it is a party.

(f)    “Permitted Liens”: Permitted Liens under and as defined in the Credit Agreement .

(g)   “Security Agreement”:  That certain Amended and Restated Security Agreement by and from Mortgagor and the other grantors referred to therein to Agent and the other Secured Parties dated of even date herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(h)   “UCC”:  The Uniform Commercial Code of the State of [            ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of [             ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2
GRANT[INSERT ONLY IF MORTGAGE IS CAPPED:  ; REVOLVING LOAN]

Section 2.1            Grant.  To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

Section 2.2            Treatment of Borrowings and Repayments.  [insert only if mortgage is capped:  Pursuant to the Credit Agreement, the amount of the Indebtedness may increase and decrease from time to time as the Secured Parties advance, Borrower repays, and the Secured Parties re-advance

4

sums pursuant to the Credit Agreement.  For purposes of this Mortgage, so long as the balance of the Indebtedness equals or exceeds the Secured Amount, the amount of the Indebtedness secured by this Mortgage shall at all times equal only the Secured Amount.  Such Secured Amount represents only a portion of the first sums advanced by the Secured Parties in respect of the Indebtedness.

Section 2.3            Reduction of Secured Amount.  [insert only if mortgage is capped:  The Secured Amount shall be reduced only by the last and final sums that Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness.  So long as the balance of the Indebtedness exceeds the Secured Amount, any payments and repayments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage.  Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the State of [              ].

ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1            Title to Mortgaged Property and Lien of this Instrument.  Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances and the Permitted Liens.  This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

Section 3.2            First Lien Status.  Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents.  If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

Section 3.3            Payment and Performance.  Mortgagor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the Obligations in full when they are required to be performed.

Section 3.4            Replacement of Fixtures and Personalty.  Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair, is replaced by an item of equal or better quality or is permitted to be removed (or otherwise disposed of) under the Credit Agreement.

Section 3.5            Inspection.  Mortgagor shall permit Mortgagee and the other Secured Parties, and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property; provided, however, that Mortgagee or the other Secured Parties shall only request additional environmental studies (i) upon a reasonable determination that prohibited environmental activities or conditions exist in connection with the Mortgaged Property, or (ii) following the occurrence and during the continuance of any Event of Default.

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Section 3.6            Other Covenants.  All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7            Insurance; Condemnation Awards and Insurance Proceeds.

(a)   Insurance.  Mortgagor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property in compliance with the requirements set forth on Schedule I attached hereto.

(b)   Condemnation Awards.  Mortgagor assigns all Condemnation Awards to Mortgagee and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement and the applicable provisions of Schedule I attached hereto.

(c)   Insurance Proceeds.  Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property.  Subject to the terms of the Credit Agreement and the applicable provisions of Schedule I attached hereto, Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly.

ARTICLE 4
[INTENTIONALLY OMITTED]

ARTICLE 5
DEFAULT AND FORECLOSURE

Section 5.1            Remedies.  Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)   Acceleration.  Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b)   Entry on Mortgaged Property.  Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon.  If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c)   Operation of Mortgaged Property.  Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents

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and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d)   Foreclosure and Sale.  Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels.  With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.  At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor.  Mortgagee or any of the other Secured Parties may be a purchaser at such sale.  If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash.  In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e)   Receiver.  Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment.  Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f)    Other.  Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 5.2            Separate Sales.  The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect.  The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3            Remedies Cumulative, Concurrent and Nonexclusive.  Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive.  No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4            Release of and Resort to Collateral.  Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and

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to the Mortgaged Property.  For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5            Waiver of Redemption, Notice and Marshalling of Assets.  To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6            Discontinuance of Proceedings.  If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7            Application of Proceeds.  The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a)   to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b)   to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Mortgagee in its sole discretion may determine; and

(c)   the balance, if any, to the Persons legally entitled thereto.

Section 5.8            Occupancy After Foreclosure.  Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold.  Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased.  If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9            Additional Advances and Disbursements; Costs of Enforcement.

(a)   Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of

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Default in the name and on behalf of Mortgagor.  All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)   Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10         No Mortgagee in Possession.  Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6
ASSIGNMENT OF RENTS AND LEASES

Section 6.1            Assignment.  In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents.  This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same.  The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing.  Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2            Perfection Upon Recordation.  Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases.  Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and  to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

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Section 6.3            Bankruptcy Provisions.  Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4            No Merger of Estates.  So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7
SECURITY AGREEMENT

Section 7.1            Security Interest.  This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards.  To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.  In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such conflict or inconsistency.

Section 7.2            Financing Statements.  Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder.  Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.  Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [         ].  After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 7.3            Fixture Filing.  This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures.  The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement.  Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1.  Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the

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preamble of this Mortgage immediately preceding Article 1.  A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(d) of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property.

ARTICLE 8
[INTENTIONALLY OMITTED]

ARTICLE 9
MISCELLANEOUS

Section 9.1            Notices.  Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 9.02 of the Credit Agreement.

Section 9.2            Covenants Running with the Land.  All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land.  As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property.  All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 9.3            Attorney-in-Fact.  Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4            Successors and Assigns.  This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns.  Except as permitted by the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 9.5            No Waiver.  Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall

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not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6            Credit Agreement.  If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall control and govern to the extent of any such conflict or inconsistency.

Section 9.7            Release or Reconveyance.  Upon payment in full of the Indebtedness and performance in full of the Obligations, upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, or otherwise as provided in the Credit Agreement, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 9.8            Waiver of Stay, Moratorium and Similar Rights.  Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 9.9            Applicable Law.  The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.  All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.10         Headings.  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11         Severability.  If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Section 9.12         Entire Agreement.  This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 9.13         Mortgagee as Agent; Successor Agents.

(a)   Agent has been appointed to act as Agent hereunder by the other Secured Parties.  Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage.  Mortgagor and all other Persons shall be entitled to rely on releases,

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waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b)   Mortgagee shall at all times be the same Person that is Agent under the Agency Documents.  Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage.  Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage.  Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage.  Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage.  After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

Section 9.14         Subrogation.  If any or all of the proceeds of the Indebtedness are used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property, then, to the extent of the funds so used, Mortgagee and the other Secured Parties shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Mortgaged Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and the other Secured Parties and are merged with the lien and security interest created herein as cumulative security for the repayment of the Indebtedness and the performance of the Obligations.

ARTICLE 10
LOCAL LAW PROVISIONS

[To Come]

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ],
a [ ]

By:
Name:
Title:

S-1

[Insert State specific notary block]

N-1

SCHEDULE I

INSURANCE, CASUALTY AND CONDEMNATION REQUIREMENTS

1.1 Insurance.

1.1.1       Insurance Policies.  (a)  [Mortgagor/Grantor] shall obtain and maintain, or cause to be maintained, insurance for [Mortgagor/Grantor] and the [Mortgaged Property/Trust Property] providing at least the following coverages:

(i)            all risk insurance on the Improvements and the personal property at the [Mortgaged Property/Trust Property], in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this [Mortgage/Deed of Trust] shall mean actual replacement value (containing no exclusion for foundations, underground utilities and footings); (B) containing an agreed amount endorsement (or its equivalent) with respect to the Improvements and personal property at the [Mortgaged Property/Trust Property] waiving all or containing no co-insurance provisions; (C) providing for no deductible in excess of Five Hundred Thousand and No/100 Dollars ($500,000) for all such insurance coverage, except for (1) windstorm coverage in which the deductible may not exceed the greater of (a) Five Hundred Thousand and No/100 Dollars ($500,000), and (b) five percent (5%) of the insured value of the [Mortgaged Property/Trust Property] (provided, however, that if windstorm coverage is not available at commercially reasonable rates with such a deductible, [Mortgagor/Grantor] shall procure the same with a commercially reasonable deductible), (2) earthquake coverage in which the deductible may not exceed the greater of (a) Five Hundred Thousand and No/100 Dollars ($500,000), and (b) five percent (5%) of the insured value of the [Mortgaged Property/Trust Property], and (3) flood coverage in which the deductible may not exceed Five Hundred Thousand and No/100 Dollars ($500,000) per building; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement, including coverage for the value of the undamaged portion of the building, demolition costs and increased cost of construction,  if any of the Improvements or the use of the [Mortgaged Property/Trust Property] shall at any time constitute legal non-conforming structures or uses.

(ii)           commercial general liability and professional liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the [Mortgaged Property/Trust Property], such insurance (A) to be on the so-called “claims made” form with general liability and professional liability limits, excluding umbrella coverage, of not less than $500,000 per occurrence, with no deductible or self insured retention over and above what is covered by [Mortgagor/Grantor]’s wholly-owned captive insurance company (Senior Living Insurance Company, Ltd.); (b) to continue at not less than the aforesaid limit until required to be changed by Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) blanket contractual liability for all insured contracts; and (5) acts of terrorism;

Sched I-1

(iii)          business income insurance (A) with loss payable to Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the [Mortgaged Property/Trust Property] is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the gross income from the [Mortgaged Property/Trust Property] for a period of eighteen (18) months from the date of loss.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on [Mortgagor/Grantor]’s reasonable estimate of the gross income from the [Mortgaged Property/Trust Property] for the succeeding eighteen (18) month, or greater, as applicable, period;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the [Mortgaged Property/Trust Property], and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the state in which the [Mortgaged Property/Trust Property] is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any direct employees of [Mortgagor/Grantor];

(vi)          comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Agent;

(vii)         intentionally omitted

(viii)        if any portion of the [Mortgaged Property/Trust Property] includes a structure with at least two walls and a roof (a “Building”) or a Building in the course of construction and such Building is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, then [Mortgagor/Grantor] shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance on terms and in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (including any amendment or successor act or acts thereto) (“Flood Insurance”);

(ix)          earthquake (if the [Mortgaged Property/Trust Property] is in an Earthquake Zone 3 or 4 with a probable maximum loss of greater than 20%), sinkhole

Sched I-2

and mine subsidence insurance, if required, in amounts equal to the probable maximum loss (net of applicable deductibles) of the [Mortgaged Property/Trust Property] as determined by Agent in its reasonable discretion and in form and substance satisfactory to Agent, provided that the insurance pursuant to this subsection (ix) shall be on terms consistent with the all risk insurance policy required under subsection 1.1.1(a)(i);

(x)           umbrella liability insurance, in addition to primary coverage, in a total amount of not less than $20,000,000 per occurrence for professional liability and $25,000,000 per occurrence for general liability on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(xi)          intentionally omitted;

(xii)         motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, excluding umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(xiii)        so-called “host liquor liability” insurance or other liability insurance required in connection with distributing and serving, but not selling, alcoholic beverages;

(xiv)        if [Mortgagor/Grantor] has employees, insurance against employee dishonesty in an amount not less than $1 million per loss and with a deductible not greater than Fifteen Thousand and No/100 Dollars ($15,000); and

(xv)         such other insurance and in such amounts as Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the [Mortgaged Property/Trust Property] located in or around the region in which the [Mortgaged Property/Trust Property] is located.

The comprehensive all risk insurance, business income insurance, general liability and umbrella liability policies required under subsections (i), (ii), (iii), and (x) above shall be required to cover perils of terrorism and acts of terrorism for the maximum amount obtainable up to the amounts set forth in subsections (i) (ii), (iii), and (x) above and with deductibles no greater than the deductibles set forth in subsections (i), (ii), (iii), and (x) above.  Notwithstanding the foregoing, if acts of terrorism or perils of terrorism or other similar acts or events are hereafter excluded from the policies required under subsections (i) (ii), (iii), and (x) above, [Mortgagor/Grantor] shall obtain an endorsement to such policy (or a separate policy from an insurance provider reasonably approved by Agent), if available at commercially reasonable rates as determined by Agent, insuring against all acts of terrorism and perils of terrorism and “fire following” (or, in the case of any period of time during which the Terrorism Risk Insurance Act of 2002 (“TRIA”) or its successors, is in effect, insuring against all “certified acts of terrorism” as defined in TRIA and “fire following”), each in an amount and on terms consistent with the requirements of subsections (i) (ii), (iii), and (x) above. The endorsement or policy shall be in form and substance reasonably satisfactory to Agent.

(b)           All insurance provided for in Section 1.1.1(a) above shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Agent as to deductibles, loss payees and insureds.  Prior to the expiration dates of the Policies theretofore furnished to Agent, certificates of insurance evidencing the renewal or successor Policies accompanied by evidence satisfactory to Agent of

Sched I-3

payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by [Mortgagor/Grantor] to Agent. Within ten (10) days of request by Agent, [Mortgagor/Grantor] shall deliver to Agent carrier-certified copies of the Policies, provided that the Policies are available.

(c)           Any blanket insurance Policy shall specifically allocate to the [Mortgaged Property/Trust Property] the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the [Mortgaged Property/Trust Property] in compliance with the provisions of Section 1.1.1(a) above.

(d)           All Policies of insurance provided for or contemplated by Section 1.1.1(a) above, except for the Policy referenced in Section 1.1.1(a)(v), shall name [Mortgagor/Grantor] as the insured and Agent and its successors and/or assigns as the additional insured, as their interests may appear, and the Policies referenced in Section 1.1.1(a)(ii) above shall also name each other Secured Party and its successors and/or assigns as additional insureds, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard mortgagee endorsement and loss payable clause in favor of and acceptable to Agent.

(e)           All Policies of insurance provided for in Section 1.1.1(a) above, except for the Policies referenced in Section 1.1.1(a)(v), shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of [Mortgagor/Grantor], or anyone acting for [Mortgagor/Grantor], or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Agent or any Secured Party is concerned;

(ii)           the Policy shall not be cancelled without at least thirty (30) days’ written notice to Agent, with ten (10) days’ written notice permissible for nonpayment of premium, and notwithstanding the fact that liability policies may only provide notice of cancellation to the named insured; and

(iii)          Neither Agent nor any Secured Party shall be a co-insurer and they shall not be liable for any contribution or Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, and such failure continues after written request therefor, Agent shall have the right, without notice to [Mortgagor/Grantor], to take such action as Agent deems necessary to protect its interest in the [Mortgaged Property/Trust Property], including, without limitation, the obtaining of such insurance coverage as Agent in its sole discretion deems appropriate and all expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by [Mortgagor/Grantor] to Agent upon demand and until paid shall be secured by this [Mortgage/Deed of Trust] and shall bear interest at the default interest rate specified in the Credit Agreement.

(g)           In the event of foreclosure of this [Mortgage/Deed of Trust] or other transfer of title to the [Mortgaged Property/Trust Property] in extinguishment in whole or in part of the Facility, all right, title and interest of [Mortgagor/Grantor] in and to the Policies then in force concerning the [Mortgaged Property/Trust Property] and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.

Sched I-4

1.1.2       Insurance Company.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the [Mortgaged Property/Trust Property] is located and shall be otherwise reasonably satisfactory to Agent, and carry an S&P rating of at least “A-”.  If four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” by S&P.  If five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” by S&P. Notwithstanding the foregoing, [Mortgagor/Grantor] shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided [Mortgagor/Grantor] obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Also notwithstanding the foregoing, Agent has approved Landmark American Insurance Company, Torus Specialty Insurance Company and Aspen Specialty Insurance Company for this loan so long as they maintain an AM Best rating of at least A- XI by AM Best. Also Approved for this loan is Senior Living Insurance Company Limited, a [Mortgagor/Grantor]-funded captive insurance company that provides coverage to reimburse [Mortgagor/Grantor] for any general liability and professional liability deductibles/retentions.

Sched I-5

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [                                 ]:

[See Attached Page(s) For Legal Description]

Exh. A-1

[EXHIBIT B

PERMITTED ENCUMBRANCES]

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [              ] on or about the date hereof pursuant to commitment number [         ].

Exh. B-1

EXHIBIT H to the

CREDIT AGREEMENT

FORM OF BORROWING

BASE CERTIFICATE

BORROWING BASE CERTIFICATE

Five Star Quality Care, Inc.,

Borrowing Base Certificate

Period ending   /  /

Citibank, N.A.

as Administrative Agent

under the Credit Agreement

referred to below

1615 Brett Road OPS III

New Castle, DE 19720

Attention:  Bank Loan Syndications Department

Pursuant to provisions of that certain Amended and Restated Credit Agreement, dated as of February 24, 2017, among Five Star Quality Care, Inc., a Maryland corporation, as borrower (“Borrower”), the Guarantors party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent for the Secured Parties, the Secured Parties identified therein, and the Arrangers party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), the undersigned, a Responsible Officer of the Borrower, hereby certifies and represents and warrants on behalf of the Borrower as follows:

1.             The information contained in Schedule I of this certificate and the attached information supporting the calculation of the Facility Available Amount, Total Borrowing Base Value, and Borrowing Base Debt Service Coverage Ratio is true, complete and correct as of the close of business on             , 20   (the “Calculation Date”) and has been prepared in accordance with the provisions of the Credit Agreement.

2              The Facility Exposure of $                   does not exceed the Facility Available Amount of $                      as required by Section 5.04(b)(i) of the Credit Agreement.

3.             This certificate is furnished to the Administrative Agent pursuant to Section [3.02][5.01(k)][5.02(d)][5.02 (e)(iii)(D)][5.03(d)] of the Credit Agreement.

4.             The Borrowing Base Assets comply with all Borrowing Base Conditions and the other conditions, terms, warranties, representations and covenants set forth in the Credit Agreement other than those previously waived in writing by the Administrative Agent and the Required Lenders.

In each case, with supporting information showing the computations used in determining compliance with such covenants set forth on Schedule I attached hereto.

FIVE STAR QUALITY CARE, INC.,
a Maryland corporation

By
Name:
Title:

Schedule I — Financial Covenant Computations

(See Attached Pages)

Five Star Quality Care, Inc.
Borrowing Base Covenant Calculation
As of [ ]

Facility Available Amount (the lesser of 1, 2, 3 and 4)	[ ]
Facility Exposure (must not exceed #1 above)	[ ]

Facility Available Amount (the lesser of 1, 2, 3 and 4)	[ ]

1 $100,000,000	[ ]
2 Total Borrowing Base Value	[ ]
3 Amount that would result in a BB DSCR = 1.5x	[ ]
4 Aggregate amount of title insurance	[$100,000,000]

Total Borrowing Base Value	[ ]

Is the aggregate Asset Value of all Borrowing Base Assets more than $100,000,000?	[ ]
Is the number of Borrowing Base Assets not less than 5?	[ ]
Total Borrowing Base Value adjusted subject to adjusted NOI concentration limit and minimum of 75% private pay operating revenue	[ ]

Amount that would result in a BB DSCR = 1.5x	[ ]

Aggregate Adjusted NOI for all Borrowing Base Assets	[ ]
Facility Exposure	[ ]
1 Month Eurodollar Rate	[ ]
10 Year Treasuries Rate	[ ]
7.50% per annum	[ ]
Margin Used	[ ]
Coupon Rate Used	[ ]
Debt Service	[ ]
DSCR	[ ]

Five Star Quality Care, Inc.
Borrowing Base Property Inputs
For the Twelve Months Ended [          ]

Facility	Asset Value	Included in Total Borrowing Base Value?	Borrowing Base Value	Adjusted NOI	% ANOI of Total	Borrowing Base Value adjustment for 25% ceiling (1)	Borrowing Base Value adjusted for 25% ceiling (1)	Adjusted Operating Revenue	Adjusted Operating Revenue from Private Pay (1)	Adjusted NOI (1)	% private pay	Borrowing Base Value adjusted for 75% floor (2)
1
2
3
4
5
6
7
8
9
10

(1) Total Borrowing Base Value with max 25% NOI restriction

(2) Total Borrowing Base Value with min 75% private pay condition

EXHIBIT I-1

FORM OF

SECTION 2.12(g) U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lender Parties That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  Five Star Quality Care, Inc., as borrower, and Citibank, N.A., as administrative agent and collateral agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER PARTY]

By:
Name:
Title:

Date: , 20[ ]

Exhibit I-1

EXHIBIT I-2

FORM OF

SECTION 2.12(g) U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  Five Star Quality Care, Inc., as borrower, and Citibank, N.A., as administrative agent and collateral agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit I-2

EXHIBIT I-3

FORM OF

SECTION 2.12(g) U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  Five Star Quality Care, Inc., as borrower, and Citibank, N.A., as administrative agent and collateral agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each its partners/members that is claiming the portfolio interest exemption:  (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit I-3

EXHIBIT I-4

FORM OF

SECTION 2.12(g) U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lender Parties That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  Five Star Quality Care, Inc., as borrower, and Citibank, N.A., as administrative agent and collateral agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)); (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each its partners/members that is claiming the portfolio interest exemption:  (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER PARTY]

By:
Name:
Title:

Date: , 20[ ]

Exhibit I-4

EXHIBIT J to the

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Five Star Quality Care, Inc.

Dated [         ] [  ], 20[  ]

Citibank, N.A.

as Administrative Agent

under the Credit Agreement

referred to below

1615 Brett Road OPS III

New Castle, DE 19720

Attention:  Bank Loan Syndications Department

Pursuant to Section [5.03(b)] [5.03(c)] of that certain Amended and Restated Credit Agreement dated as of February 24, 2017, among Five Star Quality Care, Inc., a Maryland corporation (“Borrower”), the Guarantors party thereto, the Lender Parties party thereto, Citibank, N.A., as Collateral Agent and as Administrative Agent for the Lender Parties and the Arrangers party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), the undersigned, the [Chief Financial Officer] of the Borrower, hereby certifies and represents and warrants on behalf of the Borrower as follows:

1.             The information contained in this certificate and the attached information supporting the calculation of (i) the Leverage Ratio, (ii) the tangible net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP (but exclusive of depreciation and amortization), (iii) the Fixed Charge Coverage Ratio, (iv) the Facility Exposure, and (v) the Borrowing Base Debt Service Coverage Ratio is true, complete and correct as of the close of business on [March 31] [June 30] [September 30] [December 31], 20[  ] (the “Calculation Date”) and has been prepared in accordance with the provisions of the Credit Agreement.

2.             As of the Calculation Date:

(a)           Borrower Financial Covenants:

(i)                                     Maximum Leverage Ratio.  The Leverage Ratio was                        :1.00, which was not greater than 5.00:1.00 as required by Section 5.04(a)(i) of the Credit Agreement.

(ii)                                  Minimum Tangible Net Worth.  The tangible net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP (but exclusive of depreciation and amortization) was $                      which was not less than the applicable minimum tangible net worth required by Section 5.04(a)(ii) of the Credit Agreement.

1

(iii)                               Minimum Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio was     :1.00 which was not less than 1.50:1.00 as required by Section 5.04(a)(iii) of the Credit Agreement.

(b)                                 Borrowing Base Covenants

(i)                                     Maximum Facility Exposure.  The Facility Exposure of $                                 did not exceed the Facility Available Amount of $                  , as required by Section 5.04(b)(i) of the Credit Agreement.

(ii)                                  Minimum Borrowing Base Debt Service Coverage Ratio.  The Borrowing Base Debt Service Coverage Ratio was            :1.00 which was not less than 1.50:1.00.

In each case, supporting information showing the computations used in determining compliance with such covenants is attached hereto as Exhibit A.

3.             The undersigned hereby certifies that (i) no Default has occurred and is continuing and (ii) Borrower has not taken any action nor proposes to take any action with respect to any Default or the continuance thereof, other than as set forth in Exhibit B attached hereto.

[Balance of page intentionally left blank.]

2

IN WITNESS WHEREOF, I have executed this Compliance Certificate this       day of               , 20   .

By:
Name:
Title: Chief Financial Officer

I,                 , the duly qualified                       of Five Star Quality Care, Inc., a Maryland corporation, do hereby certify that                 is the duly appointed and qualified Chief Financial Officer of such corporation and that his signature set forth immediately above is his genuine signature.

IN WITNESS WHEREOF, I have set my hand as of this       day of               , 20   .

By:
Name:
Title:

s-1	Certificate of Compliance

EXHIBIT A

SCHEDULE OF COMPUTATIONS

[to be attached]

Exh A-1	Certificate of Compliance

EXHIBIT B

DEFAULTS AND DESCRIPTION OF
PROPOSED ACTIONS TO BE TAKEN

[Insert “none” if no Default has occurred and is continuing]

Exh B-1	Certificate of Compliance